UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a party other than the Registrant	☐

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☐	Definitive Proxy Statement
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CYNERGISTEK, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CynergisTek, Inc.
11940 Jollyville Rd, Suite 300N
Austin, Texas, 78759
[•], 2022

Dear CynergisTek Stockholder:

You are cordially invited to virtually attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of CynergisTek, Inc. (“CynergisTek” or the “Company”) to be held on [•], 2022 at [•], Central Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely online. You will be able to attend the Special Meeting online by logging in at https://www.colonialstock.com/cynergistek2022 and then clicking on the document entitled “Virtual Meeting Instructions” which includes additional instructions necessary to access the meeting room.

At the Special Meeting, you will be asked to consider and vote on:

(i) a proposal to

(a) approve and adopt the Agreement and Plan of Merger, dated as of May 23, 2022 (as amended from time to time, the “Merger Agreement”), by and among CynergisTek, Clearwater Compliance LLC, a Tennessee limited liability company (“Parent”), and Clearwater Compliance Acquisition Company I, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and

(b) pursuant to the terms of the Merger Agreement, approve the merger of Merger Sub with and into CynergisTek, as a result of which the separate corporate existence of Merger Sub will cease, with CynergisTek continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of Parent;

(ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to CynergisTek’s named executive officers (as defined in Item 402 of Regulation S-K) that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

(iii) a proposal to adjourn the Special Meeting from time to time, if necessary or appropriate as determined in the discretion of the board of directors of CynergisTek (the “Board of Directors”), to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement and approve the Merger at the time of the Special Meeting (the “Adjournment Proposal”).

If the Merger is completed, you will be entitled to receive $1.25 in cash, less any applicable withholding taxes, for each share of CynergisTek common stock that you own.

The Board of Directors, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (1) determined that it is in the best interests of CynergisTek and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement; (2) approved, adopted and declared advisable the Merger Agreement and the execution and delivery of the Merger Agreement by CynergisTek, the performance by CynergisTek of its obligations and other agreements under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement be submitted for approval and adoption, and the Merger be submitted for approval, by the stockholders of the Company; and (4) resolved to recommend that CynergisTek stockholders approve and adopt the Merger Agreement and approve the Merger in accordance with the Delaware General Corporation Law, as amended. The Board of Directors unanimously recommends that you vote:

(1)“FOR” the approval and adoption of the Merger Agreement and approval of the Merger;

(2)“FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and

(3)“FOR” the Adjournment Proposal, if necessary or appropriate.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is also attached as Annex A to the proxy statement.

The proxy statement describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to virtually attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). If you virtually attend the Special Meeting and vote in person, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement and approve the Merger, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to approve and adopt the Merger Agreement and approve the Merger is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of CynergisTek common stock, entitled to vote and virtually present in person by remote communication, or represented by proxy, at the Special Meeting.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Laurel Hill Advisory Group LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and brokers call collect: 516-933-3100
All others call toll free: 888-742-1305

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Robert McCashin
Chairman of the Board of Directors

The accompanying proxy statement is dated [•], 2022 and, together with the enclosed form of proxy card, is first being mailed on or about [•], 2022.

 CynergisTek, Inc.
11940 Jollyville Rd, Suite 300N
Austin, Texas, 78759

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2022

Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of CynergisTek, Inc., a Delaware corporation (“CynergisTek”), will be held on [•], 2022 at [•], Central Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely by means of remote communication. You will be able to attend the Special Meeting online by logging in at https://www.colonialstock.com/cynergistek2022 and then clicking on the document entitled “Virtual Meeting Instructions” which includes additional instructions necessary to access the meeting room. The Special Meeting is being called for the following purposes:

1.To consider and vote on the proposal to (a) approve and adopt the Agreement and Plan of Merger, dated as of May 23, 2022 (as amended from time to time, the “Merger Agreement”), by and among CynergisTek, Clearwater Compliance LLC, a Tennessee limited liability company (“Parent”), and Clearwater Compliance Acquisition Company I, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and (b) pursuant to the terms of the Merger Agreement, approve the merger of Merger Sub with and into CynergisTek, as a result of which the separate corporate existence of Merger Sub will cease, with CynergisTek continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of Parent;

2.To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to CynergisTek’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.To consider and vote on any proposal to adjourn the Special Meeting from time to time, if necessary or appropriate as determined in the discretion of the Board of Directors of CynergisTek to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement and approve the Merger at the time of the Special Meeting (the “Adjournment Proposal”).

Only CynergisTek stockholders of record as of the close of business on [•], 2022, are entitled to notice of the Special Meeting and to vote at, participate in and examine the Company’s list of stockholders at the Special Meeting.

Under Delaware law, you have the right to dissent from the approval and adoption of the Merger Agreement and the approval of the Merger and to receive a payment in cash for the “fair value” of your shares of CynergisTek common stock as determined by an appraisal process. Any stockholder who wishes to exercise these rights must strictly comply with the procedures described in the accompanying proxy statement, which are also attached as Annex C to this proxy statement.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.

Your vote is very important. We cannot complete the Merger unless holders of CynergisTek common stock approve and adopt the Merger Agreement and approve the Merger.

Whether or not you plan to virtually attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). If you virtually attend the Special Meeting and vote in person, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement and approve the Merger, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger, “FOR,” on an advisory (non- binding) basis, the Compensation Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate.

By Order of the Board of Directors,

Robert McCashin
Chairman of the Board of Directors

Dated: [•], 2022

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement and approve the Merger, without your instructions.

If you are a CynergisTek stockholder of record, voting in person at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card or voting instruction form, (2) grant your proxy electronically over the internet or by telephone or (3) vote in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have no effect on the proposal to approve and adopt the Merger Agreement and approve the Merger, the Compensation Proposal or the Adjournment Proposal.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of CynergisTek common stock, please contact our proxy solicitor:

Laurel Hill Advisory Group LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and brokers call collect: 516-933-3100
All others call toll free: 888-742-1305

i

ii

ANNEXES

Annex A	The Merger Agreement

Annex B	Opinion of Craig-Hallum Capital Group LLC

Annex C	Delaware Statutory Provisions Relating to Appraisal Rights

iii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Clearwater Compliance Acquisition Company I with and into CynergisTek, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “CynergisTek,” “we,” “our,” “us,” the “Company” and similar words refer to CynergisTek, Inc. Throughout this proxy statement, we refer to Clearwater Compliance LLC, a Tennessee limited liability company, as “Parent” or “Clearwater” and Clearwater Compliance Acquisition Company I, a Delaware corporation, as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of May 23, 2022, as amended from time to time, by and among CynergisTek, Parent and Merger Sub, as the “Merger Agreement;” our common stock, par value $0.001 per share, as “CynergisTek common stock;” and the holders of CynergisTek common stock, as “CynergisTek stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties Involved in the Merger

CynergisTek, Inc.

CynergisTek, Inc. (including its subsidiaries, CTEK Solutions, Inc., CTEK Security, Inc., Delphiis, Inc., and Backbone Enterprises, Inc.), is engaged in the business of providing companies with cybersecurity, privacy and compliance services through its assessment and technical testing, remediation, management, and validation services. CynergisTek combines intelligence, expertise, and a distinct methodology to validate a company’s security posture and ensure that such company’s team is rehearsed, prepared, and resilient against threats. These services are delivered primarily through CynergisTek’s three-year managed services agreements or short-term consulting and professional services engagements.  CynergisTek serves companies in highly regulated industries, including healthcare, higher education, technology, government, manufacturing, and the financial sector through the CynergisTek, Backbone Consulting and Redspin brands.  CynergisTek’s principal executive offices are located at 11940 Jollyville Road, Suite 300N, Austin, Texas, 78759. CynergisTek common stock is listed on the NYSE American Stock Market (“NYSE American”) under the symbol “CTEK.”

Clearwater Compliance LLC

Clearwater is a leading provider of cybersecurity, risk management, and HIPAA compliance software, consulting, and managed services for the healthcare industry.  Clearwater’s solutions enable organizations to avoid preventable breaches, protect patients and their data, meet regulatory requirements, and optimize cybersecurity investment.  More than 400 healthcare organizations, including 70 of the nation’s largest health systems and a large universe of physician groups and digital health companies, trust Clearwater to meet their cybersecurity and compliance needs.

Clearwater Compliance Acquisition Company I

Merger Sub is a wholly owned subsidiary of Parent and was formed on May 13, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Parent and Merger Sub are affiliates of Altaris Health Partners III, L.P., a Delaware limited partnership (the “Investor”), which is managed by Altaris Capital Partners, LLC, a Delaware limited liability company (“Altaris”). Altaris is an investment firm focused exclusively on the healthcare industry.

In connection with the transactions contemplated by the Merger Agreement, the Investor has provided Parent with an equity commitment which, together with cash on hand at CynergisTek, is sufficient to fund the aggregate purchase price required to be paid at the closing of the Merger, including the cash consideration required to be paid in connection with the Company Options, Company RSUs and Company Warrants, as well as certain fees and expenses to be paid at the closing of the Merger, subject to the terms and conditions of the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

The Merger (page 23)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into CynergisTek and the separate corporate existence of Merger Sub will cease, with CynergisTek continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, CynergisTek common stock will no longer be publicly traded and will be delisted from NYSE American. In addition, CynergisTek common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and CynergisTek will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”) (the time of such filing and the acceptance for recording by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and CynergisTek and specified in the certificate of merger, being referred to herein as the “Effective Time”).

Per-Share Merger Consideration (page 24)

CynergisTek common stock

At the Effective Time, without any action required by any stockholder, each share of CynergisTek common stock (other than (i) shares of CynergisTek common stock owned by CynergisTek stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL (the shares contemplated by this clause (i), collectively, the “Dissenters Shares”), (ii) shares of CynergisTek common stock held by CynergisTek as treasury stock, and (iii) any shares of CynergisTek common stock owned by any subsidiary of CynergisTek, or owned by Parent, Merger Sub or any other subsidiary of Parent) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished, and automatically converted into the right to receive an amount in cash equal to $1.25 per share, without interest thereon (the “Per-Share Merger Consideration”), less any applicable withholding of taxes.

Prior to the Effective Time, Parent will designate Colonial Stock Transfer Company, Inc., or another bank or trust company mutually acceptable to Parent and CynergisTek, to act as the paying agent (the “Paying Agent”) for the Merger. Immediately prior to the Effective Time, Parent will deposit with the Paying Agent an amount of cash sufficient to pay the aggregate consideration for all shares of CynergisTek common stock owned by CynergisTek stockholders (it being understood that Parent may elect to use the available unrestricted cash of CynergisTek and its subsidiaries to fund a portion of such payment). For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Exchange and Payment Procedures.”

After the Merger is completed, each CynergisTek stockholder will have the right to receive the Per-Share Merger Consideration, but will no longer have any rights as a stockholder of CynergisTek.

Treatment of Company Options, Company RSUs and Company Warrants

The Company from time to time has granted options to purchase shares of CynergisTek common stock (each, a “Company Option”), restricted stock units representing the right to receive shares of CynergisTek common stock (or cash equal to the fair market value of the shares of CynergisTek common stock) (each, a “Company RSU”), and warrants to purchase CynergisTek common stock (each a “Company Warrant”).

The Merger Agreement provides that equity awards, whether vested or unvested, that are outstanding as of immediately before the Effective Time will vest in full and will automatically be cancelled and converted into cash consideration equal to, for Company RSUs, the product of (i) the aggregate number of shares of CynergisTek common stock underlying the Company RSU multiplied by (ii) the Per-Share Merger Consideration, and for Company Options, the product of (i) the total number of shares of CynergisTek common stock underlying such Company Option multiplied by (ii) the excess, if any, of the Per-Share Merger Consideration over the applicable exercise price per share of such Company Option. Because the Per-Share Merger Consideration is less than the applicable exercise price of the Company Options, the Company Options will be cancelled at the time of the Merger without any consideration.  To the extent the Company Warrants are unexercised at the Effective Time, the Company will take such actions prior to or at the Effective Time as are needed (i) with respect to a Company Warrant held by Paul Anthony, the Chief Financial Officer and Secretary of the Company (the “Anthony Warrant”), to cancel such Anthony Warrant without any consideration, and (ii) with respect to the Company Warrant held by Horton Capital Management LLC (the “Horton Warrant”), to cancel such Horton Warrant in exchange for the payment to the holder of the Horton Warrant of the amount in respect of such cancellation as set forth in the Horton Warrant.  Payments in respect of the cancellation of Company RSUs will be subject to any required withholdings of taxes. For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Merger Consideration—Outstanding Company Options, Company RSUs and Company Warrants.”

Material U.S. Federal Income Tax Consequences of the Merger (page 64)

The receipt of cash by CynergisTek stockholders in exchange for shares of CynergisTek common stock in the Merger will be a taxable transaction to CynergisTek stockholders for U.S. federal income tax purposes. Such receipt of cash by each CynergisTek stockholder that is a U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of CynergisTek common stock surrendered in the Merger by such stockholder. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless such U.S. Holder complies with certification procedures under the backup withholding rules (generally, by providing a properly completed and executed IRS Form W-9 or applicable successor form).

A CynergisTek stockholder that is a Non-U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of CynergisTek common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax (generally, by providing a properly completed and executed applicable IRS Form W-8 or applicable successor form).

CynergisTek stockholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

CynergisTek stockholders should also consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Appraisal Rights in the Merger (page 60)

Under the Delaware General Corporation Law, as amended (the “DGCL”), CynergisTek stockholders who do not vote in favor of the proposal to approve and adopt the Merger Agreement and to approve the Merger, who properly demand appraisal of their shares of CynergisTek common stock and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined “fair value” (as defined pursuant to Section 262 of the DGCL) of, their shares of CynergisTek common stock in lieu of receiving the Per-Share Merger Consideration if the Merger is completed, but only if they comply with all applicable requirements of Delaware law. This appraised value could be more than, the same as, or less than the Per-Share Merger Consideration. Any holder of CynergisTek common stock intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to us prior to the vote on the proposal to approve and adopt the Merger Agreement and approve the Merger, and must not vote in favor of such proposal and must otherwise comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in loss of the right of appraisal.

Closing Conditions (page 82)

The obligations of CynergisTek, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of customary conditions, including (among other conditions), the following:

•the approval and adoption of the Merger Agreement and approval of the Merger by the requisite affirmative vote of the CynergisTek stockholders;

•the absence of any laws or court orders making the Merger illegal or otherwise prohibiting the Merger;

•the accuracy of the representations and warranties of CynergisTek, Parent and Merger Sub in the Merger Agreement, subject, in certain instances, to materiality qualifiers, as of the date of the Merger Agreement and as of the date on which the closing of the Merger occurs (“Closing Date”) (or, in certain instances, as of the date in respect of which such representation or warranty was specifically made); and

•the performance in all material respects by CynergisTek, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date.

Financing of the Merger (page 60)

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. We anticipate that the total amount of funds necessary to pay the Per-Share Merger Consideration in respect of shares of CynergisTek common stock outstanding at the Effective Time of the Merger, to pay the consideration in respect of Company Options, Company RSUs and Company Warrants, in accordance with the Merger Agreement, and to pay the fees and expenses of CynergisTek required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $19.9 million.

In connection with the financing of the Merger, Investor and Parent have entered into an equity commitment letter, dated as of May 23, 2022 (the “Equity Commitment Letter”), pursuant to which Investor has agreed to provide Parent with an equity commitment of up to $19,885,505, which is sufficient to fund, together with cash on hand at CynergisTek: (i) the aggregate purchase price required to be paid at the closing of the Merger, (ii) the cash consideration required to be paid in connection with the Company Options, Company RSUs and Company Warrants and (iii) costs, fees and expenses of CynergisTek required to be paid by Parent, Merger Sub or, after the closing, the Surviving Corporation in connection with the Merger. CynergisTek has a contractual right to enforce the foregoing Equity Commitment Letter against Investor, and under the terms of the Merger Agreement, CynergisTek has the right to specifically enforce Parent’s obligation to consummate the Merger upon receipt of the proceeds of the foregoing equity commitment.

For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Required Stockholder Approval

The affirmative vote of the holders of at least a majority of the outstanding shares of CynergisTek common stock, entitled to vote and virtually present in person, by remote communication, or represented by proxy, at the Special Meeting, is required to approve and adopt the Merger Agreement and approve the Merger.

Approval of (i) the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to CynergisTek’s named executive officers (as defined in Item 402 of Regulation S-K promulgated by the SEC) that is based on or otherwise relates to the Merger Agreement (the “Compensation Proposal”) and (ii) the proposal to adjourn the Special Meeting (including any adjournments or postponements thereof from time to time, if necessary and appropriate as determined by the Board of Directors of CynergisTek, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement and approve the Merger at the time of the Special Meeting (the “Adjournment Proposal”)), each also requires the affirmative vote of the holders of at least a majority of the outstanding shares of CynergisTek common stock, entitled to vote and virtually present in person, by remote communication, or represented by proxy, at the Special Meeting. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.

If a stockholder marks “ABSTAIN” on its properly executed proxy card or votes “ABSTAIN” at the Special Meeting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to approve and adopt the Merger Agreement and to approve the Merger and “AGAINST” the Compensation Proposal and the Adjournment Proposal.

As of the Record Date (as defined below), our current directors and executive officers owned and were entitled to vote, in the aggregate, [•] shares of CynergisTek common stock, representing approximately [•] of the shares of CynergisTek common stock outstanding as of the Record Date.

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of CynergisTek common stock: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.

The Special Meeting (page 18)

Date, Time and Place

The Special Meeting of CynergisTek stockholders to consider and vote on the proposal to approve and adopt the Merger Agreement and approve the Merger will be held on [•], 2022 at [•], Central Daylight Time. The Special Meeting will be a “virtual meeting,” conducted solely online. You will be able to attend the Special Meeting online by logging in at https://www.colonialstock.com/cynergistek2022 and then clicking on the document entitled “Virtual Meeting Instructions” which includes additional instructions necessary to access the meeting room.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you own shares of CynergisTek common stock at the close of business on [•], 2022 (the “Record Date”). Each holder of CynergisTek common stock shall be entitled to one vote for each such share owned at the close of business on the Record Date.

Quorum

As of the Record Date, there were [•] shares of CynergisTek common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the outstanding shares of CynergisTek common stock, virtually present in person by remote communication, or represented by proxy, will constitute a quorum at the Special Meeting. All shares of CynergisTek common stock virtually present in person by remote communication, or represented by proxy (including “broker non-votes,” if any, described below) and entitled to vote at the Special Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum.

Recommendation of CynergisTek Board of Directors (page 20)

The Board of Directors (with the majority of members of the Board of Directors being “independent” as defined by SEC and NYSE American rules and regulations) has unanimously: (1) determined that it is in the best interests of CynergisTek and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement; (2) approved, adopted and declared advisable the Merger Agreement and the execution and delivery of the Merger Agreement by CynergisTek, the performance by CynergisTek of its obligations and other agreements under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement be submitted for approval and adoption, and the Merger be submitted for approval, by the stockholders of the Company; and (4) resolved to recommend that CynergisTek stockholders approve and adopt the Merger Agreement and approve the Merger in accordance with the DGCL. The Board of Directors unanimously recommends that you vote: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.

Prior to the approval and adoption of the Merger Agreement and the approval of the Merger by CynergisTek stockholders, under certain circumstances as set forth in the Merger Agreement, the Board of Directors may withdraw or change the foregoing recommendation if it determines in good faith (after consultation with its financial advisors and its outside legal counsel) that failure to do so would be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, providing prior written notice thereof to Parent and negotiating with Parent and its representatives in good faith so that a failure to make a Company Board Recommendation Change (as defined in the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—The Board of Directors’ Recommendation; Company Board Recommendation Change”) would no longer reasonably be likely to be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. If CynergisTek had terminated the Merger

Agreement and entered into a definitive agreement in respect of a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—The ‘Go Shop’ Period-Solicitation of Other Offers”) prior to June 23, 2022 (or, if the Superior Proposal with respect to which CynergisTek had terminated the Merger Agreement is with an Excluded Party (as defined in such section), then prior to June 28, 2022), CynergisTek would have been required to pay a termination fee in the amount of $470,000 to Parent. If CynergisTek terminates the Merger Agreement and enters into a definitive agreement in respect of a Superior Proposal on or after June 23, 2022 (or, if the Superior Proposal with respect to which CynergisTek terminates the Merger Agreement is with an Excluded Party, then on or after June 28, 2022), then CynergisTek would be required to pay a termination fee in the amount of $710,000 to Parent. For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Opinion of Craig-Hallum Capital Group LLC (page 44)

On May 23, 2022, Craig-Hallum Capital Group LLC (“Craig-Hallum”) rendered its oral opinion to the Board of Directors (which was subsequently confirmed in writing by delivery of Craig-Hallum’s written opinion, dated the same date) to the effect that, as of May 23, 2022, and based upon and subject to the various assumptions and limitations set forth therein, the Per-Share Merger Consideration was fair, from a financial point of view, to the holders of CynergisTek common stock.

Craig-Hallum’s opinion was directed to the Board of Directors, and only addressed the fairness, from a financial point of view, to the holders of CynergisTek common stock of the Per-Share Merger Consideration and did not address any other aspect or implication of the Merger. The summary of Craig-Hallum’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Craig-Hallum in preparing its opinion. However, neither Craig-Hallum’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, a recommendation to any CynergisTek stockholder as to how such stockholder should act or vote with respect to the Merger or any other matter.

For more information, see Annex B to this proxy statement and the section of this proxy statement entitled “The Merger—Opinion of Craig-Hallum Capital Group LLC”

Interests of CynergisTek’s Directors and Executive Officers in the Merger (page 53)

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to approve and adopt the Merger Agreement and approve the Merger, you should be aware that CynergisTek’s directors and executive officers may have interests in the Merger that are different from, or in addition to, CynergisTek stockholders more generally. In (i) evaluating and approving the Merger Agreement and the Merger and (ii) recommending that the Merger Agreement be approved and adopted, and the Merger be approved, by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include:

•at the Effective Time of the Merger, each Company Option, Company RSU and Company Warrant will receive the treatment described in the section of this proxy statement captioned “The Merger—Interests of CynergisTek’s Directors and Executive Officers in the Merger—Potential Payments at or Following a Change in Control—Treatment of Company Options, Company RSUs and Company Warrants”;

•continued receipt of salary and benefits by executive officers who continue to be employed by the Surviving Corporation following the closing of the Merger, if any;

•continued eligibility of Paul Anthony (Secretary and Chief Financial Officer), Timothy McMullen (Chief Operating Officer), Benjamin Denkers (Executive Vice President and Chief Innovation Officer), Walter Zuniga (Vice President), Jacob Carroll (Vice President), and Nikkil D’Souza (Vice President), several of the current executive officers of CynergisTek, to receive severance payments, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of CynergisTek’s Directors and Executive Officers in the Merger—Employment Agreements with Executive Officers”;

•the possibility of certain of CynergisTek’s executive officers (1) entering into compensatory arrangements with Parent, the Surviving Corporation or their affiliates prior to or following the closing of the Merger, including the Potential McMillan Consulting Arrangement (as defined below), or (2) receiving severance in connection with a termination of their employment with CynergisTek following the completion of the Merger, in each case as described in more detail in the sections of this proxy statement captioned “The Merger—Interests of CynergisTek’s Directors and Executive Officers in the Merger” and “The Merger—Employee Benefits; Compensation Arrangements with CynergisTek or Parent”; and

•continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of CynergisTek’s Directors and Executive Officers in the Merger—Insurance and Indemnification of Directors and Executive Officers.

If the proposal to approve and adopt the Merger Agreement and to approve the Merger is approved, the shares of CynergisTek common stock held by CynergisTek directors and executive officers will be treated in the same manner as outstanding shares of CynergisTek common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of CynergisTek’s Directors and Executive Officers in the Merger.”

Voting Agreement

On May 23, 2022, in connection with the execution of the Merger Agreement, Parent entered into a voting agreement with each of Michael McMillan (CynergisTek’s President and Chief Executive Officer) and Paul Anthony (CynergisTek’s Secretary and Chief Financial Officer) (such agreement, the “Voting Agreement”), pursuant to which, among other things, and subject to the terms and conditions thereof, Messrs. McMillan and Anthony agreed to vote all of the shares of CynergisTek common stock beneficially owned by such stockholders in favor of the Merger Agreement and the transactions contemplated thereby.

As of the Record Date, Messrs. McMillan and Anthony beneficially owned an aggregate of approximately [•]% of the outstanding shares of CynergisTek common stock.

Alternative Acquisition Proposals

The “Go-Shop” Period—Solicitation of Other Acquisition Proposals

Under the Merger Agreement, from the date of the Merger Agreement and continuing until 11:59 p.m., Eastern time on June 22, 2022 (the “Initial No-Shop Period Start Date”) or June 27, 2022 (the “Excluded Party No-Shop Period Start Date” and together with the “Initial No-Shop Period Start Date,” the “No-Shop Period Start Date”), CynergisTek and its representatives had the right to, among other things:

•solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—The ‘Go-Shop’ Period-Solicitation of Other Offers”);

•furnish to any Third Person (as defined below) and its representatives any non-public information relating to CynergisTek, its subsidiaries or any of its affiliates or afford to any such Third Person (and such representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of CynergisTek and its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to, an Acquisition Proposal, provided, however, that

(i)CynergisTek would promptly, and in any event within 24 hours, provide to Parent, or provide Parent access to, any such non-public information concerning CynergisTek and its subsidiaries that is provided to any such Third Person or its representatives that was not previously provided to Parent or its representatives, and

(ii)CynergisTek and its subsidiaries and its affiliates would not provide (and would not permit any of their respective representatives to provide) any competitively sensitive non-public information to any Third Person who is or whose affiliates are currently a competitor of CynergisTek and its subsidiaries or any of its affiliates, except in accordance with customary “clean room” or other similar procedures; and

•participate or engage in discussions or negotiations with any Third Person (and its representatives) with respect to any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal.

The “No-Shop” Period—No Solicitation of Other Acquisition Proposals

Under the Merger Agreement, from the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, CynergisTek has agreed not to, and to cause its subsidiaries and its and their respective representatives not to, subject to limited exceptions:

•solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•furnish to any person any non-public information relating to CynergisTek and its subsidiaries or affiliates or afford to any person access to the business, properties, assets, books, records or other non-public information, with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal;

•participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal;

•approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or

•enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal.

From the No-Shop Period Start Date until CynergisTek’s receipt of the approval and adoption of the Merger Agreement and the approval of the Merger at the Special Meeting, CynergisTek and its Board of Directors may, directly or indirectly, through one or more of their representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to CynergisTek, its subsidiaries or affiliates to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of CynergisTek, its subsidiaries or affiliates to any Third Person (as defined below) or its representatives that has made or delivered to CynergisTek a bona fide Acquisition Proposal after the No-Shop Period Start Date that did not result from any material breach of the Merger Agreement; provided, however, that the Board of Directors has determined in good faith (after consultation with its financial advisors and outside legal counsel) that (i) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and (ii) the failure to take the foregoing actions would be inconsistent with its fiduciary duties pursuant to applicable law; and provided further that CynergisTek will promptly (and in any event within 24 hours) make available to Parent and its representatives any non-public information concerning CynergisTek, its subsidiaries or affiliates that is provided to any such Third Person or its representatives that was not previously made available to Parent prior to or substantially concurrently (but in no event later than 24 hours after) the time it is provided to such Third Person. For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—The ‘No-Shop’ Period—No Solicitation of Other Offers; Superior Proposal.”

Termination of the Merger Agreement (page 83)

Parent and CynergisTek have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., Eastern Time, on October 23, 2022, or if CynergisTek stockholders fail to approve and adopt the Merger Agreement and to approve the Merger at the Special Meeting (or any adjournment or postponement thereof).

The Merger Agreement can also be terminated by Parent if the Board of Directors effects a Company Board Recommendation Change (with CynergisTek providing Parent with written notice of such Company Board Recommendation Change within 24 hours after the occurrence of such change), except that such right to terminate the Merger Agreement will expire at 5:00 p.m., Eastern time, on the tenth business day following the date on which CynergisTek provides such written notice to Parent of the Company Board Recommendation Change.

In addition, the Merger Agreement can be terminated by CynergisTek if, at any time prior to the approval and adoption of the Merger Agreement and approval of the Merger by stockholders: (i) CynergisTek has received a Superior Proposal; (ii) the Board of Directors has authorized CynergisTek to enter into a definitive Alternative Acquisition Agreement (as defined below) to consummate such Superior Proposal in accordance with the Merger Agreement; (iii) CynergisTek has complied in all material respects with its obligations with respect to such Superior Proposal; and (iv) as a condition to such termination, CynergisTek pays the applicable Company Termination Fee (as defined below) to Parent.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect and without liability of any party to the other parties, as applicable, except that certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms. Notwithstanding the foregoing, but subject to certain limitations of liability described below, nothing in the Merger Agreement will relieve any party from any liability for any fraud or willful breach of the Merger Agreement prior to its termination.

Under some circumstances in which the Merger Agreement is terminated, (i) CynergisTek is required to pay Parent a termination fee equal to either $470,000 or $710,000 (referred as the “Company Termination Fee”); and (ii) Parent is required to pay CynergisTek a termination fee equal to $710,000. Please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Termination Fee.”

Effect on CynergisTek if the Merger is Not Completed (page 24)

If the Merger Agreement is not approved and adopted, and the Merger is not approved, by CynergisTek stockholders, or if the Merger is not completed for any other reason:

•the stockholders of CynergisTek will not be entitled to, nor will they receive, any payment for their respective shares of CynergisTek common stock pursuant to the Merger Agreement;

•(a) CynergisTek will remain an independent public company; (b) CynergisTek common stock will continue to be listed and traded on NYSE American and registered under the Exchange Act; and (c) CynergisTek will continue to file periodic reports with the SEC; and

•under certain specified circumstances, CynergisTek will be required to pay Parent a termination fee of $710,000, upon the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Termination Fee.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”

Q:Why am I receiving these materials?

A:The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of CynergisTek common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:When and where is the Special Meeting?

A:The Special Meeting will take place on [•], 2022 at [•], Central Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely online. You will be able to attend the Special Meeting online by logging in at https://www.colonialstock.com/cynergistek2022 and then clicking on the document entitled “Virtual Meeting Instructions” which includes additional instructions necessary to access the meeting room.

Q:What am I being asked to vote on at the Special Meeting?

A:You are being asked to vote on the following proposals:

•to approve and adopt the Merger Agreement and approve the Merger pursuant to which Merger Sub will merge with and into CynergisTek, and CynergisTek will become a wholly owned subsidiary of Parent;

•to approve, on an advisory (non-binding) basis, the Compensation Proposal; and

•to approve the Adjournment Proposal, if necessary or appropriate.

Q:Who is entitled to vote at the Special Meeting?

A:Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of CynergisTek common stock shall be entitled to cast one vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Q:May I attend the Special Meeting and vote in person?

A:As the Special Meeting is being conducted via an audio webcast, there is no physical meeting location. To attend the Special Meeting, log in at https://www.colonialstock.com/cynergistek2022 and then click on the document entitled “Virtual Meeting Instructions” which includes additional instructions necessary to access the meeting room. You will need your unique 12-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties accessing the virtual meeting, a toll-free number will be available to assist.

If your shares are held through a broker, trustee or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name. As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct. Your broker, trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. As a beneficial owner, you will need to obtain a “legal proxy” from your broker, trustee or other nominee to vote your shares online during the virtual Special Meeting. We will not be required to allow access to the Special Meeting to anyone that does not log in at https://www.colonialstock.com/cynergistek2022 with valid credentials.

Once online access to the Special Meeting is open, stockholders may submit questions, if any, at https://www.colonialstock.com/cynergistek2022. You will need your unique 12-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. As appropriate, we may answer some questions in writing and post the answers on our website following the Special Meeting. You may vote your shares at the Special Meeting even if you have previously submitted your vote.

Q:Why did we choose to hold a virtual Special Meeting?

A:Our Board decided to hold the Special Meeting virtually in response to public health concerns over, large gatherings of people in order to help limit potential transmission of COVID-19. Furthermore, our experience with virtual meetings demonstrated that the goals of accessibility and stockholder participation can be well served by the virtual format.

Q:Do you expect the Merger to be taxable to CynergisTek stockholders?

A:The exchange of CynergisTek common stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, you will recognize gain or loss equal to the difference between (i) the aggregate Per-Share Merger Consideration you receive and (ii) the adjusted tax basis of the shares of CynergisTek common stock you surrender in the Merger. If you are a Non-U.S. Holder, your exchange of shares of CynergisTek common stock for the Per-Share Merger Consideration generally will not result in U.S. federal income tax unless you have certain connections with the United States. You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction.

Q:What will I receive if the Merger is completed?

A:Upon completion of the Merger, you would be entitled to receive the Per-Share Merger Consideration of $1.25 in cash, less any applicable withholding taxes, for each share of CynergisTek common stock that you own. For example, if you own 100 shares of CynergisTek common stock, you would receive $125.00 in cash in exchange for your shares of CynergisTek common stock, less any applicable withholding taxes.

Q:Do I have appraisal rights?

A:If the Merger is completed, Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement are entitled to statutory appraisal rights under the Delaware General Corporation Law, as amended (“DGCL”) in connection with the Merger. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of CynergisTek common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the Per-Share Merger Consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement. To exercise your appraisal rights, you must comply with the requirements of the DGCL. See the section entitled “Appraisal Rights in the Merger” beginning on page 60 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement.

Q:What vote is required to approve and adopt the Merger Agreement and to approve the Merger?

A:The affirmative vote of the holders of at least a majority of the outstanding shares of CynergisTek common stock, entitled to vote and virtually present in person by remote communication, or represented by proxy, at the Special Meeting, is required to approve and adopt the Merger Agreement and approve the Merger.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to vote his or her shares at the Special Meeting by: (1) submitting a signed proxy card; (2) granting a proxy over the internet or by telephone (using the instructions provided in the enclosed proxy card); or (3) voting in person at the Special Meeting will have no effect on the proposal to approve and adopt the Merger Agreement and to approve the Merger. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have no effect on the proposal to approve and adopt the Merger Agreement and to approve the Merger. If a stockholder marks “ABSTAIN” on its properly executed proxy card or votes “ABSTAIN” at the Special Meeting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to approve and adopt the Merger Agreement and to approve the Merger and “AGAINST” the

Compensation Proposal and the Adjournment Proposal. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy card will be voted: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.

Q:What happens if the Merger is not completed?

A:If the Merger Agreement is not approved and adopted and the Merger is not approved by stockholders, or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of CynergisTek common stock. Instead, CynergisTek will remain an independent public company, CynergisTek common stock will continue to be listed and traded on NYSE American and registered under the Exchange Act, and CynergisTek will continue to file periodic reports with the SEC.

Under specified circumstances, CynergisTek will be required to pay Parent a termination fee of $710,000 upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Termination Fee.”

Q:Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?

A:The Exchange Act and applicable SEC rules thereunder require CynergisTek to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:What vote is required to approve the Compensation Proposal and the Adjournment Proposal?

A:The affirmative vote of the holders of at least a majority of the outstanding shares of CynergisTek common stock, virtually present in person by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required for approval of each of the Compensation Proposal and the Adjournment Proposal.

Q:What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?

A:Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on CynergisTek. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to CynergisTek’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:What do I need to do now?

A:You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the internet or by telephone up until 11:59 p.m. Eastern Time the day before the meeting date (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:Should I surrender my certificate evidencing shares of CynergisTek common stock now?

A:No. After the Merger is completed, the paying agent will send each holder of record of such certificate a letter of transmittal and written instructions that explain how to exchange shares of CynergisTek common stock represented by such holder’s certificated shares for Per-Share Merger Consideration.

Q:What happens if I sell or otherwise transfer my shares of CynergisTek common stock after the Record Date but before the Special Meeting?

A:The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of CynergisTek common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies CynergisTek in writing of such special arrangements, you will transfer the right to receive the Per-Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of CynergisTek common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:If your shares are registered directly in your name with our transfer agent, Colonial Stock Transfer Company, Inc. (“Colonial”), you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by CynergisTek.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of CynergisTek common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to virtually attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:How may I vote?

A:If you are a stockholder of record (that is, if your shares of CynergisTek common stock are registered in your name with Colonial, our transfer agent), there are four ways to vote:

•by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•by visiting the internet at the address on your proxy card up until 11:59 p.m. Eastern Time the day before the meeting date;

•by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card up until 11:59 p.m. Eastern Time the day before the meeting date; or

•by attending the Special Meeting virtually and voting in person.

A 12-digit control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of CynergisTek common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to virtually attend the Special Meeting in person, you are strongly encouraged to vote your shares of CynergisTek common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of CynergisTek common stock virtually in person at the Special Meeting even if you have previously voted by proxy. If you are virtually present at the Special Meeting and vote in person, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote on the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have no effect on the proposal to approve and adopt the Merger Agreement and to approve the Merger, the Compensation Proposal or the Adjournment Proposal.

Q:May I change my vote after I have mailed my signed and dated proxy card?

A:Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•submitting a new proxy electronically on the internet or by telephone after the date of the earlier submitted proxy;

•delivering a written notice of revocation to the Secretary of CynergisTek; or

•attending the Special Meeting virtually and voting in person.

If you hold your shares of CynergisTek common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:What is a proxy?

A:A proxy is your legal designation of another person to vote your shares of CynergisTek common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of CynergisTek common stock is called a “proxy card.” Michael McMillan and Paul Anthony are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.

Q:If a stockholder gives a proxy, how are the shares voted?

A:Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the approval and adoption of the Merger Agreement and approval of the Merger; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.

Q:What should I do if I receive more than one set of voting materials?

A:Please sign, date and return (or grant your proxy electronically over the internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:Where can I find the voting results of the Special Meeting?

A:CynergisTek intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that CynergisTek files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:When do you expect the Merger to be completed?

A:We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the third quarter of 2022. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:Who can help answer my questions?

A:If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of CynergisTek common stock, please contact our proxy solicitor:

Laurel Hill Advisory Group LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and brokers call collect: 516-933-3100
All others call toll free: 888-742-1305

FORWARD-LOOKING STATEMENTS

This proxy statement, and any documents to which CynergisTek refers to in this proxy statement, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent CynergisTek’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans and other information relating to the proposed transaction, strategies and objectives of CynergisTek for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “may,” “will,” “believe,” “anticipate,” “expect,” “should,” “optimistic,” “continue,” “estimate,” “intend,” “plan,” “would,” “could,” “guidance,” “potential,” “opportunity,” “project,” “forecast,” “confident,” “projections,” “scheduled,” “designed,” “seek,” “future,” “discussion,” “if” or the negative thereof or other variations thereof, are forward-looking statements (as such term is defined in Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, and the regulations thereunder), which are intended to be covered by the safe harbors created thereby. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may be affected by various risks, uncertainties and other factors that can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filing on Form 10-K, as amended, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger;

•the risk that the Merger Agreement may be terminated under certain circumstances that require us to pay Parent a termination fee of $710,000;

•the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

•the fact that receipt of the Per-Share Merger Consideration would be taxable to CynergisTek stockholders that are treated as U.S. Holders (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes;

•the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of CynergisTek’s current strategy as an independent public company;

•the fact that under the terms of the Merger Agreement, CynergisTek is unable to solicit other Acquisition Proposals after the No-Shop Period Start Date;

•the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;

•risks that our stock price may decline significantly if the Merger is not completed;

•risks that, if the Merger is not completed, the lingering impact on CynergisTek and its customers of the COVID-19 pandemic, ongoing geopolitical tensions and related economic sanctions, and general economic conditions which create uncertainty and volatility in the financial markets which may impact CynergisTek’s operations and its ability to access capital and/or the terms under which CynergisTek will be able to do so; and

•other risks relating to the operation of our business described in our filings with the SEC.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including: (i) the information contained under this caption; and (ii) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K, as amended, and other SEC filings. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on [•], 2022 at [•], Central Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely online. You will be able to attend the Special Meeting online by logging in at https://www.colonialstock.com/cynergistek2022 and then clicking on the document entitled “Virtual Meeting Instructions” which includes additional instructions necessary to access the meeting room.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to: (1) approve and adopt the Merger Agreement and approve the Merger; (2) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (3) approve the Adjournment Proposal, if necessary or appropriate.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. As of the Record Date, there were [•] shares of CynergisTek common stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority of the outstanding shares of CynergisTek common stock, virtually present in person by remote communication, or represented by proxy, will constitute a quorum at the Special Meeting. All shares of CynergisTek common stock virtually present in person by remote communication, or represented by proxy (including “broker non-votes,” if any) and entitled to vote at the Special Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum.

In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Special Meeting Attendance

The audio webcast of the Special Meeting will begin promptly at [•], Central Daylight Time. Online access to the audio webcast will open approximately fifteen minutes prior to the start of the Special Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.

As the Special Meeting is being conducted via an audio webcast, there is no physical meeting location. You will be able to attend the Special Meeting online by logging in at https://www.colonialstock.com/cynergistek2022 and then clicking on the document entitled “Virtual Meeting Instructions” which includes additional instructions necessary to access the meeting room. You will need your unique 12-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties accessing the virtual meeting, a toll-free number will be available to assist.

Once online access to the Special Meeting is open, stockholders may submit questions, if any, at https://www.colonialstock.com/cynergistek2022. You will need your unique 12-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. As appropriate, we may answer some questions in writing and post the answers on our website following the Special Meeting. You may vote your shares at the Special Meeting even if you have previously submitted your vote.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of at least a majority of the outstanding shares of CynergisTek common stock, entitled to vote and virtually present in person by remote communication, or represented by proxy, at the Special Meeting, is required to approve and adopt the Merger Agreement and approve the Merger. Approval and adoption of the Merger Agreement and approval of the Merger by stockholders is a condition to the closing of the Merger.

The affirmative vote of the holders of at least a majority of the outstanding shares of CynergisTek common stock, virtually present in person by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the subject matter is also required for approval of each of the Compensation Proposal and the Adjournment Proposal.

If a stockholder marks “ABSTAIN” on its properly executed proxy card or votes “ABSTAIN” at the Special Meeting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to approve and adopt the Merger Agreement and to approve the Merger and “AGAINST” the Compensation Proposal and the Adjournment Proposal.

Each “broker non-vote” (if any) will have no effect on the proposal to approve and adopt the Merger Agreement and to approve the Merger, as well as on the Compensation Proposal or the Adjournment Proposal. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. CynergisTek does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the CynergisTek Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of CynergisTek common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have no effect on the proposal to approve and adopt the Merger Agreement and to approve the Merger.

Shares Held by CynergisTek’s Directors and Executive Officers

As of the Record Date, our current directors and executive officers owned and were entitled to vote, in the aggregate, [•] shares of CynergisTek common stock, representing approximately [•] of the shares of CynergisTek common stock outstanding as of the Record Date.

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of CynergisTek common stock: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Voting Agreement

On May 23, 2022, in connection with the execution of the Merger Agreement, Parent entered into a voting agreement with each of Michael McMillan (CynergisTek’s President and Chief Executive Officer) and Paul Anthony (CynergisTek’s Secretary and Chief Financial Officer) (such agreement, the “Voting Agreement”), pursuant to which, among other things, and subject to the terms and conditions thereof, Messrs. McMillan and Anthony agreed to vote all of the shares of CynergisTek common stock beneficially owned by such stockholders in favor of the Merger Agreement and the transactions contemplated thereby.

As of the Record Date, Messrs. McMillan and Anthony beneficially owned an aggregate of approximately [•]% of the outstanding shares of CynergisTek common stock.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Colonial, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically on the internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available and follow the instructions on the proxy card in order to grant a proxy electronically on the internet or by telephone. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to virtually attend the Special Meeting and wish to vote in person, a ballot will be available online at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to virtually attend the Special Meeting in person. If you attend the Special Meeting and vote in person, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting virtually and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the internet or telephone through your bank, broker or other nominee, if possible, or do not virtually attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have no effect on the proposal to approve and adopt the Merger Agreement and approve the Merger, the Compensation Proposal or the Adjournment Proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•submitting a new proxy electronically on the internet or by telephone after the date of the earlier submitted proxy;

•delivering a written notice of revocation to our Secretary; or

•attending the Special Meeting virtually and voting in person.

If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.

If you hold your shares of CynergisTek common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned, postponed or delayed.

Recommendation of the Board of Directors

The Board of Directors has unanimously: (1) determined that it is in the best interests of CynergisTek and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger on substantially the terms and subject to the conditions set forth in the Merger Agreement; (2) approved, adopted and declared advisable the Merger Agreement and the execution and delivery of the Merger Agreement by CynergisTek, the performance by CynergisTek of its obligations and other agreements under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, on substantially the terms and conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement be submitted for approval and adoption, and that the Merger be submitted for approval, by the stockholders of the Company; and (4) resolved to recommend that CynergisTek stockholders approve and adopt the Merger Agreement and approve the Merger in accordance with the DGCL. The Board of Directors unanimously recommends that you vote: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.

Solicitation of Proxies

The expense of soliciting proxies will be borne by CynergisTek. We have retained Laurel Hill Advisory Group, LLC (“Laurel Hill”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $20,000, plus expenses. We will also indemnify Laurel Hill against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to approve and adopt the Merger Agreement and to approve the Merger, we anticipate that the Merger will be consummated promptly following the approval and adoption of the Merger Agreement and approval of the Merger at the Special Meeting.

Appraisal Rights in the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of CynergisTek common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the Per-Share Merger Consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the proposal to approve and adopt the Merger Agreement and approve the Merger, you must NOT vote in favor of such proposal and you must otherwise comply with the requirements of Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Delaware law could result in the loss of your appraisal rights. See “Appraisal Rights in the Merger” beginning on page 60 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Delisting and Deregistration of CynergisTek common stock

If the Merger is completed, the shares of CynergisTek common stock will be delisted from NYSE American and deregistered under the Exchange Act, and shares of CynergisTek common stock will no longer be publicly traded.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of CynergisTek common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

The proxy statement is available at https://cynergistek.com/investor-relations/ by clicking on the link under the caption “CTEK’s Complete List of SEC Filings”.

Householding of Special Meeting Materials

In order to reduce printing costs and postage fees, we have adopted the process called “householding” for mailing this proxy statement to “street name holders,” which refers to stockholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of this proxy statement, unless we receive contrary instructions from a street name holder at that address. We will continue to mail a proxy card to each stockholder of record who requests it.

If you hold your shares of CynergisTek common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote.

We will promptly deliver separate copies of this proxy statement upon written or oral request. If you prefer to receive multiple copies of this proxy statement at the same address, you may obtain additional copies by writing to CynergisTek, Inc., Attention: Chief Financial Officer, 11940 Jollyville Rd, Suite 300N, Austin, Texas, 78759. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of CynergisTek common stock, please contact our proxy solicitor:

Laurel Hill Advisory Group LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and brokers call collect: 516-933-3100
All others call toll free: 888-742-1305

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

CynergisTek, Inc.
11940 Jollyville Rd, Suite 300N
Austin, Texas, 78759
(949) 614-0700

CynergisTek, Inc. (including its subsidiaries, CTEK Solutions, Inc., CTEK Security, Inc., Delphiis, Inc. and Backbone Enterprises, Inc.) is engaged in the business of providing companies with cybersecurity, privacy and compliance services through its assessment and technical testing, remediation, management, and validation services. CynergisTek combines intelligence, expertise, and a distinct methodology to validate a company’s security posture and ensure that such company’s team is rehearsed, prepared, and resilient against threats. These services are delivered primarily through CynergisTek’s three-year managed services agreements or short-term consulting and professional services engagements.  CynergisTek serves companies in highly regulated industries, including healthcare, higher education, technology, government, manufacturing, and the financial sector through the CynergisTek, Backbone Consulting and Redspin brands.  CynergisTek’s principal executive offices are located at 11940 Jollyville Road, Suite 300N, Austin, Texas, 78759. CynergisTek common stock is listed on the NYSE American (“NYSE American”) under the symbol “CTEK.”

Clearwater Compliance LLC

40 Burton Hills Blvd., Suite 200

Nashville, TN 37215

(800) 704-3394

Clearwater is a leading provider of cybersecurity, risk management, and HIPAA compliance software, consulting, and managed services for the healthcare industry.  Clearwater’s solutions enable organizations to avoid preventable breaches, protect patients and their data, meet regulatory requirements, and optimize cybersecurity investment.  More than 400 healthcare organizations, including 70 of the nation’s largest health systems and a large universe of physician groups and digital health companies, trust Clearwater to meet their cybersecurity and compliance needs.

Clearwater Compliance Acquisition Company I

40 Burton Hills Blvd., Suite 200

Nashville, TN 37215

(800) 704-3394

Merger Sub is a wholly owned subsidiary of Parent and was formed on May 13, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Parent and Merger Sub are affiliates of Altaris Health Partners III, L.P., a Delaware limited partnership (the “Investor”), which is managed by Altaris Capital Partners, LLC, a Delaware limited liability company (“Altaris”). Altaris is an investment firm focused exclusively on the healthcare industry.

In connection with the transactions contemplated by the Merger Agreement, Investor has provided Parent with an equity commitment which, together with cash on hand at CynergisTek, is sufficient to fund the aggregate purchase price required to be paid at the closing of the Merger, including the cash consideration required to be paid in connection with the Company Options, Company RSUs and Company Warrants, as well as certain fees and expenses to be paid at the closing of the Merger, subject to the terms and conditions of the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into CynergisTek and the separate corporate existence of Merger Sub will cease, with CynergisTek continuing as the Surviving Corporation. As a result of the Merger, CynergisTek will become a wholly owned subsidiary of Parent, and CynergisTek common stock will no longer be publicly traded and will be delisted from NYSE American. In addition, CynergisTek common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on CynergisTek if the Merger is Not Completed

If the Merger Agreement is not approved and adopted by stockholders and the Merger is not approved by stockholders, or if the Merger is not completed for any other reason:

•the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of CynergisTek common stock pursuant to the Merger Agreement;

•(a) CynergisTek will remain an independent public company; (b) CynergisTek common stock will continue to be listed and traded on NYSE American and registered under the Exchange Act; and (c) CynergisTek will continue to file periodic reports with the SEC;

•we anticipate that (a) management will operate the business in a manner similar to that in which it is being operated today and (b) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, some of which have been described in this proxy statement, including in the section of this proxy statement captioned “Forward-Looking Statements”, and in CynergisTek’s filings with the SEC, including in our most recent filing on Form 10-K, as amended, including, but not limited to, risks and uncertainties with respect to CynergisTek’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which CynergisTek operates and economic conditions;

•the price of CynergisTek common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of CynergisTek common stock would return to the price at which it trades as of the date of this proxy statement;

•the Board of Directors will continue to evaluate and review CynergisTek’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate; irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that CynergisTek’s business, prospects and results of operations will be adversely impacted; and

•under specified circumstances, CynergisTek will be required to pay Parent a termination fee of $710,000 upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Termination Fee”, in addition to other costs and fees incurred by CynergisTek as part of the transaction process.

Per-Share Merger Consideration

At the Effective Time, and without any action required by any stockholder, each share of CynergisTek common stock (other than (i)  Dissenters Shares, (ii) shares of CynergisTek common stock held by CynergisTek as treasury stock and (iii) any shares of CynergisTek common stock owned by any subsidiary of CynergisTek, or owned by Parent, Merger Sub or any other subsidiary of Parent) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished, and automatically converted into the right to receive an amount in cash equal to the Per-Share Merger Consideration, less any applicable withholding of taxes.

Prior to the Effective Time, Parent will deposit with the Paying Agent an amount of cash sufficient to pay the aggregate consideration for all shares of CynergisTek common stock owned by CynergisTek stockholders (it being understood that Parent may elect to use the available unrestricted cash of CynergisTek and its subsidiaries to fund a portion of such payment). For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Exchange and Payment Procedures.”

After the Merger is completed, a CynergisTek stockholder will have the right to receive the Per-Share Merger Consideration in respect of each share of CynergisTek common stock that such stockholder owns (less any applicable withholding of taxes), but such person or entity will no longer have any rights as a stockholder.

Background of the Merger

The following chronology summarizes the key events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among CynergisTek Board of Directors, CynergisTek management or the representatives of CynergisTek, and other parties. Other than as described below, there have been no material contacts between CynergisTek and Parent and its representatives and affiliates in the past two years.

In the ordinary course of business, the CynergisTek Board of Directors, together with CynergisTek’s senior management, regularly reviews and assesses CynergisTek’s near-term and long-term strategy, strategic direction, financial performance and business with a view towards generating long-term stockholder value, taking into account financial, industry, competitive and other considerations. As part of this process, from time to time, the Board of Directors (with the majority of members of the Board of Directors being “independent” as defined by SEC and NYSE American rules and regulations) and senior management have reviewed potential strategic alternatives, including discussions as to whether the continued execution of CynergisTek’s strategy as a stand-alone company, a possible business combination with a third party or a possible sale of CynergisTek to a third party offered the best opportunity to enhance stockholder value, as well as a review of the potential benefits and risks associated with each such course of action. As part of its usual process in the ordinary course of business, members of CynergisTek management and representatives of Parent and Altaris have had numerous conversations over the years and, following execution of a mutual confidentiality agreement on or about May 7, 2019, exchanged information about their businesses and discussed the possibility of potential combinations, joint ventures, partnership, contracting and other ways of working together to the mutual benefit of the companies. Most recently, in December 2021 and January 2022, CynergisTek and Parent engaged to discuss potential partnership opportunities and other strategic options for the two companies, as further described below. After discussion and the exchange of limited diligence information, the parties ultimately determined after a meeting between management teams on January 11, 2022, that it may be mutually beneficial for the companies to explore a strategic transaction or combination between them and to conduct a formal diligence process (as discussed below).

Beginning in November 2021, CynergisTek started to receive increased inbound interest for strategic opportunities from private equity and strategic partners. By decision of the Board of Directors in November 2021, the independent directors took the lead in evaluating such strategic opportunities and directing management in negotiations with interested parties.  On November 12, 2021, a potentially interested party (“Party A”) reached out to CynergisTek to discuss potential strategic opportunities and the general direction of CynergisTek’s business. Also on November 12, 2021, another interested party (“Party B”) reached out to CynergisTek to discuss potential strategic opportunities and the general direction of CynergisTek’s business. CynergisTek and Party A entered into a mutual confidentiality agreement on November 16, 2021, and on November 30, 2021, CynergisTek and Party A held a meeting to discuss in detail the go-forward strategies of both companies and the potential opportunities that would come as a result of a combination of the two companies. On December 7, 2021, CynergisTek and Party B entered into a mutual confidentiality agreement. On December 29, 2021, CynergisTek held a management meeting via Zoom with Party B to discuss CynergisTek’s go-forward strategy and its year-end financials.

On December 31, 2021, management for CynergisTek held a call with Parent to discuss strategic options for the two companies.  On January 11, 2022, CynergisTek held a management meeting via Zoom with Parent to continue to discuss strategic options for the two companies. After the meeting, on January 12, 2022, CynergisTek and the parent company of Parent, executed an amendment to an existing mutual confidentiality agreement between them that extended the term of their existing confidentiality agreement through July 12, 2023.  Upon execution of the amendment to the confidentiality agreement, Parent sent over its initial request list of due diligence items.  Initial documents were provided to Parent on January 19, 2022.

On January 26, 2022, Company management and Parent met via Zoom to further discuss strategic options and an in-depth review of CynergisTek’s financials and due diligence materials exchanged to that point.  After the meeting, Parent provided a request for additional information.   On January 27, 2022, the CynergisTek Board of Directors met to discuss strategic options and received updates from Company management and certain independent directors on discussions with Parent.

On February 1, 2022, Company management met to review CynergisTek’s responses to the initial due diligence request sent on January 19, 2022.  CynergisTek provided additional and updated information to Parent on February 1, 2022.

On February 4, 2022, CynergisTek held a management meeting via Zoom with a potentially interested party (“Party C”).

On February 8, 2022, CynergisTek held a follow up management meeting via Zoom with Party C to review CynergisTek’s service offerings in-depth. On February 9, 2022, CynergisTek management again met with Party C to discuss CynergisTek’s financial results. Then, on February 10, 2022, Parent informed CynergisTek that Parent was planning to submit a letter of intent to CynergisTek no later than February 14, 2022.

On February 11, 2022, CynergisTek held a follow-up management meeting via Zoom with Party B to provide an update on CynergisTek, its business, and its current financials. Additionally on February 11, 2022, the Board of Directors met to discuss strategic options and received updates from Company management on discussions with the various interested parties.

On February 13, 2022, Parent submitted a non-binding proposal to acquire all of CynergisTek’s outstanding stock in an all-cash transaction at a price in the range of $1.50 - $1.60 per share, subject to various conditions. This price range reflected a premium of 22% – 30% to the closing price per share of CynergisTek stock of $1.24 on February 11, 2022. The February 13, 2022 non-binding proposal, including the price range contained therein, was expressly stated to be subject to completion of Parent’s due diligence review of CynergisTek. Management for the Company notified the Board of Directors that a formal offer was submitted by Parent and recommended that the Board respond to Parent’s offer with a counter at a higher price per share based on the current market conditions and valuations of cybersecurity companies.  The Board of Directors agreed with management’s recommendation and authorized management to proceed with price negotiations with Parent. CynergisTek management communicated the Board of Director’s decision to Parent on February 14, 2022.

On February 16, 2022, CynergisTek held another management meeting via Zoom with Party C in follow up to their financial review to answer further diligence questions.  Also on February 16, 2022, CynergisTek held a management meeting via Zoom with Parent in follow up to their financial review to answer further diligence questions.

On February 17, 2022, CynergisTek notified Kirton McConkie, PC (“Kirton McConkie”), its outside legal advisor, of the receipt of the February 13, 2022 non-binding proposal from Parent.  Management for CynergisTek and Parent scheduled a virtual meeting with Kirton McConkie and Parent’s legal counsel, ArentFox Schiff LLP (“AFS”) on February 18, 2022 to discuss the possible submission to the Board of Directors by Parent of a revised proposal in response to feedback provided by CynergisTek to Parent on February 14, 2022 with respect to Parent’s February 13, 2022 non-binding proposal, certain diligence responses and further limited diligence requests, including with respect to financial information, contingent liabilities and potential synergies, and the process for moving forward with a proposed transaction, including the drafting and negotiation of definitive documentation, and the Board of Directors’ request for a post-signing market check (i.e., “go-shop”). At the February 18, 2022 meeting, in addition to the foregoing items, CynergisTek, Parent, and their respective legal counsel discussed the Board of Directors’ expected process in evaluating Parent’s February 13, 2022 non-binding proposal and any potential updated proposal that Parent might submit in response to feedback provided by CynergisTek’s Board of Directors, and discussed timing of the Board of Directors’ potential engagement of a financial advisor to assist in the Board of Directors’ evaluation.

On February 21, 2022, Parent submitted a workplan and a due diligence request tracker to CynergisTek management, and on February 22, 2022, CynergisTek management began submitting due diligence request materials back to Parent with the requested information.

On February 24, 2022, CynergisTek held a management meeting via Zoom with Party C in follow up to its financial review to answer further diligence questions.

On February 28, 2022, CynergisTek held an in-person management meeting, and attended a dinner, with Parent to evaluate financial, operations, solutions overview, sales and other synergies. CynergisTek and Parent also discussed what additional information Parent would need in order to submit a revised proposal in response to CynergisTek’s counteroffer.

The closing price per share of CynergisTek stock was $1.40 as of February 28, 2022.

On March 4, 2022, CynergisTek held a management meeting via Zoom with Parent to discuss a potential revised proposal from Parent including an increase to the offered price per share from the price included in Parent’s February 13, 2022 non-binding proposal.

On March 7, 2022, Parent verbally confirmed to CynergisTek management that Parent would be providing an updated offer to CynergisTek in the next one to two days.

On March 8, 2022, CynergisTek management received a revised non-binding proposal from Parent to acquire all of CynergisTek’s outstanding stock in an all-cash transaction for a price of $1.75 per share, again subject to various conditions. This price reflected a premium of 24% to the 30-Day Volume Weighted Average Price as of March 8, 2022. Parent communicated its belief that the revised non-binding proposal represented an attractive opportunity for CynergisTek’s stockholders to obtain full liquidity at a premium purchase price with a credible counterparty, and that this revised proposal was in the best interest of CynergisTek’s stockholders, customers and employees. Neither this proposal, nor the prior proposal submitted by Parent, addressed the participation of management or directors of CynergisTek in the Surviving Corporation or its affiliates following the Merger. The March 8, 2022 revised non-binding proposal, including the price contained therein, was again expressly stated to be subject to completion of Parent’s due diligence of CynergisTek. Following receipt of the revised non-binding proposal from Parent, the Board of Directors met with management to discuss the offer and the financial situation of CynergisTek, and determined that it was not inclined to accept the offer and instructed management to continue discussions with Parent, including continuing its efforts to negotiate a higher price, and to continue to evaluate potential transactions with the other interested parties.

On March 9, 2022, CynergisTek management notified Parent that the Board of Directors was continuing to evaluate Parent’s offer, along with other strategic alternatives, and remained open to continuing conversations with Parent.

Also on March 9, 2022, the Board of Directors met to discuss strategic options and Parent’s March 8, 2022 revised non-binding proposal, and to receive updates from Company management on discussions with Parent and other interested parties. CynergisTek management also met with the Board of Directors on that date to discuss potential financing options for CynergisTek. The Board of Directors requested that CynergisTek management explore various debt and equity options for raising capital to present to the Board of Directors.

On March 10, 2022, CynergisTek was introduced to another party potentially interested in engaging in strategic discussions around a potential combination or acquisition (“Party D”).

On March 15, 2022, CynergisTek management met with the Board of Directors to revisit the March 8, 2022 revised non-binding proposal from Parent at a price of $1.75 per share; debt and equity options for raising capital for CynergisTek; and other potential suitors for the business.  Additionally, the Board of Directors met without management to discuss and consider management’s report.

Throughout the fourth quarter of 2021 and the first quarter of 2022, while CynergisTek was engaged in exploring strategic options as discussed above and below, CynergisTek management was simultaneously working to explore options to secure financing for CynergisTek, including options with current investors and with other financial institutions for debt or equity financing, while also waiting on the receipt of its 2020 tax refund to shore up its cash position.  In the course of exploring the various options available, including initial due diligence and term sheet negotiations with various potential and current investors and financial institutions, the financial institutions with whom CynergisTek was in discussions regarding a potential debt financing transaction revised the terms of their financing proposal and noted that such institutions would not, as part of any such proposal, provide a line of credit without an equity component due to CynergisTek’s cash burn rate. As the first quarter of 2022 was coming to a close, CynergisTek’s stock price had begun to decline, making it more difficult to use equity to raise capital on favorable terms without diluting stockholders significantly. The Board of Directors met on March 18, 2022, March 23, 2022, March 25, 2022, and March 26, 2022, to discuss CynergisTek’s stock performance and to receive updates from CynergisTek management on discussions regarding strategic options with interested parties, and on financing options with investors and financial institutions. At each of these meetings, the Board of Directors was provided with an update on the various financing and strategic options being considered, and the Board of Directors continued to evaluate and discuss the potential transaction with Parent, as well as alternatives for potential equity financing (because, as noted above, all potential financing parties were requesting at least some equity component for any potential financing transaction). The Board of Directors’ discussions regarding the potential transaction with Parent focused on the purchase price per share for CynergisTek’s common stock, and the Board of Directors’ discussions regarding financing alternatives were focused on various proposals from investors and investment banks for equity financing. With respect to the potential financing alternatives, the Board of Directors discussed, in particular, pricing options, the potential dilutive effect of the potential alternatives, and responses back to interested parties.

In each of the aforementioned meetings from March 18 through March 26, the Board of Directors discussed the availability and cost of growth capital, the risks in the marketplace with customer acquisitions and renewals, and the potential dilution that would be suffered by CynergisTek’s stockholders if CynergisTek proceeded to raise equity capital at then-recent share prices and given the challenging macroeconomic environment and its impact on the business performance of CynergisTek. Specifically, all of this activity occurred during a very difficult time in the U.S. financial markets. The capital markets’ significant decline during this period was continually putting pressure on non-profitable public micro-cap companies creating an environment where fundraising through the capital markets would result in further dilution to their stockholders. The Board of Directors engaged in extensive discussion during such meetings surrounding the value of CynergisTek and the best interests of CynergisTek’s stockholders.

During these ongoing discussions, on March 17, 2022, Parent asked management of CynergisTek for a response to Parent’s March 8, 2022 revised non-binding proposal.  Following the meeting of CynergisTek’s Board of Directors held on March 18, 2022, CynergisTek’s management notified Parent that the Board of Directors was of the opinion that the price per share in Parent’s March 8, 2022 revised non-binding proposal was not sufficient, but that CynergisTek would like to continue discussions with Parent with respect to a transaction and would like for Parent to consider submitting a revised proposal with an increased purchase price.  Parent responded to CynergisTek’s management on March 23, 2022, to inform them that Parent would not be revising its offer from Parent’s March 8, 2022 revised non-binding offer to acquire all of CynergisTek’s outstanding stock in an all-cash transaction for a price of $1.75 per share.

During the March 25, 2022 meeting of CynergisTek’s Board of Directors, CynergisTek management discussed with the Board of Directors (1) Parent’s response to CynergisTek’s management that Parent would not be submitting a revised proposal from its latest March 8, 2022 revised non-binding proposal, and (2) that Party C had informed CynergisTek’s management on March 24, 2022 that Party C would not be submitting a proposal to acquire CynergisTek at that time, but that Party C would be interested in exploring partnership opportunities that could potentially lead to a combination or acquisition sometime in the future. That same day, CynergisTek and Party D entered into a mutual confidentiality agreement and CynergisTek management held a telephonic meeting with Party D to provide Party D an introduction to, and overview of, CynergisTek’s business and limited financial information.

The closing price per share of CynergisTek stock was $1.34 as of March 31, 2022.

On April 4, 2022, CynergisTek management was introduced to and executed a mutual confidentiality agreement with another party (“Party E”) that was interested in a potential transaction involving CynergisTek.

On April 6, 2022, Party D reached out to CynergisTek management to inform them that it had completed a review of publicly available information and to provide CynergisTek with a preliminary due diligence request list so that Party D could continue its evaluation of CynergisTek and potential opportunities. On April 8, 2022, CynergisTek provided Party D with the information it had requested.

On April 7, 2022, CynergisTek management held an introductory call with Party E to discuss strategic objectives of the two companies and to discuss possible merger and acquisition opportunities.

On April 11, 2022, CynergisTek management and the Board of Directors met to discuss CynergisTek’s performance, discussions with various strategic parties, and the status of the March 8, 2022 revised non-binding offer from Parent. At this time based on CynergisTek’s current operations, access to capital and future outlook, the Board of Directors decided to revisit Parent’s March 8, 2022 revised non-binding offer and directed management to continue discussions with Parent and to determine if Parent still had interest in acquiring CynergisTek.

On April 12, 2022, Parent and CynergisTek management had a call to discuss the proposed transaction, and on April 13, 2022, Parent and CynergisTek management had another call during which Parent confirmed that it was still interested in acquiring CynergisTek and asked CynergisTek to re-consider Parent’s March 8, 2022 revised non-binding proposal.

On April 13, 2022, CynergisTek’s Board of Directors (with the majority of members of the Board of Directors being “independent” as defined by SEC and NYSE American rules and regulations) reconvened and, after discussing, among other things, the Board of Directors’ fiduciary duties to CynergisTek and its stockholders, the availability and cost of growth capital, the risks in the marketplace with customer acquisitions and renewals, the potential dilution that would be suffered by CynergisTek’s stockholders in an equity raise at recent share prices, the premium of the $1.75 per share price in Parent’s March 8, 2022 revised non-binding proposal, and the opportunity for liquidity for CynergisTek’s stockholders, resolved to accept Parent’s March 8, 2022 revised non-binding proposal. In resolving to accept Parent’s March 8, 2022 revised non-binding proposal, CynergisTek’s Board of Directors also noted that at that time the proposal did not include any exclusivity obligations and would allow CynergisTek to potentially continue its discussions with other interested parties while CynergisTek engaged in negotiations of transaction documents with Parent.  Additionally at the April 13 meeting, the Board of Directors received updates from CynergisTek management on discussions with the other interested parties regarding a potential acquisition transaction, noting that discussions were ongoing with each of Party A, Party B, Party D, and Party E.

On April 14, 2022, CynergisTek sent a written response to Parent informing Parent that CynergisTek’s Board was willing to move forward with Parent with respect to an acquisition transaction on the terms set forth in Parent’s March 8, 2022 revised non-binding proposal. CynergisTek management and Kirton McConkie participated in a call with Parent and AFS on April 14, 2022, to discuss the process for additional due diligence review by Parent and its advisors.  Parent also notified CynergisTek management on that call that

Parent would be requiring that CynergisTek enter into an exclusivity agreement with Parent with respect to a potential acquisition transaction (an “Exclusivity Agreement”).

On April 15, 2022, AFS provided a draft Exclusivity Agreement to Kirton McConkie.  The draft exclusivity agreement provided for a 45-day period during which Parent and CynergisTek would negotiate, on an exclusive basis, the terms of a merger agreement, and also provided that CynergisTek could terminate the exclusivity period at any earlier time in the event that CynergisTek received a proposal for an alternative acquisition transaction which CynergisTek’s Board of Directors determined was a superior proposal to the March 8, 2022 revised non-binding proposal made by Parent, unless Parent provided written confirmation matching such superior proposal within 48 hours after CynergisTek provided written notice of such superior proposal to Parent. CynergisTek management and representatives of Kirton McConkie met on April 18, 2022, to discuss the proposed terms of the Exclusivity Agreement with Parent and proposed revisions to the Exclusivity Agreement, including to limit the exclusivity period to 30 days, to allow for CynergisTek to abide by terms of pre-existing confidentiality agreements, and to allow for flexibility for CynergisTek to discuss debt or equity financing for operating capital with third parties. Later that same day, CynergisTek provided the updated draft of the Exclusivity Agreement containing the aforementioned revisions to Parent and AFS.

On April 18, 2022, management provided an update to CynergisTek’s Board of Directors on the diligence process with Parent, and the Board of Directors requested that CynergisTek management provide weekly updates to the Board in regards to the due diligence process and the status of negotiations with Parent.  On April 25, 2022, CynergisTek management provided an update to the Board of Directors.

On April 19, 2022, AFS circulated to CynergisTek and Kirton McConkie a revised draft of the Exclusivity Agreement which accepted the 30-day exclusivity period and other proposed revisions, and clarified certain of CynergisTek’s rights with respect to seeking, negotiating and obtaining debt or equity financing for operating capital purposes during the exclusivity period. CynergisTek’s management, Board of Directors and Kirton McConkie met to discuss the updated draft of the Exclusivity Agreement and it was approved by the Board of Directors on April 19, 2022. The Exclusivity Agreement was signed by CynergisTek and Parent on April 19, 2022. In accordance with the terms of that agreement, at that time CynergisTek ceased discussions and negotiations with other interested parties regarding a potential sale of CynergisTek.

Also on April 19, 2022, Parent provided CynergisTek with an updated diligence request list covering confirmatory diligence requests, as well as new insurance, financial, and legal diligence requests. From April 19, 2022, until May 22, 2022, CynergisTek worked to fulfill and resolve all diligence requests received from Parent and its advisors. During this time, CynergisTek management provided the Board of Directors with informal updates regarding the progress of the diligence process with Parent via email and also telephonically or via video conference on April 25, May 2, and May 9, 2022.

On April 27, 2022, Parent provided an updated workplan to CynergisTek management with respect to ongoing diligence review by Parent, and on May 2, 2022, management for CynergisTek participated in a financial due diligence call with Parent.

The closing price per share of CynergisTek stock was $0.81 as of April 29, 2022.

On May 2, 2022, CynergisTek management participated in three calls with Parent:  The first call was to discuss Q1 performance; the second call was to discuss CynergisTek’s top customers; and the third call was to discuss CynergisTek’s sales pipeline.  On May 3, 2022, CynergisTek management conducted two additional calls with Parent, one to discuss CynergisTek’s services and operations and one to discuss CynergisTek’s sales organization and follow up questions on the sales pipeline.  On May 4, 2022, CynergisTek management participated in a call with Parent to discuss financial diligence with respect to CynergisTek.  On May 5, 2022, CynergisTek management held a call with Parent to discuss tax diligence.

On May 6, 2022, CynergisTek management had a call with Parent during which the parties engaged in discussions regarding CynergisTek’s recent financial performance, and the impact of economic conditions on CynergisTek. During the May 6 call, CynergisTek management discussed with Parent that it was likely that CynergisTek was not going to meet the projected levels of sales and bookings in the internal projections that had been provided to Parent by CynergisTek, and that would have a negative impact on the internal projected EBITDA and cash flow projections previously approved by the Board of Directors and provided to Parent. Specifically, CynergisTek management indicated that CynergisTek was off by at least $2 million from its $7 million bookings target for the second quarter 2022 and off by approximately $2 million from its 2022 annual revenue target, and, as a result, CynergisTek management anticipated potential EBITDA shortfalls for the 2022 fiscal year. Parent informed CynergisTek on that call that as a result of the foregoing, Parent anticipated that a downward adjustment to the per share purchase price for the Merger transaction would be necessary to continue negotiations, although no specific adjustment or amount was discussed on the call.

On May 9, 2022, CynergisTek’s management provided an update to the Board of Directors on the call that took place on May 6, 2022 between management and Parent, including a summary of CynergisTek’s updates to Parent regarding the likelihood that certain internal projections (as discussed above) would not be met and Parent’s comments regarding a possible downward adjustment to the per share purchase price for the Merger, as well as the status of Parent’s due diligence.

On May 9, 2022, AFS sent Kirton McConkie an initial draft of the Merger Agreement and a draft equity commitment letter.  The draft merger agreement left the purchase price per share blank, noting that the purchase price would be the per share amount included in Parent’s March 8, 2022 revised non-binding proposal. The draft Merger Agreement also contemplated, among other things, (i) a 30-day “go-shop” period (with a 5-day extension in certain circumstances) following the execution of the definitive agreement for CynergisTek to solicit and consider Superior Proposals, as defined therein, with a related termination fee of 3.3% of CynergisTek’s equity value if an agreement for a Superior Proposal was signed before the end of the “go-shop” period; (ii) a termination fee payable by CynergisTek of 5% of CynergisTek’s equity value for a Superior Proposal accepted after the end of the “go-shop” period or under certain other circumstances; (iii) a termination fee payable by Parent equal to 5% of CynergisTek’s equity value if Parent failed to consummate the transactions under certain circumstances (a “reverse termination fee”); and (iv) a covenant that CynergisTek could not incur any indebtedness for borrowed money prior to completion of the Merger without Parent’s consent (the “debt incurrence covenant”). On May 11, 2022, Kirton McConkie circulated comments to the draft Merger Agreement to the Board of Directors and senior management.  Commencing on May 12, 2022, individual directors began to circulate comments and questions relating to the Merger Agreement and transaction and Kirton McConkie continued to review and revise the Merger Agreement based on feedback from the Board of Directors and senior management.

On May 10, 2022, CynergisTek’s management corresponded with Parent regarding receipt of the draft Merger Agreement, and also inquired as to whether Parent had reached a decision with respect to a revised per share purchase price for the Merger.  Later that day, CynergisTek’s management and Parent had a call during which Parent conveyed that the board of managers of the parent company of Parent could no longer support a per share purchase price of $1.75 for the Merger (1) as a result of the discussion held on May 6, 2022 regarding the financial performance of CynergisTek and anticipated impact on the internal financial projections that CynergisTek had previously provided to Parent, and (2) based on Parent’s financial due diligence review of CynergisTek to date and related discussions with CynergisTek’s management, including the potential likelihood that CynergisTek may need to incur third-party debt or undertake an equity financing prior to the anticipated completion date of the Merger to fund ongoing operations.  Parent advised CynergisTek management on that call that Parent was reducing its proposed purchase price for the Merger transaction to $1.35 per share.  CynergisTek management advised Parent on the call that they would discuss the proposed reduced purchase price with CynergisTek’s Board of Directors.

On the morning of May 11, 2022, CynergisTek’s Board of Directors held a telephonic meeting to discuss the price reduction proposed by Parent on the May 10, 2022 call with CynergisTek’s management.  After discussion regarding the value of the Company and the Board of Directors’ fiduciary duties to CynergisTek’s stockholders, the Board of Directors agreed that it would accept a price reduction in the range of $1.47 to $1.50 per share based on CynergisTek’s recent financial performance, but that it would not at that time accept Parent’s proposed reduction to $1.35 per share. The Board of Directors authorized management to continue negotiations with Parent to raise the offered price to the range of $1.47 to $1.50. The Board of Directors also received an update on that call from management regarding the status Parent’s due diligence process, potential fairness opinion options, and the proposed engagement of America’s Growth Capital (“AGC”) to act as CynergisTek’s financial advisor in connection with soliciting alternative transaction proposals during the “go-shop” period.  Later that morning, CynergisTek’s management communicated the Board’s purchase price counterproposal to Parent.  Parent asked CynergisTek to provide Parent with certain additional financial diligence information in order for Parent to evaluate CynergisTek’s counterproposal.

Following Parent’s receipt of the requested financial information, Parent communicated to CynergisTek’s management on May 11, 2022 that Parent would be willing to increase Parent’s reduced price offer of $1.35 per share to $1.43 per share (but not to CynergisTek’s counterproposal of a range of $1.47 to $1.50 per share). CynergisTek’s management informed Parent on that day that CynergisTek’s management would discuss Parent’s revised $1.43 per share purchase price offer with CynergisTek’s Board of Directors. That evening, CynergisTek’s management and the Board of Directors exchanged e-mails communicating Parent’s revised $1.43 per share offer and discussed that offer and what information the Board of Directors and CynergisTek management could provide to Parent to try to close the gap between Parent’s revised offer of $1.43 per share and CynergisTek’s latest counterproposal in the range of $1.47 to $1.50 per share.

On May 12, 2022, CynergisTek’s management met with Parent and Parent’s tax advisor for due diligence follow-up and clarification on certain tax items.  Also at this time, CynergisTek contacted Craig-Hallum, a nationally recognized investment bank, and engaged Craig-Hallum to begin its analysis with respect to issuing an opinion to CynergisTek’s Board of Directors regarding the fairness (from a financial point of view) of the consideration to be issued to CynergisTek’s stockholders in the proposed transaction with Parent.  CynergisTek selected Craig-Hallum to provide such services on the basis of Craig-Hallum’s experience and familiarity with CynergisTek and its business, as well as its experience and familiarity with the industry in which CynergisTek operates. Craig-Hallum has not previously provided services to Parent, Altaris or their respective affiliates.

On May 13, 2022, Kirton McConkie sent a revised draft of the Merger Agreement to AFS. The revised draft Merger Agreement contained certain material revisions compared to the initial draft Merger Agreement, including, without limitation: (i) a reduced termination fee of 1% of CynergisTek’s equity value for a Superior Proposal accepted prior to the end of the “go-shop” period; (ii)  a reduced termination fee of 3% of CynergisTek’s equity value for a Superior Proposal accepted after the end of the “go-shop” period or under certain other circumstances; (iii) a proposed reverse termination fee of 3% of CynergisTek’s equity value; and (iv) with respect to the debt incurrence covenant, that CynergisTek could incur any amount of indebtedness for borrowed money (during the period between signing the Merger Agreement and closing of the Merger) after providing notice to Parent.

Between May 11 and May 14, 2022, CynergisTek management and the Board of Directors exchanged electronic correspondence to discuss Parent’s revised purchase price offer of $1.43 per share and determined that the Board of Directors was still of the opinion that a purchase price in the range of $1.47 to $1.50 per share best represented the value of CynergisTek at that time. On May 13, 2022, CynergisTek’s management again communicated to Parent that CynergisTek’s Board of Directors would be amenable to a revised purchase price in the range of $1.47-$1.50 per share. Later that day, CynergisTek management participated in a call with Parent to discuss certain diligence matters, including the status of Parent’s outstanding diligence requests, in an effort to arrive at a mutually agreeable price.

On May 14, 2022, Kirton McConkie sent a revised draft of the equity commitment letter to AFS.

On May 15, 2022, AFS provided a revised draft of the Merger Agreement to Kirton McConkie, along with (1) a draft voting agreement for Michael McMillan (CynergisTek’s President and Chief Executive Officer) and Paul Anthony (CynergisTek’s Secretary and Chief Financial Officer) relating to their agreement to vote in favor of (in their capacity as stockholders of CynergisTek) the Merger Agreement and the transactions contemplated thereby, and (2) a draft of the amended and restated charter for the Surviving Corporation following the Merger. Kirton McConkie provided the documents to CynergisTek’s Board of Directors and senior management. The revised draft of the Merger Agreement (1) reflected that the price per share to be paid in the Merger was under discussion by the parties, and (2) contained, among other revisions: (i) a proposed termination fee of 2.64% of CynergisTek’s equity value for a Superior Proposal accepted prior to the end of the “go-shop” period; (ii) a proposed termination fee of 4% of CynergisTek’s equity value for a Superior Proposal accepted after the end of the “go-shop” period or under certain other circumstances; (iii) a proposed reverse termination fee of 4% of CynergisTek’s equity value; and (iv) a revised debt incurrence covenant that provided that CynergisTek could incur indebtedness for borrowed money (during the period between signing the Merger Agreement and closing of the Merger) in an aggregate amount of up to $750,000 to meet operating, payroll or other legitimate business needs, provided that (A) the terms of such indebtedness must allow CynergisTek to prepay such indebtedness at any time (or with not more than 30 days’ advance notice), (B) any pre-payment penalties must not exceed an amount to be agreed upon between CynergisTek and Parent, and (C) before entering into any such debt arrangement, CynergisTek must consider in good faith any proposal by Parent to provide such indebtedness to CynergisTek on terms mutually satisfactory to Parent and CynergisTek.

On May 16, 2022, CynergisTek’s management and representatives of Kirton McConkie reviewed the revised draft of the Merger Agreement, including Kirton McConkie’s proposed comments to AFS’s latest draft.  Following such call and discussion with members of the Board of Directors, Kirton McConkie continued to revise the Merger Agreement and sent a revised draft of the Merger Agreement to AFS on May 16, 2022. The revised draft of the Merger Agreement contained, among other revisions: (i) a proposed termination fee of 2.31% of CynergisTek’s equity value for a Superior Proposal accepted prior to the end of the “go-shop” period; (ii) a proposed termination fee of 3.5% of CynergisTek’s equity value for a Superior Proposal accepted after the end of the “go-shop” period or under certain other circumstances; and (iii) a proposed reverse termination fee of 3.5% of CynergisTek’s equity value.  The revised draft of the Merger Agreement also accepted the changes to the debt incurrence covenant that had been proposed in AFS’s May 15, 2022 draft of the Merger Agreement, as described above, and, with respect to any such debt incurred prior to the Merger, the proposed cap on pre-payment penalties of $30,000.

On May 16, 2022, CynergisTek management held a call with Parent to discuss financial due diligence matters, and CynergisTek management continued to follow up on outstanding diligence requests throughout the remainder of that week.  Between May 16, 2020, and May 18, 2020, CynergisTek management continued discussions with Parent regarding the per share purchase price for the Merger transaction, reiterating the Board of Directors’ position regarding the value of CynergisTek.  The closing price per share of CynergisTek stock was $0.72 on May 16, 2022.

On May 17, 2022, after discussion with members of CynergisTek’s Board of Directors and senior management, Kirton McConkie sent AFS additional comments to the Merger Agreement to update the current capitalization of CynergisTek, and also sent CynergisTek’s comments on the proposed voting agreement. Also on May 17, 2022, CynergisTek’s management and Board of Directors held a meeting with representatives of Kirton McConkie and representatives of Craig-Hallum to review and discuss the initial draft of the fairness opinion to be issued by Craig-Hallum with respect to the Merger consideration.

On May 18, 2022, AFS provided a revised draft of the Merger Agreement to Kirton McConkie, along with a revised draft of the voting agreement. The revised draft of the Merger Agreement continued to reflect that the price per share to be paid in the Merger was still under discussion by the parties. The revised draft of the Merger Agreement contained, among other revisions: (i) the renewal of Parent’s previous proposal for a proposed termination fee of 2.64% of CynergisTek’s equity value for a Superior Proposal accepted prior to the end of the “go-shop” period; (ii) the renewal of Parent’s previous proposal for a termination fee of 4% of CynergisTek’s equity value for a Superior Proposal accepted after the end of the “go-shop” period or under certain other circumstances; and (iii) the renewal of Parent’s previous proposal for a proposed reverse termination fee of 4% of CynergisTek’s equity value.  With respect to the debt incurrence covenant, AFS’s draft of the Merger Agreement also indicated that Parent may desire to include a purchase price adjustment if, notwithstanding the terms of the debt incurrence covenant, CynergisTek wound up incurring debt (during the period between signing the Merger Agreement and closing of the Merger) beyond the $750,000 cap included in the debt incurrence covenant.  Kirton McConkie provided the documents to CynergisTek’s Board of Directors and senior management, as well as proposed edits in response to the few remaining open items. After meeting with CynergisTek’s senior management regarding the open items and proposed revisions to the Merger Agreement, Kirton McConkie sent a revised draft of the Merger Agreement to AFS on May 18, 2022. The revised draft of the Merger Agreement included CynergisTek’s agreement to amounts of the termination fees and reverse termination fee proposed in AFS’s May 18, 2022 draft of the Merger Agreement, but did not address the issue raised by AFS’s draft of the Merger Agreement regarding whether an adjustment would apply to the per share purchase price if CynergisTek incurred debt in excess of the $750,000 cap provided for in the debt incurrence covenant.

Also, on May 18, 2022, members of CynergisTek’s Board of Directors and management, including all of the management team members listed in the draft disclosure schedules to the Merger Agreement as having knowledge, met to review the Merger Agreement and CynergisTek’s representations and warranties therein, as well as a draft of CynergisTek’s disclosure schedules to the Merger Agreement. Later that day, Kirton McConkie sent to AFS a draft of the disclosure schedules to the Merger Agreement.

On May 19, 2022, after receiving the additional financial diligence information from CynergisTek that had been requested by Parent, Parent informed CynergisTek management that the board of managers for Parent’s parent company had met that day and determined that (1) Parent’s final proposed purchase price for the proposed Merger was $1.25 per share, and (2) the purchase price would be subject to a downward adjustment if CynergisTek incurred debt (during the period between signing the Merger Agreement and closing of the Merger) beyond the $750,000 cap included in the debt incurrence covenant.  Parent conveyed to CynergisTek management that the reduction from the $1.43 per share purchase price previously conveyed from Parent to CynergisTek on May 11, 2022 was primarily due to CynergisTek’s sales performance for the first quarter of 2022, the quarter-to-date performance in the second quarter of 2022, and CynergisTek management’s indication that the Company was likely to miss its second quarter sales bookings target by at least $2 million, which would ultimately reduce revenue and cash flow, thereby requiring more capital to fund the business.

On May 20, 2022, the Board of Directors met to discuss Parent’s final purchase price offer for the proposed Merger of $1.25 per share, Parent’s proposed downward adjustment to the purchase price if CynergisTek incurred debt in excess of the $750,000 cap provided for in the debt incurrence covenant, and the other recent changes to the proposed Merger Agreement. There was extensive discussion regarding Parent’s revised per share purchase price, the value of CynergisTek, CynergisTek’s financial and sales performance, continued decline in CynergisTek’s share price, the impact of the market shifts on CynergisTek’s business performance and outlook, and what would be in the best interests of CynergisTek’s stockholders.  Among other things, the Board of Directors discussed that the revised price continued to represent greater than a 100% premium to the current market price. The Board of Directors also discussed that the availability of the negotiated post-signing market check during the “go-shop” period would potentially encourage other potential buyers to submit formal bids and serve to confirm the market value of CynergisTek. The Board of Directors further discussed that Parent’s proposed adjustment to the purchase price if CynergisTek incurred debt in excess of the $750,000 cap provided for in the debt incurrence covenant would be confusing to CynergisTek’s stockholders as to certainty regarding the amount of consideration that they would receive in the Merger, and that Parent would potentially have other remedies available to it if CynergisTek were to exceed such debt cap (including a potential termination right under the Merger Agreement). After extensive discussion regarding these items, the Board of

Directors felt that it was in the best interest of CynergisTek and its stockholders to respond to Parent that the revised $1.25 purchase price per share was acceptable, but that there should be no downward purchase price adjustment if CynergisTek were to incur debt in excess of the $750,000 cap provided for in the debt incurrence covenant. The closing price per share of CynergisTek stock was $0.58 on May 20, 2022.

During the period between May 20, 2022 and May 23, 2022, representatives of AGC, CynergisTek and Kirton McConkie negotiated the terms of a proposed amended and restated engagement letter with AGC. AGC had previously been engaged by CynergisTek in December 2019, and the tail provisions of that previous agreement entitled AGC to receive a fee in connection with the proposed Merger.  Under the terms of the amended and restated engagement letter, AGC would be engaged to assist CynergisTek in soliciting and evaluating bids from third parties during the “go-shop” period, and the term of AGC’s engagement would be extended, but AGC would be entitled only to one transaction fee, whether in connection with the proposed Merger or an alternative transaction as a result of its efforts during the “go-shop” period. CynergisTek selected AGC to be its financial advisor during the go-shop period on the basis of AGC’s experience, familiarity with CynergisTek and existing fee arrangement discussed in this paragraph.  AGC has not previously provided financial or other services to Parent, Altaris or their respective affiliates.  The amended and restated engagement letter with AGC was signed by the parties on May 23, 2022.

On May 21, 2022, AFS provided comments to the draft disclosure schedules to the Merger Agreement, as well as a revised draft of the Merger Agreement to Kirton McConkie, with a per share purchase price of $1.25. At that time AFS also provided an updated draft of the equity commitment letter. Kirton McConkie provided the documents to the Board of Directors and senior management for review and comment. On May 21, 2022, the parties and their respective advisors worked to finalize the definitive transaction documents and disclosure schedules to the Merger Agreement, with all remaining open points having been substantially resolved by the afternoon of May 22, 2022. On the morning of May 22, 2022, senior CynergisTek management and Kirton McConkie held a meeting to discuss the proposed final edits to the Merger Agreement. Individual directors began to circulate comments and questions relating to the Merger Agreement and transaction and Kirton McConkie continued to review and revise the Merger Agreement based on feedback from the Board of Directors and senior management. On May 22, 2022, Kirton McConkie sent a proposed final draft of the Merger Agreement to AFS.

On the morning of May 23, 2022, the Board of Directors met with CynergisTek’s management and representatives of Kirton McConkie to review the proposed Merger Agreement, equity commitment letter and voting agreement. Management then reviewed the rationale for the transaction, the sales process, the prospects, risks and benefits of the proposed transaction with Parent as well as the prospects, risks and benefits of CynergisTek remaining as a standalone entity, the consideration offered by Parent, the return of capital to stockholders in light of the cash consideration, deal certainty matters and stockholder value. Management and representatives of Kirton McConkie also reviewed the terms of the Merger Agreement (and the equity commitment letter and voting agreement), including transaction structure, price, representations and warranties, covenants, closing conditions, termination fees and rights, the ability of CynergisTek to solicit alternative transactions during the go-shop period, and other provisions.  Representatives of Kirton McConkie also reviewed a forum selection Bylaw amendment to be proposed for adoption by the Board of Directors in connection with the signing of the Merger Agreement.  Management made a recommendation in support of the proposed transaction with Parent.  Kirton McConkie then advised the directors of their fiduciary duties in the context of considering a sale of CynergisTek.

Representatives of Craig-Hallum then joined the call and summarized their financial analyses with respect to the offer price of $1.25 per share in cash, following which Craig-Hallum delivered to the Board of Directors its oral opinion, which was subsequently confirmed by a written opinion dated May 23, 2022, the date of the Merger Agreement, to the effect that, as of the date of the opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in its written opinion, the offer price of $1.25 per share in cash to be received by CynergisTek’s stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to CynergisTek’s stockholders. The opinion of Craig-Hallum is more fully described below under the heading “—Opinion of Craig-Hallum Capital Group, LLC.” The Board of Directors then discussed, with input from senior management, the standalone prospects of CynergisTek and the risks and benefits of remaining a standalone company. The Board of Directors discussed the proposed transaction with Parent, the diligence conducted on Parent, the cash to be received by CynergisTek’s stockholders in the proposed Merger, the reasons in support of the proposed transaction and the negative factors about the proposed transaction. Following discussion, the Board of Directors unanimously (i) agreed and determined that, for the reasons more fully described in “—Reasons for the Merger,” the Merger Agreement, the Merger and the other transactions described in the Merger Agreement were advisable and in the best interests of CynergisTek and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereunder (including the Merger), and (iii) resolved to recommend that the stockholders of CynergisTek approve and adopt the Merger Agreement and approve the Merger.  The Board of Directors also unanimously approved the forum selection Bylaw amendment.

Later that day on May 23, 2022, the parties executed the definitive Merger Agreement, equity commitment letter, and voting agreement. At the time of the execution of the Merger Agreement, Parent had not discussed with CynergisTek or its management the terms of any post-closing employment or equity participation for CynergisTek management. The signing of the definitive agreements was publicly announced at close of the NYSE American that day.

Background of the Merger—Following the Execution of the Merger Agreement

From the time of the execution of the Merger Agreement, in connection with the initial “go-shop” period provided for in the Merger Agreement (which expired at 11:59 p.m. Eastern Time on June 22, 2022), at the direction of the Board of Directors, representatives of AGC communicated with 88 additional parties to gauge such parties’ interest in submitting an Acquisition Proposal. Of those 88 parties, 63 were strategic acquirors, and the remainder where financial sponsors. Among the 88 parties contacted by AGC were Party A (who indicated to AGC on June 2, 2022, that it was interested but would not be in a position to review and make a decision within the 30-day “go-shop” period), Party B (who responded to AGC on June 4, 2022, that it would not be in a position to review and make a decision within the 30-day “go-shop” period), Party C, Party D (who responded to AGC on June 6, 2022, that it would not be interested in discussions at that time), and Party E. CynergisTek executed confidentiality agreements with eight of the parties, including new agreements with Party C and Party E (which new agreements superseded the confidentiality agreements executed with those parties previously). All parties that executed a confidentiality agreement during the “go-shop” period received preliminary financial information and projections regarding CynergisTek, and three of those eight parties, including Party C and Party E (each of whom are discussed in additional detail below), requested and received a virtual meeting with members of senior management of CynergisTek. The confidentiality agreements entered into by CynergisTek with the parent company of Parent and with each of the eight other parties during the “go-shop” period were substantially similar and contained prohibitions on disclosure, use of confidential information and soliciting employees of CynergisTek for employment.  None of the confidentiality agreements contained “don’t ask, don’t waive standstill” provisions. Accordingly, none of the confidentiality agreements presently preclude (or precluded during the “go-shop” period) any of the eight other parties from making a proposal to acquire CynergisTek.

Background of the Merger—Following the Execution of the Merger Agreement—Party C

After initially being contacted by AGC on May 24, 2022, Party C and CynergisTek executed a confidentiality agreement (which, as noted above, contained substantially similar terms to those of the confidentiality agreement CynergisTek had entered into with the parent company of Parent) on May 26, 2022, and was provided a management one-page overview of CynergisTek, as well as certain preliminary financial information, including the same financial projections that had been provided to Parent. AGC held an introductory meeting with Party C on June 1, 2022 to provide an update regarding CynergisTek and its business since the parties had terminated their prior discussions in March 2022. CynergisTek and Party C held a management meeting on June 2, 2022 to discuss CynergisTek’s business and outlook, including a discussion of the impact of CynergisTek’s sales performance during the first quarter on the financial projections that had been provided by CynergisTek to Party C. Following the management meeting, Party C made additional diligence requests, which CynergisTek management fulfilled. On June 10, 2022, AGC held a telephonic meeting with Party C to get an update on Party C’s process. During the June 10, 2022 meeting, Party C informed AGC that Party C would not be submitting an Acquisition Proposal, citing Party C’s lack of conviction regarding cost and revenue synergies.

Background of the Merger—Following the Execution of the Merger Agreement—Party E

After initially being contacted by AGC on May 24, 2022, Party E responded to AGC that day and indicated that it was reviewing the information provided by AGC and the other publicly available information regarding CynergisTek, and Party E also submitted a request for additional diligence information. AGC provided CynergisTek’s form “go-shop” confidentiality agreement to Party E, and Party E and CynergisTek executed the confidentiality agreement (which, as noted above, contained substantially similar terms to those of the confidentiality agreement CynergisTek had entered into with the parent company of Parent) on May 31, 2022. On May 31, 2022, CynergisTek provided Party E with certain preliminary financial information, including the same financial projections that had been provided to Parent; the other diligence materials Party E had requested on May 24, 2022; and the additional information Party E requested on May 27, 2022. After reviewing the information provided, Party E participated in a management meeting with CynergisTek on June 3, 2022, during which CynergisTek management presented Party E with a business overview and discussed CynergisTek’s business strategy, employee organizational structure, financial position (including a discussion of the impact of CynergisTek’s sales performance during the first quarter on the financial projections that had been provided by CynergisTek to Party E), and the timing constraints associated with the “go-shop” process under the Merger Agreement. At the conclusion of the June 3, 2022 management meeting, Party E indicated that it intended to let CynergisTek or AGC know whether Party E was interested in continuing discussions.

On June 10, 2022, Party E sent AGC an Acquisition Proposal in the form of a non-binding letter of intent (the “Go-Shop Acquisition Proposal”). The Go-Shop Acquisition Proposal provided an overall valuation of CynergisTek of $30 million, and proposed that 100% of the proposed purchase price in the Go-Shop Acquisition Proposal would consist of equity of Party E (which, the Go-Shop Acquisition Proposal noted, is publicly traded on a national securities exchange). The Board of Directors met on June 11, 2022, with representatives of Kirton McConkie, representatives of AGC, and CynergisTek management to discuss the Go-Shop Acquisition Proposal. During the June 11, 2022 meeting, the Board of Directors noted that while the overall valuation was higher, there were a number of matters impacting the comparability of the Go-Shop Acquisition Proposal to the transaction contemplated by the Merger Agreement, including that the Go-Shop Acquisition Proposal (i) was not binding, (ii) did not include a break-up fee or any other mechanism to provide certainty that the proposed transaction could be completed on the terms presented, if at all, (iii) provided that the valuation provided was not fixed and was subject to change over the course of a lengthy due diligence, (iv) proposed an all-equity deal, raising questions about Party E’s business, as well as concerns about liquidity for CynergisTek’s stockholders, (v) was silent with regard to the payment of the Company Termination Fee under the Merger Agreement, (vi) did not discuss the payment of the costs and fees (including the Company Termination Fee under the Merger Agreement, directors and officers errors and omissions liability tail (the “D&O Tail”), etc.) that would be required to complete a potential transaction, or the potential impact on the proposed valuation of CynergisTek in the proposed transaction, (vii) required an undefined lock-up period restricting the sale and transfer of Party E stock paid to all CynergisTek stockholders as consideration in the transaction, raising additional concerns about liquidity, (viii) provided for a 90-day due diligence and exclusivity period, with extensions of the exclusivity period to up to six months in the sole discretion of Party E, (ix) was ambiguous as to the proposed structure of a transaction (merger vs. stock purchase) and seemingly indicated a stock purchase transaction which would have been impractical for a publicly traded company like CynergisTek, and (x) did not discuss a share exchange ratio or total dollar amount per share that would be used to determine the amount of consideration that would be paid to CynergisTek’s stockholders. Additionally, certain directors, CynergisTek management and representatives of AGC had conducted some informal diligence regarding Party E’s stock price, noting that Party E’s stock had only recently been uplisted to trade on a national securities exchange, had recently seen significant volatility in Party E’s stock price, and Party E’s publicly available information indicated a lack of historic profits and limited cash on hand.  Taking these items into consideration, the Board of Directors discussed the risks that would be involved with Party E’s proposed all-equity deal when compared to the all-cash deal with Parent under the Merger Agreement.

On June 12, 2022, at the direction of the Board of Directors, representatives of AGC provided a summary of the Board of Directors’ questions to Party E with respect to, and requested clarification of various items in, the Go-Shop Acquisition Proposal, including requests for, (i) a customary break-up fee in favor of CynergisTek, (ii) a valuation floor, (iii) clarification whether CynergisTek’s costs and fees that would be required to complete a potential transaction would be an obligation of Party E or CynergisTek and whether Party E would commit to pay such costs and fees in cash at or prior to closing, (iv) a shorter 30-day exclusivity and diligence period with no extensions, (v) clarification of Party E’s proposed lock-up requirement, (vi) clarification that Party E would pay the Company Termination Fee to Parent on behalf of CynergisTek at the time of termination of the Merger Agreement and execution of an Alternative Acquisition Agreement with Party E, and (vii) an opportunity for CynergisTek to perform cross due diligence regarding Party E’s business, financials, and outlook because of the all-equity nature of the Go-Shop Acquisition Proposal. Representatives of AGC also reminded Party E of the tight timeline because of CynergisTek’s obligations under the Merger Agreement with respect to the expiration of the “go-shop” period at 11:59 p.m. Eastern Time on June 22, 2022 (the “Initial Go-Shop End Time”) in the event that CynergisTek’s Board of Directors could not determine that the Go-Shop Acquisition Proposal constituted or could reasonably be expected to lead to a Superior Proposal prior to the Initial Go-Shop End Time.

The Board of Directors met again on June 13, 2022 with representatives of Kirton McConkie, representatives of AGC, and CynergisTek management, to discuss CynergisTek’s obligations under the Merger Agreement with respect to the Go-Shop Acquisition Proposal and the fiduciary duties of the Board of Directors, and to continue its discussion of the Go-Shop Acquisition Proposal. Later that morning, in accordance with the terms of the Merger Agreement, CynergisTek notified Parent of the receipt of an Acquisition Proposal, including the identity of Party E and the key terms thereof.

On June 14, 2022, representatives of AGC followed up with Party E regarding the correspondence sent on June 12, 2022. Later on June 14, 2022, representatives of AGC and Party E held a brief phone call, following which Party E sent responses to the questions, concerns and requests for clarification that representatives of AGC had provided. In the response, Party E indicated that (i) the preliminary valuation would constitute the “purchase price floor,” (ii) Party E would like a better understanding of the total potential fees and costs that would be required to complete a potential transaction, but that Party E intended to include payment of such costs and fees (including the Company Termination Fee if the Go-Shop Acquisition Proposal were to be accepted) in cash as part of a final offer and would result in a reduction to the stated preliminary valuation, (iii) Party E would be amenable to CynergisTek’s performing cross due diligence while Party E continued its due diligence review of CynergisTek during the go-shop period, and (iv) the required lock-up period for CynergisTek employee stockholders would be the same as the terms for Party E employee stockholders (which Party E stated on the call with representatives of AGC was one year and used as a retention mechanism) and that all other CynergisTek stockholders would be subject to lock-up periods “per SEC guidelines,” but did not provide any specific timeframes. Representatives of AGC provided Party

E’s responses to and corresponded with members of the Board of Directors, CynergisTek management, and representatives of Kirton McConkie regarding the Go-Shop Acquisition Proposal and Party E’s responses to the Board of Directors’ questions and concerns.

On June 15, 2022, the Board of Directors met with representatives of Kirton McConkie, representatives of AGC, and CynergisTek management to discuss the Go-Shop Acquisition Proposal and Party E’s responses to the Board of Directors’ questions and concerns, noting unresolved questions regarding, among other things, (i) the all-equity nature of the proposal and the resulting decreased liquidity for CynergisTek shareholders, (ii) the high volatility of Party E’s stock price and low trading volume in Party E’s stock, (iii) that the diligence with respect to Party E would need to be completed to adequately assess the value and prospects of Party E’s stock, (iv) the need for clarity (i.e., specific period of time) for any lock-up requirements for CynergisTek stockholders, and (v) the need for certainty and binding obligations with respect to (a) CynergisTek’s valuation, (b) the price/exchange ratio for the Party E equity consideration to be paid to CynergisTek stockholders, and (c) a break-up fee if Party E were to walk away from the proposed transaction.  During the June 15, 2022 meeting, CynergisTek management and representatives of AGC also noted that it had been indicated to them by Party E that Party E was planning to undertake in the near term a dilutive Party E equity financing, and CynergisTek management and AGC discussed the potential impact that financing may have on the stock price on Party E and the value that could be expected for CynergisTek’s stockholders in the proposed transaction as a result.  That night, Company management and representatives of AGC put together a summary of diligence requests for Party E (including requests for management meetings between CynergisTek management and Party E management), as well as a summary of the concerns and questions regarding the Go-Shop Acquisition Proposal and Party E’s responses that were discussed during the meeting.  The Board of Directors, Company management, representatives of AGC, and representatives of Kirton McConkie exchanged correspondence throughout the day on June 16, 2022 to clarify and refine the summary of concerns and questions, and met later that evening to discuss the final summary, including CynergisTek’s request that the Go-Shop Acquisition Proposal include a binding $2 million break-up fee in favor of CynergisTek if an Alternative Acquisition Agreement between CynergisTek and Party E were to be terminated under certain circumstances, including any downward adjustment in Party E’s proposed valuation of CynergisTek. Following the June 16, 2022 meeting, at the direction of the Board of Directors, representatives of AGC provided CynergisTek’s diligence requests and the summary of questions to Party E.

After providing the diligence requests and summary of concerns and questions to Party E on June 16, 2022, representatives of AGC followed up over the subsequent four days (June 17, 18, 19, and 20, 2022) with correspondence and phone calls to Party E to reiterate the need to move quickly because of the approaching Initial Go-Shop End Time and to request meetings between Party E management, representatives of AGC and CynergisTek management. Party E responded to AGC’s follow-ups on June 20, 2022, to introduce its financial advisors and set up meetings over the following two days to allow CynergisTek to conduct its due diligence review of Party E.

On June 21, 2022, CynergisTek management held a management meeting with Party E to discuss vision, potential synergies, and other due diligence questions. Also on June 21, 2022, CynergisTek management and representatives of AGC met with Party E’s financial team and advisor to discuss financial and accounting diligence matters.  During these meetings on June 21, 2022, Party E’s management communicated to CynergisTek management that Party E would submit a revised Go-Shop Acquisition Proposal prior to the Initial Go-Shop End Time to address the questions and concerns of the Board of Directors.  Throughout June 21, 2022, and the morning and afternoon of June 22, 2022, CynergisTek and Party E exchanged diligence requests and responses, and discussed the questions and concerns raised by CynergisTek regarding the Go-Shop Acquisition Proposal, and CynergisTek’s request for a revised Go-Shop Acquisition Proposal that would address the questions and concerns of the Board of Directors. Throughout the evening of June 21, 2022, the Board of Directors, CynergisTek management, and representatives of Kirton McConkie exchanged correspondence regarding the upcoming Initial Go-Shop End Time, the terms and conditions of the Merger Agreement, and the Board of Directors’ fiduciary duties.

The evening of June 22, 2022, the Board of Directors met with CynergisTek management, representatives of AGC, and representatives of Kirton McConkie to discuss the Go-Shop Acquisition Proposal, the status of discussions and cross-diligence review with Party E, and Party E’s verbal responses to the previously provided questions and concerns of the Board of Directors. After discussion, the Board of Directors determined, in good faith after consultation with its outside counsel and financial advisor, that, although incomplete and lacking certain terms, the Go-Shop Acquisition Proposal did represent a higher valuation and based on the recent progress made in discussions with Party E, the Go-Shop Acquisition Proposal could reasonably be expected to lead to a Superior Proposal, thereby making Party E an Excluded Party under the terms of the Merger Agreement.  On June 23, 2022, CynergisTek issued a press release regarding the Initial Go-Shop End Time, CynergisTek’s receipt of the Acquisition Proposal from Party E, and the qualification of Party E as an Excluded Party under the terms of the Merger Agreement.

Later in the night of June 22, 2022, Party E submitted a revised Acquisition Proposal in the form of a non-binding letter of intent (the “Revised Go-Shop Acquisition Proposal”).  The Revised Go-Shop Acquisition Proposal again presented an overall valuation of CynergisTek of $30 million, indicating that this value was intended to be a “purchase price floor,” and proposed that 100% of the proposed purchase price in the Go-Shop Acquisition Proposal would consist of equity of Party E.  However, the Revised Go-Shop Proposal retained many of the ambiguities of the Go-Shop Proposal with respect to the proposed structure of the transaction, and seemingly contemplated a stock purchase agreement between CynergisTek’s stockholders and Party E. The Revised Go-Shop Acquisition Proposal also provided that (i) closing costs (defined to include, among other costs, CynergisTek legal fees, the D&O Tail, and the Company Termination Fee payable to Parent upon termination of the Merger Agreement) would be deducted from the purchase price (thereby reducing the amount of consideration to be paid to CynergisTek stockholders) and would be paid by Party E in cash, subject to a cap of $3.4 million, (ii) the number of shares of Party E stock issuable in the proposed transaction would be determined using the purchase price of $1.89 per share of CynergisTek (on a fully diluted basis), (iii) Party E would require a lock-up agreement be signed by all CynergisTek stockholders restricting their ability to sell or transfer Party E’s stock received in the transaction for a period of 12 months, with additional restrictions addressing the number of shares that could be traded on a daily basis for 36 months after the date of the lock-up agreement, (iv) Party E would require a 30-day exclusivity and due diligence period, but with up to two one-week extensions, (v) Party E would pay an undetermined break-up fee to CynergisTek in certain undefined circumstances, and (vi) the only binding obligation in the Revised Go-Shop Acquisition Proposal was a proposed confidentiality provision.

On June 23, 2022, the Board of Directors, CynergisTek management, representatives of AGC and representatives of Kirton McConkie exchanged correspondence regarding the terms presented in the Revised Go-Shop Acquisition Proposal, noting several concerns and discrepancies in the terms presented in the Revised Go-Shop Acquisition Proposal, including many that had already been discussed with Party E. Later that day, the Board of Directors, CynergisTek management, representatives of AGC, and representatives of Kirton McConkie met to discuss the terms of the Revised Go-Shop Acquisition Proposal.  At the June 23, 2022, meeting, the Board of Directors directed representatives of Kirton McConkie to engage directly with Party E’s legal team to request a revised Acquisition Proposal to address the concerns and questions of the Board of Directors, including, at a minimum: (i) a renewed request for Party E to clarify the proposed transaction structure and indicating that Party E would need to suggest a workable structure for a public company deal (i.e., not a stock purchase transaction with selling stockholders and requiring all such selling stockholders to enter into a lock-up agreement), such as a merger structure similar to that of the transaction contemplated by the Merger Agreement; (ii) a request for Party E to clearly express the consideration to be paid to CynergisTek stockholders as an exchange ratio (i.e., the number of shares of Party E stock that would be issued to CynergisTek stockholders in exchange for each share of CynergisTek stock held by CynergisTek stockholders), or a formula for calculating the exchange ratio, with upper and lower limits in place to protect CynergisTek stockholders from potential volatility in the value of Party E’s stock, (iii) clarification that the Company Termination Fee (which would need to be paid by CynergisTek to Parent in order for CynergisTek to be able to terminate the Merger Agreement and accept an Acquisition Proposal from Party E) would be paid by Party E on CynergisTek’s behalf to Parent at the time it would be due and payable to Parent under the terms of the Merger Agreement (i.e., upon termination of the Merger Agreement), and that such payment would be non-refundable, (iv) deletion of all lock-up restrictions on Party E stock that would be received as consideration by CynergisTek’s stockholders in the proposed transaction, (v) a reduced 15-day exclusivity and due diligence period after execution of the Revised Go-Shop Acquisition Proposal, since the parties had already been engaged in cross due diligence as part of the “go-shop” process, (vi) the inclusion of a $2 million break-up fee payable (a) by Party E to CynergisTek if Party E were to terminate the Revised Go-Shop Proposal or withdraw from the proposed transaction for any reason other than CynergisTek’s breach of its exclusivity obligations, or if Party E were to lower the total valuation of CynergisTek below what was presented in the Revised Go-Shop Proposal, or (b) by CynergisTek to Party E if CynergisTek were to breach exclusivity obligations that Party E had included in the Revised Go-Shop Proposal that would require CynergisTek not to discuss or negotiate an Acquisition Proposal with any third party other than Party E, subject to certain exceptions related to the Board of Directors’ fiduciary duties with respect to unsolicited superior proposals, (vii) a requirement that Party E pay and be responsible for specified severance payments as a result of employment termination of CynergisTek employees in connection with the proposed transaction, and (viii) provide that the terms described in clauses (iii), (v) and (vi) above, and certain other terms in the Revised Go-Shop Acquisition Proposal that would customarily be binding terms, all be made to be binding terms in a revised proposal to be submitted by Party E to CynergisTek.  Later that day, representatives of Kirton McConkie held a phone call with the general counsel of Party E to discuss the terms presented in the Revised Go-Shop Acquisition Proposal, the proposed structure of the proposed transaction, the Board of Directors’ other questions and concerns, and the short time remaining until the “go-shop” period under the Merger Agreement expired with respect to Party E as an Excluded Party at 11:59 p.m. Eastern time on June 27, 2022 (the “Excluded Party Go-Shop End Time”).  Party E’s general counsel indicated during the phone call that she would engage Party E’s outside counsel to help revise the Revised Go-Shop Acquisition Proposal to address the Board of Directors’ questions and concerns.

On June 24, 2022, representatives of Kirton McConkie followed up with Party E’s general counsel regarding the expected timing of a revised Acquisition Proposal, and also provided Party E’s general counsel with a revised version of Party E’s Revised Go-Shop Acquisition Proposal reflecting each of CynergisTek’s required changes as enumerated in the foregoing paragraph.  Representatives of Kirton McConkie followed up throughout the day to request a phone call with Party E’s general counsel and outside counsel to discuss CynergisTek’s revised version of the Revised Go-Shop Acquisition Proposal, but did not receive a response from Party E. Also on June 24, 2022, CynergisTek management held a management call with Party E to review various diligence items.  That night, CynergisTek management exchanged correspondence with the Board of Directors to update the Board of Directors of the status of negotiations with Party E and due diligence.

On June 25, 2022, CynergisTek management, certain independent directors, representatives of AGC, and representatives of Kirton McConkie participated in a call with Party E management and general counsel to discuss the Board of Directors’ questions and concerns and the proposed revisions to the Revised Go-Shop Acquisition Proposal that Kirton McConkie had sent to Party E on June 24, 2022.  At the conclusion of that call, Party E’s general counsel indicated that Party E would provide a revised Acquisition Proposal to CynergisTek as soon as possible.  CynergisTek management, representatives of AGC, and representatives of Kirton McConkie followed up with Party E throughout the day on June 26, 2022, but Party E did not provide a revised Acquisition Proposal.

On June 27, 2022, CynergisTek management held a management call with Party E to review various diligence items.  CynergisTek management, certain independent directors, representatives of AGC, and representatives of Kirton McConkie continued to follow up with Party E throughout the day regarding a revised Acquisition Proposal and the impending Excluded Party Go-Shop End Time.

Party E submitted a revised Acquisition Proposal in the form of a non-binding letter of intent (the “Second Revised Go-Shop Acquisition Proposal”) at about 6:00 p.m. Eastern time on June 27, 2022, approximately six hours before the Excluded Party Go-Shop End Time. The Board of Directors met promptly thereafter on such date with CynergisTek management, representatives of AGC, and representatives of Kirton McConkie to review the Second Revised Go-Shop Acquisition Proposal. The Second Revised Go-Shop Acquisition Proposal provided the same overall valuation of CynergisTek as provided in the Revised Go-Shop Acquisition Proposal, again provided for 100% of the proposed purchase price to be paid in equity of Party E, and clarified that the proposed transaction structure would be a merger, similar to the structure of the Merger, but still lacked binding terms that had been discussed and negotiated since the receipt of the initial Go-Shop Acquisition Proposal.  Among other things, the Second Revised Go-Shop Acquisition Proposal (i) indicated that Party E would not pay the Company Termination Fee until Party E and CynergisTek had entered into a definitive agreement with respect to the transaction proposed in the Second Revised Go-Shop Acquisition Proposal, (ii) indicated that the provisions in the Second Revised Go-Shop Acquisition Proposal regarding the payment of the Company Termination Fee would be non-binding, (iii) omitted pricing protections requested by CynergisTek against the volatility of Party E’s stock price, (iv) removed CynergisTek’s requested break-up fee provisions entirely, making the proposed valuation and pricing terms non-binding, (v) required a lock-up agreement from (a) all CynergisTek employees, (b) all CynergisTek executive officers and directors, and (c) holders of five percent or more of CynergisTek’s common stock, in each case, restricting the transfer or sale of Party E stock received as consideration for a period of 12 months for CynergisTek employee stockholders, and six months for such other stockholders, while also, in each case, restricting the number of shares of Party E stock that could be traded by these parties for three years, and (vi) reduced the cap on the CynergisTek fees and costs payable by Party E from $3.4 million to $2.69 million. During the June 27, 2022 meeting, the Board of Directors instructed representatives of Kirton McConkie to mark up the Second Revised Go-Shop Acquisition Proposal to address the foregoing terms that the Board of Directors determined would be necessary in order for the Board of Directors to determine whether Party E’s Acquisition Proposal was a Superior Proposal under the terms of the Merger Agreement. Kirton McConkie provided a revised draft of the Second Revised Go-Shop Acquisition Proposal to Party E’s general counsel at approximately 10:45 p.m. Eastern time, noting that CynergisTek would not be able to continue negotiations or any conversation regarding Party E’s Acquisition Proposal after the Excluded Party Go-Shop End Time unless Party E agreed to CynergisTek’s terms in the revised draft of the Second Revised Go-Shop Acquisition Proposal in order to make such proposal (in the view of CynergisTek’s Board of Directors) a Superior Proposal.  Additionally, CynergisTek management sent an e-mail to Party E’s representatives (including its general counsel) at approximately 11:15 p.m. Eastern time informing them of the approaching Excluded Party Go-Shop End Time, reminding them of CynergisTek’s no-shop obligations under the Merger Agreement beginning at the Excluded Party Go-Shop End Time, and requesting (in accordance with the terms of the Merger Agreement) the prompt return or destruction of all non-public information concerning CynergisTek and its subsidiaries that had been furnished to Party E and its representatives. Party E’s general counsel responded at 11:57 p.m. Eastern time with a revised final Acquisition Proposal in the form of a non-binding letter of intent (the “Final Go-Shop Acquisition Proposal”).

The morning of June 28, 2022, the Board of Directors met with CynergisTek management, representatives of AGC, and representatives of Kirton McConkie to review and discuss the Final Go-Shop Acquisition Proposal, the proposed terms and conditions thereof, and whether the Board of Directors could determine that the Final Go-Shop Acquisition Proposal was reasonably capable of being completed on the terms proposed therein, taking into account various financial, legal, and other aspects thereof.  The Board of Directors noted that the Final Go-Shop Acquisition Proposal (x) did not include key terms that CynergisTek had proposed in CynergisTek’s revised draft of the Second Revised Go-Shop Acquisition Proposal submitted by CynergisTek to Party E’s general counsel on June 27, 2022, and (y) also changed additional terms that had not been requested by CynergisTek and that were unfavorable to CynergisTek and its stockholders.  Most notably, the Final Go-Shop Acquisition Proposal (i) further reduced the cap on the fees and costs payable by Party E in cash from $2.69 million to $2.19 million, indicating that any fees payable to AGC would be paid 50% in cash and 50% in Party E stock, (ii) omitted the requested pricing protections to protect CynergisTek stockholders against the volatility of Party E’s stock price, (iii) again provided that Party E would not pay the Company Termination Fee until Party E and CynergisTek had entered into a definitive agreement with respect to the transaction proposed in the Final Go-Shop Acquisition Proposal, (iv) included a 12-month lock-up period restricting the transfer or sale of (a) Party E shares received as consideration in the proposed transaction by executive officers and directors of CynergisTek (but not CynergisTek employee stockholders generally), and by the holders of five percent or more of CynergisTek’s stock prior to the consummation of the proposed transaction, and (b) the Party E shares proposed to be received by AGC as part of its fee as discussed in clause (i) of this paragraph, (v) reduced the proposed break-up fee that would be payable by Party E to CynergisTek from $2 million to $1 million, and (vi) added a provision that CynergisTek would be required to pay a $1 million break-up fee to Party E in the event Party E found evidence of “fraud or negligence” on the part of CynergisTek. The Board of Directors discussed at length the remaining concerns with the Final Go-Shop Acquisition Proposal, including:

•the all-equity nature of the transaction proposed with Party E, the resulting risk of illiquidity and overall value for CynergisTek’s stockholders in light of the volatility of Party E’s stock price and thin trading volume;

•the non-binding nature of many aspects of the Final Go-Shop Acquisition Proposal and the potential impact to the final amount of consideration to be paid to CynergisTek’s stockholders;

•the failure to include requested pricing protections against the volatility of Party E’s stock price put CynergisTek’s stockholders at risk;

•the financial impact of the proposed timing when the payment of the Company Termination Fee would be paid by Party E (i.e., after signing a definitive agreement with Party E) in light of the fact that the Merger Agreement requires payment of that fee by CynergisTek to Parent at the time of termination of the Merger Agreement;

•because CynergisTek’s agreement with AGC requires that AGC’s fee be paid in cash, Party E’s proposal in the Final Go-Shop Acquisition Proposal to pay half of AGC’s fee in Party E stock would be a potential breach of CynergisTek’s agreement with AGC;

•the financial impact and risk to CynergisTek and its stockholders in terms of cash flow if CynergisTek were required to pay half of the AGC fee in cash (in order to not breach CynergisTek’s agreement with AGC) and the Company Termination Fee at the time it would be due under the Merger Agreement. The financial impact of a requirement for CynergisTek to cover these costs (or any other costs above the cap provided in the Final Go-Shop Acquisition Proposal) would potentially include requiring CynergisTek to obtain debt or equity financing to cover the costs, which could impact the price to be paid in a potential transaction or result in dilution to CynergisTek’s stockholders;

•the Final Go-Shop Proposal’s provision that CynergisTek would potentially be required to pay a break-up fee if Party E found evidence of “fraud or negligence” on the part of CynergisTek is not customary and is based on a subjective and undefined standard in this context, which would (per the terms of the Final Go-Shop Acquisition Proposal) be determined at Party E’s sole discretion. The financial impact of a requirement for CynergisTek to pay the break-up fee in such a non-customary circumstance would potentially require CynergisTek to obtain debt or equity financing to cover the cost of the break-up fee, which could impact the valuation of CynergisTek in future transactions or result in dilution to CynergisTek’s stockholders.  Accordingly, this provision would create unnecessary financial risk to CynergisTek and its stockholders;

•the hard cap on fees and closing costs to be paid by Party E and continued cash flow concerns for CynergisTek, particularly in light of the uncertainty of the amount of time that it would take for Party E and CynergisTek to negotiate and sign a definitive Alterntative Acquisition Agreement (Party E had not, at any time during its negotiations with CynergisTek or as part of any of Party E’s proposals to CynergisTek, provided a draft of such an agreement) and for CynergisTek to thereafter seek and obtain stockholder approval;

•the reduction in the proposed break-up fee in favor of CynergisTek from $2 million to $1 million would not adequately offset CynergisTek’s anticipated expenses (including the payment of the Company Termination Fee to Parent) and time lost that could have been used pursuing an alternative transaction (including the transaction contemplated by the Merger Agreement) or securing financing for continued operations, and could be a significant risk regarding the potential cash position and solvency of CynergisTek if Party E were to walk away from the proposed transaction.  The lower proposed break-up fee would increase the likelihood that CynergisTek would potentially need to obtain debt or equity financing to cover continued operating costs, which could impact the valuation of CynergisTek in future transactions or result in dilution to CynergisTek’s stockholders;

•the likelihood of the timely negotiation of a definitive Alternative Acquisition Agreement with Party E and closing in consideration of the upcoming capital needs of CynergisTek and the increased likelihood that CynergisTek would potentially need to obtain debt or equity financing to cover continued operating costs prior to closing the proposed transaction, which could impact the valuation of CynergisTek in the proposed transaction and/or result in dilution to CynergisTek’s stockholders prior to the proposed transaction; and

•although the Board of Directors was willing to have CynergisTek agree to Party E’s requested lock-up for CynergisTek’s employee stockholders (which without explanation had been omitted from the Final Acquisition Proposal) and CynergisTek’s directors and officers, the Board of Directors was concerned about Party E’s requirement that the lock-up also apply to non-affiliate holders of five percent or more of CynergisTek stock, the impact on liquidity for such non-affiliate holders, and the decreased likelihood that such holders would be supportive of the potential transaction with Party E as a result of the lock-up restrictions required of them by Party E.

The Board of Directors determined that because CynergisTek and Party E had not reached agreement on certain key terms, and because of deficiencies in the Final Go-Shop Acquisition Proposal, including those discussed above, and the non-binding nature of many aspects of the Final Go-Shop Acquisition Proposal, the Final Go-Shop Acquisition Proposal was not reasonably capable of being completed on the terms proposed therein, taking into account various financial, legal, and other aspects thereof, and would put CynergisTek’s stockholders’ interests at unacceptable risk. Accordingly, in spite of the negotiation efforts of the Board of Directors and CynergisTek management, the Board of Directors determined that the Final Go-Shop Acquisition Proposal did not constitute a Superior Offer under the terms of the Merger Agreement. On June 29, 2022, CynergisTek issued a press release announcing the end of the “go-shop” period under the Merger Agreement and providing an update that after continued negotiation with Party E, the Board of Directors had not determined that Party E’s Acquisition Proposal constituted a Superior Proposal under the Merger Agreement.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously: (1) determined that it is in the best interests of CynergisTek and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement; (2) approved, adopted and declared advisable the Merger Agreement and the execution and delivery of the Merger Agreement by CynergisTek, the performance by CynergisTek of its obligations and other agreements under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement be submitted for approval and adoption, and that the Merger be submitted for approval, by the stockholders of the Company; and (4) resolved to recommend that CynergisTek stockholders approve and adopt the Merger Agreement and approve the Merger in accordance with the DGCL. The Board of Directors unanimously recommends that you vote: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.

Reasons for the Merger

In the course of reaching its determination and recommendation, the Board of Directors consulted with CynergisTek management, Kirton McConkie, CynergisTek’s outside legal advisor, and reviewed the opinion of Craig-Hallum. The Board of Directors considered a number of factors, including those below (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) approval of the execution and delivery of the Merger Agreement by CynergisTek, the performance by CynergisTek of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement; and (ii) resolution to recommend that CynergisTek stockholders approve and adopt the Merger Agreement and approve the Merger in accordance with the DGCL:

•Attractive Value. The receipt of the Per-Share Merger Consideration in cash is likely to be more favorable to CynergisTek stockholders than the potential value that might result from other alternatives reasonably available to CynergisTek, including, but not limited to, the continued operation of CynergisTek on a stand-alone basis, due to the assessment of the following:

oPremium to Historic Trading Prices. The $1.25 per share purchase price represents the highest price that Parent is willing to pay and an approximately 115% premium to the closing price per share of CynergisTek common stock on May 20, 2022, the last full trading day before the announcement of the Merger Agreement.  Such implied premium is a much larger implied premium than recent selected M&A transactions, as described below under “—Opinion of Craig-Hallum Capital Group LLC”; and

oCynergisTek’s Past Financial and Operating Performance. Since fiscal 2018, CynergisTek has experienced a period of inconsistent performance. The Company’s revenues for the cybersecurity business for fiscal years ended December 31, 2021, 2020, 2019 and 2018, were declining, and approximately $16.3 million, $18.9 million, $21.4 million, and $21.3 million, respectively.  During this period, CynergisTek was operating at an operating loss and a cash flow deficit, missing its beginning of year Board-approved financial projections.  In addition, CynergisTek saw a material impact to its business from the COVID-19 pandemic and high turnover in its Sales organization, including its Sales leadership.

•Business Considerations Affecting CynergisTek’s Performance. CynergisTek’s ability to achieve sustained, profitable growth has been and is affected by a number of factors, including, but not limited to:

oThe risk factors set forth in CynergisTek’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended;

oThe ongoing COVID-19 pandemic and ensuing government responses has impacted CynergisTek; CynergisTek’s current and potential customers’ businesses, specifically in the healthcare industry, have been directly impacted both financially and operationally in many ways by the pandemic. During this time, the pandemic has led to customers delaying or deferring cybersecurity buying decisions, has limited CynergisTek’s ability to visit customers and potential customers, and has resulted in an overall decrease in CynergisTek’s orders, bookings and revenues in 2020 and 2021.  In late 2021, the market began to recover and order activity increased, but then deceased in early 2022 as macroeconomic instability and termination of COVID-19 stipend impacted healthcare operating margins;

oThe continued economic uncertainty, including related to the COVID-19 pandemic as noted above, the conflict in Ukraine and related sanctions against Russia and Belarus, and inflationary pressures (including specifically, but not limited to, human capital costs which are essential to CynergisTek’s business), as well as the impact that such uncertainty has had, and could continue to have, on CynergisTek’s customers and industry and business and operating results;

oThe challenges and high administrative burden and expense, in comparison to CynergisTek’s current size, of remaining a public company and operating independently;

oThe high degree of dilution that would be incurred by current stockholders if CynergisTek were to raise additional capital at current share prices that would be required to implement a growth strategy as an independent company. The Board of Director’s evaluation of the proposed Merger and other options available to CynergisTek to raise capital occurred during a very difficult time in the U.S. financial markets. The capital markets’ significant decline was continually putting pressure on non-profitable public micro-cap companies creating an environment where fundraising through the capital markets would result in further dilution to their stockholders. CynergisTek’s ability to continue as a going concern is dependent upon CynergisTek’s ability to obtain additional financing, to achieve operating efficiencies, to reduce expenditures and to create cash flow positive operations; CynergisTek was also at risk of being delisted by the NYSE American due to the sharp decrease in its stock price prior to announcement of CynergisTek’s entry into of the Merger Agreement;

oThe negative trends in CynergisTek’s markets and CynergisTek’s inability over time to reverse these trends, the disadvantages faced by CynergisTek due to the significantly greater scale of its competitors; the investments that would be required to build scale to address these challenges, and other efforts to build scale to generate the desired growth or returns, which in turn diminished confidence that future investments could resolve these issues;

oThe fact that the all-cash Per-Share Merger Consideration would provide certainty of value and liquidity to stockholders, while eliminating the effect of long-term business and execution risk to stockholders, including significant risks  and uncertainties associated with other alternatives, including the risks associated with our ability to achieve revenue growth and maintain margins and profitability at acceptable levels; and

oThe view of CynergisTek’s Board of Directors that the Per-Share Merger Consideration was more favorable to CynergisTek stockholders on a risk-adjusted basis than the potential value that might result from other alternatives reasonably available to CynergisTek, based upon the Board of Directors’ extensive knowledge of CynergisTek’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the belief that the Per-Share Merger Consideration represented an attractive and comparatively certain value for CynergisTek stockholders relative to the risk-adjusted prospects for CynergisTek on a standalone basis.

•Opportunity to Receive Alternative Proposals and to Terminate the Transaction in Order to Accept a Superior Proposal. The terms of the Merger Agreement contain the following provisions that permitted CynergisTek to solicit Alternative Proposals during a “go-shop” period and to receive unsolicited Alternative Proposals, as well as certain termination provisions, including:

othe right, pursuant to a 30-day “go-shop” period (or 35-day “go-shop” period, in case of certain bidders who made a Superior Proposal on or prior to June 22, 2022) that ended on June 22, 2022, to solicit alternative Acquisition Proposals from, and participate in discussions and negotiations with, Third Parties regarding any alternative Acquisition Proposals;

othe ability, under certain limited circumstances, after the No Shop Period Start Date, to furnish information to, and conduct negotiations with, Third Parties regarding bona fide Acquisition Proposals;

oParent’s obligation to pay CynergisTek a termination fee of $710,000 if the Merger Agreement is terminated by CynergisTek due to any uncured breach of representations or covenants made by Parent or Merger Sub that causes a closing condition not to be met (following notice and an opportunity to cure); and

oCynergisTek’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to certain conditions of the Merger Agreement and paying Parent a termination fee of either (i) $470,000 if the Merger Agreement was terminated before the No Shop Period Start Date, or (ii) $710,000 in the case of any other such termination;

•Required Stockholder Approval. The Merger Agreement and the Merger are subject to approval by CynergisTek stockholders, who are free to reject the Merger Agreement and the Merger;

•Receipt of Opinion from Craig-Hallum. The opinion of Craig-Hallum was delivered to the Board on May 23, 2022, to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Craig-Hallum, as described in its written opinion, the Per-Share Merger Consideration was fair, from a financial point of view, to the holders of CynergisTek common stock, as more fully described below under “—Opinion of Craig-Hallum Capital Group LLC”, which full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

•Likelihood of Completion. The likelihood of completion of the Merger in light of the terms of the Merger Agreement and the closing conditions, including:

othe conditions to closing contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of CynergisTek’s representations and warranties, are generally subject to a materiality qualification;

othe ability of the parties to consummate the Merger, including the fact that Parent’s obligation to complete the Merger is not conditioned upon, nor limited by, the receipt of third-party debt financing or the completion of any marketing period;

othe fact that Parent has obtained committed equity financing for the transaction from the Investor sufficient to fund, together with cash on hand at CynergisTek, the aggregate purchase price required to be paid at the closing of the Merger, including the cash consideration required to be paid in connection with the Company Options, Company RSUs and Company Warrants, as well as certain fees and expenses to be paid at the closing of the Merger, on the terms and subject to the conditions of the Merger Agreement;

othe requirement that Parent pay a $710,000 termination fee to CynergisTek if the Merger Agreement is terminated (i) by CynergisTek, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement that causes a closing condition not to be met (following notice and an opportunity to cure); or (ii) by Parent, because the closing of the Merger has not occurred by the Termination Date (as defined below) and at such time CynergisTek could have terminated the Merger Agreement due to Parent’s uncured breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement;

othe availability of appraisal rights under Delaware law to holders of shares of CynergisTek common stock who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement; and

othe fact that, in the absence of the Merger, CynergisTek would continue to incur significant expenses by remaining a public company, including legal, accounting, transfer agent, printing and filing fees, and that those expenses could adversely affect CynergisTek’s financial performance and the value of its shares; and

•Business Reputation of Clearwater. The business reputation of Clearwater and its affiliates and such affiliates’ management and financial resources support the conclusion that a transaction with Clearwater could be completed relatively quickly and in an orderly manner.

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):

•No Stockholder Participation in Potential Future Growth or Earnings. CynergisTek will no longer exist as an independent, publicly traded company, and stockholders will no longer participate in any future earnings or growth that CynergisTek may have and will not benefit from any potential future appreciation in value of CynergisTek;

•Effect of Failure to Complete the Merger. While CynergisTek expects that the Merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and thus it is possible that the Merger may not be completed in a timely manner or at all. If the Merger is not completed in a timely manner or at all: (i) CynergisTek will have incurred significant risk and transaction and opportunity costs, including the potential adverse effect on CynergisTek’s ability to attract and retain key personnel, the diversion of management and employee attention and the potential disruptive effect on CynergisTek’s day-to-day operations and CynergisTek’s relationships with customers, suppliers and other third parties, (ii) the trading price of shares of CynergisTek common stock is likely to be adversely affected; and (iii) the market’s perceptions of CynergisTek’s competitive position and prospects could be adversely affected (see also “—Transaction Costs” below);

•Risk Associated with Equity Commitment. CynergisTek will rely on the Equity Commitment Letter in connection with Parent’s obligation to pay the aggregate Per-Share Merger Consideration or the Parent Termination Fee, if applicable, under the Merger Agreement;

•No Solicitation. At the time that CynergisTek began discussing the potential Merger with Parent, CynergisTek was not engaged in a formal process of marketing itself for sale and therefore had not conducted a market-check process or solicited bids from a large group of potential interested parties prior to the execution of the Merger Agreement. However, under the terms of the Merger Agreement, CynergisTek would be able to perform a market check during the “go shop” period. The terms of the Merger Agreement prohibit CynergisTek and its representatives from soliciting Third Parties after the No Shop Period Start Date;

•Improvement in CynergisTek’s Prospects. The risk that CynergisTek’s prospects could change materially, including in ways beneficial to CynergisTek, but such change would not constitute an intervening event under the Merger Agreement that would entitle the Board to change its recommendation to CynergisTek’s stockholders, and the Per-Share Merger Consideration offered under the Merger Agreement is fixed regardless of such changes;

•Interim Restrictions on Business. The Merger Agreement imposes restrictions on the conduct of CynergisTek’s business prior to the consummation of the Merger, including the requirement that CynergisTek use commercially reasonable efforts to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent CynergisTek from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, CynergisTek might have pursued;

•Company Termination Fee. The possibility that CynergisTek will be required to pay Parent a termination fee under certain circumstances, including if the Board of Directors terminates the Merger Agreement to accept a Superior Proposal, of either (i) $470,000 if the Merger Agreement was terminated before the No Shop Period Start Date or (ii) $710,000, in the case of any other such termination;

•Parent Termination Fee. CynergisTek’s remedy in the event of breach of the Merger Agreement by Parent or Merger Sub, under certain circumstances, may be limited to receipt of the Parent Termination Fee of $710,000, and such reverse termination fee may be inadequate to compensate CynergisTek for the damage caused (and such termination fee is itself limited to CynergisTek’s termination of the Merger Agreement for Parent’s breach of its representations, warranties and covenants), and if available, other rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain;

•Taxable Consideration. The Merger will be a taxable transaction to CynergisTek’s stockholders that are U.S. holders for U.S. federal income tax purposes and, therefore, such stockholders generally will be required to pay U.S. federal income tax on any gains they recognize as a result of the Merger;

•Transaction Costs. CynergisTek will incur significant costs in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated), which may have a negative effect on its financial results;

•Public Announcement of the Merger Agreement. The Merger may not be completed, and, in such case a public announcement of the execution of the Merger Agreement followed by the announcement of the termination of the Merger Agreement may have an adverse effect on CynergisTek’s sales, operating results and stock price, and CynergisTek’s ability to attract and retain key management and sales and marketing personnel;

•Closing Conditions. The completion of the Merger would require the approval of CynergisTek’s stockholders, as well as the satisfaction of certain other closing conditions, including that no Company Material Adverse Effect (as defined below) has occurred, which conditions are not entirely within CynergisTek’s control, and there can be no assurances that any or all such conditions will be satisfied;

•Interests in the Merger. The fact that certain executive officers and directors of CynergisTek may have interests in the Merger that are different from, or in addition to, those of CynergisTek’s stockholders (see “—Interests of CynergisTek’s Directors and Executive Officers in the Merger”); and

•Risk of Litigation. There is a risk of litigation arising in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement.

The foregoing discussion of reasons for the recommendation to approve and adopt the Merger Agreement and approve the Merger and the transactions contemplated thereby is not meant to be exhaustive but addresses the material information and factors considered by the Board of Directors in consideration of its recommendation. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to such factors. The Board of Directors based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Forward-Looking Statements.”

Opinion of Craig-Hallum Capital Group LLC

On May 23, 2022, Craig-Hallum rendered its oral opinion to our Board of Directors (which was subsequently confirmed in writing by delivery of Craig-Hallum’s written opinion, dated the same date), stating that, as of the date of the letter and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications in such letter, the Per-Share Merger Consideration is fair, from a financial point of view, to the holders of CynergisTek common stock.

The full text of Craig-Hallum’s written opinion letter, dated as of May 23, 2022, is attached as Annex B. You should read Craig-Hallum’s opinion letter carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken, and the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Craig-Hallum in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion letter. Stockholders should read the opinion letter carefully and in its entirety. Craig-Hallum’s opinion letter was directed to CynergisTek’s Board of Directors, in its capacity as the Board of Directors, and addressed only the fairness from a financial point of view, as of the date of the opinion, to us of the Per-Share Merger Consideration to be paid under the Merger Agreement. The opinion letter does not constitute a recommendation as to how any stockholder should vote with respect to the proposed Merger or any other matter.

In connection with rendering its opinion, Craig-Hallum, among other things:

(i)reviewed the final draft of the Merger Agreement, notated “CTEK Comments 5/21,” provided to Craig-Hallum on May 22, 2022;

(ii)reviewed certain financial, operating, and business information related to CynergisTek provided to Craig-Hallum by management of CynergisTek;

(iii)reviewed CynergisTek’s audited financial statements for the years ended December 31, 2021 and 2020 and unaudited interim financial statements for the three months ended March 31, 2022;

(iv)reviewed a detailed financial projection model of CynergisTek for the years ending December 31, 2022 through 2026, provided to Craig-Hallum by management of CynergisTek;

(v)reviewed other internal documents, including the data room prepared by CynergisTek and its advisors, relating to the history, past and current operations, financial conditions, and expected future outlook of CynergisTek, provided to Craig-Hallum by management of CynergisTek;

(vi)reviewed various press releases, internal presentation and marketing materials prepared by the management of CynergisTek, industry and market reports, research reports and white papers;

(vii)discussed the information above with members of CynergisTek’s management and had discussions concerning the information referred to above and the background and other elements of the proposed Merger, the financial condition, current operating results, and business outlook for CynergisTek; and

(viii)performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including an analysis of comparable public companies that Craig-Hallum deemed relevant, an analysis of comparable M&A transactions that Craig-Hallum deemed relevant, an analysis of publicly available information for those comparable transactions to determine the premiums (or discounts) paid over recent trading prices prior to announcement of the transaction, and a discounted cash flow analysis.

In addition, Craig-Hallum conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as it deemed necessary in arriving at its opinion.

In its review and analysis and in arriving at its opinion, Craig-Hallum assumed and relied on the accuracy and completeness of all of the financial, business, and other information provided to or otherwise discussed with Craig-Hallum or publicly available. Craig-Hallum was not engaged to, and did not independently attempt to, verify any of such information. Craig-Hallum also relied upon information provided by CynergisTek’s management as to the reasonableness and achievability of the financial and production projections (and the assumptions and bases therefor) provided to Craig-Hallum, and, with CynergisTek’s consent, Craig-Hallum assumed that the projections were reasonably prepared and reflect the best currently available estimates and judgments of CynergisTek’s management. Craig-Hallum was not engaged to assess the reasonableness or achievability of the projections or the assumptions on which they were based, and Craig-Hallum expressed no view as to such projections or assumptions. In addition, Craig-Hallum did not conduct a physical inspection or appraisal of any of the assets, properties or facilities owned by CynergisTek, and Craig-Hallum was not furnished with any such evaluation or appraisal. Craig-Hallum also assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the proposed Merger would be obtained without any material adverse effect on CynergisTek or the proposed Merger.

Craig-Hallum was not asked to, nor did Craig-Hallum, offer any opinion as to the material terms of Merger Agreement or the form of the proposed Merger. In rendering its opinion, Craig-Hallum assumed, with CynergisTek’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the drafts that Craig-Hallum examined, and that the conditions to the Merger in the Merger Agreement will be satisfied and that the Merger will be consummated on a timely basis in the manner contemplated by the Merger Agreement. Craig-Hallum was not requested to, and did not, (i) participate in negotiations with respect to the Merger Agreement, (ii) solicit any expressions of interest from any other parties with respect to the proposed Merger or any other alternative transaction, or (iii) advise CynergisTek’s Board of Directors or any other party with respect to alternatives to the proposed Merger.  Furthermore, Craig-Hallum was not requested to, and did not, provide advice regarding the structure or any other aspect of the proposed Merger, or provide services other than the delivery of the opinion letter.

Craig-Hallum’s opinion was based on economic and market conditions and other circumstances existing on, and information made available to Craig-Hallum as of, May 23, 2022, and does not address any matters subsequent to such date. Craig-Hallum’s opinion was limited to the fairness from a financial point of view, as of the date of the opinion, to the holders of CynergisTek common stock of the Per-Share Merger Consideration to be paid under the Merger Agreement. Craig-Hallum’s opinion does not address the underlying business decision to affect the proposed Merger or any other terms of the Merger Agreement or the relative merits of the proposed Merger as compared to any alternative business strategies or transactions that might be available to CynergisTek. Although subsequent developments may affect Craig-Hallum’s opinion, Craig-Hallum does not have any obligation to update, revise, or reaffirm its opinion. Craig-Hallum’s opinion was approved by a fairness committee of Craig-Hallum.

The following is a summary of the material financial analyses performed by Craig-Hallum in arriving at its opinion. Craig-Hallum’s opinion letter was only one of many factors considered by the CynergisTek Board of Directors in evaluating the proposed Merger. Neither Craig-Hallum’s opinion nor its financial analyses were determinative of the Per-Share Merger Consideration or of the views of CynergisTek’s Board of Directors or CynergisTek’s management with respect to the Per-Share Merger Consideration or the proposed Merger. None of the analyses performed by Craig-Hallum were necessarily assigned a greater significance by Craig-Hallum than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Craig-Hallum. Some of the summaries in the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Craig-Hallum’s financial analyses. The summary text describing each financial analysis does not constitute a complete description of Craig-Hallum’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Craig-Hallum. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Craig-Hallum with respect to any of the analyses performed by it in connection with its opinion. Rather, Craig-Hallum made its determination as to the fairness, from a financial point of view, to us of the Per-Share Merger Consideration to be paid under the Merger Agreement based on its analyses as a whole.

Unless the context indicates otherwise, for purposes of the financial analyses described below, Craig-Hallum calculated enterprise value (“EV”) for each company (defined as the relevant company’s common equity value, plus book value of preferred stock, plus fair value of contingent consideration, plus debt, plus capital leases, plus earnout liabilities, less cash and cash equivalents (“net debt”), plus, where applicable, book value of non-controlling interests), including (a) EV for each publicly traded company, based on (I) the market value of the relevant company’s diluted common equity, calculated with the treasury stock method using closing stock prices on May 20, 2022 and (II) the relevant company’s net debt as of such company’s most recently reported quarter end, (b) EV for each target business included in the merger and acquisition (“M&A”) transactions based on, where available, (I) the implied value of the relevant target company’s common equity using the implied purchase price paid for such target company’s common equity in the relevant M&A transaction and the relevant target company’s net debt as of such target company’s most recently reported quarter end immediately prior to announcement of the relevant M&A transaction (in the case of M&A transactions involving the acquisition of public companies) or otherwise (II) the publicly announced EV for the target business at the time of announcement of the relevant M&A transaction and (c) a range of implied EV’s for the Company based on EV/Revenue multiples calculated from public and private company comparable EV/Revenue ratios and applied to the relevant Company revenue figure for the same period. Those ranges were then used to calculate a range of implied per-share value of common stock based on (I) subtracting net debt of approximately ($0.8) million as of March 31, 2022 from the range of implied EV’s for the Company and (II) dividing these ranges by the diluted shares calculated using the treasury stock method, of CynergisTek common stock (including options and restricted stock units) of approximately 13.9 million as of May 13, 2022. These values were then compared to the Per-Share Merger Consideration. Additionally, references to “EBITDA” are references to earnings before interest, tax, depreciation and amortization, adjusted for stock-based compensation and (i) in the case of CynergisTek, includes adjustments for change in fair value of contingent consideration, acquisition related expenses, impairment loss, other operating expenses, and executive transition expenses and (ii) in the case of companies other than CynergisTek, includes other non-recurring items, as applicable.

Analysis of Comparable Publicly Traded Companies

Craig-Hallum reviewed and compared certain publicly available financial data, ratios and trading multiples for seven comparable publicly traded companies that Craig-Hallum determined, based on its professional judgment, to be reasonably comparable to CynergisTek. The comparable publicly traded companies Craig-Hallum selected were Cross Country Healthcare, Inc., The Hackett Group, Inc., Resources Connection, Inc., NNIT A/S, Computer Task Group, Incorporated, Smart Employee Benefits Inc., and GSE Systems, Inc. Although none of the seven selected publicly traded companies are directly comparable to CynergisTek, Craig-Hallum reviewed these companies because, among other things, Craig-Hallum determined that their businesses, financial information, service offerings, and operating profiles are reasonably comparable to those of CynergisTek for purposes of this analysis. In selecting comparable public companies, Craig-Hallum focused on businesses that provide consulting, IT, professional, business and other services with product or service offerings comparable to CynergisTek, and that have EVs of less than $1 billion. Financial data of the selected companies was based on publicly available information such as public filings and third-party equity research reports. Craig-Hallum reviewed data, including stock price, market capitalization, EV, gross margin percentage, and revenue multiples based on the last 12 months revenues, estimated calendar year 2022 revenues, and estimated calendar year 2023 revenues, for each of the selected publicly traded companies. The multiples for each of the selected companies were calculated using their respective closing prices on May 20, 2022 and were based on the most recent publicly available information and information collected from S&P Capital IQ.

The following tables reflects the results of this analysis:

EV / Revenue
	LTM	2022	2023
Maximum	2.1x	2.0x	1.8x
75th Percentile	0.8x	0.7x	0.9x
Median	0.7x	0.6x	0.5x
25th Percentile	0.5x	0.3x	0.4x
Minimum	0.3x	0.3x	0.2x

Using the first quartile and third quartile as the low and high points of the ranges resulted in implied equity prices per share range for CynergisTek of approximately:

Implied Per-Share Value of CynergisTek Common Stock
EV/LTM Revenue	$0.63-$1.04
EV/2022 Revenue	$0.54-$1.02
EV/2023 Revenue	$0.73-$1.69
Per-Share Merger Consideration	$1.25

No company used in the comparable company analysis is identical to CynergisTek. In evaluating selected publicly traded companies, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond CynergisTek’s control, such as the impact of competition on CynergisTek and the industry generally, industry growth and the absence of any adverse material change in CynergisTek’s financial conditions and prospects or those of CynergisTek or the industry or the financial markets in general.

Analysis of Comparable M&A Transactions

Craig-Hallum performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms for selected transactions.

Craig-Hallum reviewed and compared certain publicly available transaction valuation metrics that Craig-Hallum determined, based on its professional judgment, were reasonably comparable to the proposed Merger.

Craig-Hallum reviewed and selected precedent transactions that, in the exercise of its professional judgment, were deemed to be relevant to its analysis after meeting the following criteria: (i) the target company operated in the consulting, IT, professional, business and other services sectors, (ii) transactions that closed since January 1, 2019, with publicly available financial terms, (iii) the target company’s implied EV was less than $1 billion, and (iv) the acquisition was not of a minority interest. The following tables reflect the results of these analyses with respect to comparable transactions:

Target	Acquiror	Date Transaction Closed	Implied Enterprise Value	EV/ Revenue (LTM)
Catapult Systems, LLC	Quisitive, LLC	November 22, 2021	$52	1.0x
Comsec Ltd	HUB Security	September 29, 2021	$22	0.6x
Woocode Ab	Exsitec Holding AB	April 19, 2021	$5	1.4x
PGS Inc.	Happiest Minds Technologies Limited	January 29, 2021	$8	0.8x
Zenetex, LLC	Vectrus Systems Corporation	December 31, 2020	$118	0.5x
GuideVision, s.r.o.	Infy Consulting Company Limited	October 1, 2020	$36	2.4x
DWS Limited	HCL Australia Services Pty Limited	December 24, 2020	$143	1.1x
Excellis Health Solutions, LLC	NNIT A/S	November 16, 2020	$42	2.4x
Professional Group Conversia, S.L.U	ASPY Salud Global SL	July 31, 2020	$56	2.0x

Difrent Ltd	The Panoply Holdings plc	September 8, 2020	$10	1.2x
Seer Security Pty Ltd	Tesserent Limited	August 4, 2020	$15	2.7x
KEN FIRST CO., Ltd	Financial Products Group Co., Ltd	April 22, 2020	$7	1.4x
StarDust SAS	Computer Task Group, Incorporated	March 3, 2020	$7	1.0x
EdgeRock Technologies, LLC	BG Staffing, Inc.	February 3, 2020	$22	0.5x
Nasstar plc	GCI Managed Services Group Limited	January 27, 2020	$91	3.2x
ISS Consulting Ltd	itelligence AG	January 6, 2020	$8	0.4x
AdvaniaNorge AS	Columbus A/S	January 6, 2020	$5	0.5x
Veracity Consulting Group, LLC	Resources Connection, Inc	July 31, 2019	$41	1.9x
SecureLink nv	Orange S.A.	July 8, 2019	$578	2.1x
Nielsen+Partner Unternehmensberater GmbH	Larsen & Toubro Infotech GmbH	March 4, 2019	$32	2.8x
DHA Group Inc	ECS Federal, LLC	January 25, 2019	$46	0.8x

This analysis indicated the following implied multiples:

EV / Revenue
LTM
Maximum	3.2x
75th Percentile	2.2x
Median	1.2x
25th Percentile	0.7x
Minimum	0.4x

Using the first quartile and third quartile as the low and high points of a range resulted in an implied equity price per share range for CynergisTek of approximately:

Implied Per-Share Value of CynergisTek Common Stock
EV/LTM Revenue	$0.88-$2.76
Per-Share Merger Consideration	$1.25

No transaction used in the analysis of comparable transactions is identical to CynergisTek or the proposed Merger. In evaluating the precedent transactions, Craig-Hallum made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond CynergisTek’s control. These include, among other things, the impact of competition on the business of CynergisTek or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Leafy or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

Premiums Paid Analysis

Craig-Hallum reviewed publicly available information for selected completed M&A transactions to determine the implied premiums paid in such M&A transactions over recent trading prices of the relevant target companies at certain dates immediately prior to announcement of the relevant transaction. Craig-Hallum selected M&A transactions announced since January 1, 2017, involving U.S.-based public target companies with equity values greater than $10 million but less than $250 million with target primary industry classifications in the IT Services, Software and Services, or Research and Consulting Services industries. Based on these criteria, Craig-Hallum reviewed 31 M&A transactions and compared the implied premiums paid in those selected M&A transactions over certain time periods to the premium that would be paid to the holders of CynergisTek common stock based on the Per-Share Merger Consideration.

Such range of implied premiums (i) based on the date one day prior to announcement of the relevant transaction indicated first quartile, median and third quartile implied premiums of 16%, 28% and 47%, respectively, for the selected M&A transactions as compared to an implied premium represented by the Per-Share Merger Consideration of 116%, (ii) based on the date one week prior to announcement of the relevant transaction indicated first quartile, median and third quartile implied premiums of 17%, 24% and 56%, respectively, for the selected M&A transactions, as compared to an implied premium represented by the Per-Share Merger Consideration of 74% and (iii) based on the date one month prior to announcement of the relevant transaction indicated first quartile, median and third quartile implied premiums of 16%, 29% and 80%, respectively, for the selected M&A transactions, as compared to an implied premium represented by the Per-Share Merger Consideration of 29%.

Discounted Cash Flow Analysis

Craig-Hallum performed a discounted cash flow analysis of CynergisTek, using CynergisTek’s projections, which was performed to demonstrate an illustrative indication of the implied present value of CynergisTek common stock on a per share basis. Craig-Hallum calculated a range of implied equity values of CynergisTek based on forecasts of future unlevered free cash flows for the remainder of fiscal year 2022 as of March 31, through fiscal year 2026 provided by the management of CynergisTek. Craig-Hallum first calculated unlevered free cash flows (calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization, less the amount of any increase or plus the amount of any decrease in net working capital, less capital expenditures and less any acquisition costs) of CynergisTek for fiscal years 2022 to 2026, using an assumed tax rate of 28.0%.

Craig-Hallum then calculated terminal values for CynergisTek using the terminal value method based on revenue and EBITDA multiples. The terminal value based on revenue multiples was calculated by applying a range of terminal LTM revenue multiples of .5x to 1.5x and terminal LTM EBITDA multiples of 8x to 10x (selected based on Craig-Hallum’s professional judgment after consideration of the precedent M&A transactions multiples and comparable public company multiples) to CynergisTek management’s revenue and EBITDA forecast for fiscal year 2026. These unlevered free cash flows and terminal values were then discounted to their respective present values as of March 31, 2022, using a range of discount rates of 20.0% to 24.0% (selected based on Craig-Hallum’s professional judgment and derived from an analysis of the estimated weighted average cost of capital using CynergisTek comparable company data) to calculate a range of implied EVs for CynergisTek. Craig-Hallum then derived a range of implied per share values for CynergisTek common stock using estimated net debt as of March 31, 2022, valuation of CynergisTek’s net operating loss carryforwards and diluted share information (based on estimates provided to Craig-Hallum by CynergisTek management). From this analysis, Craig-Hallum derived the 25th and 75th percentiles for the values produced from the discounted cash flow analysis which per share range was $.99 to $1.69 for the revenue analysis and $1.58 to $1.80 for the EBITDA analysis. Craig-Hallum then compared this range to the Per-Share Merger Consideration to be paid under the Merger Agreement.

Although discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including commodity prices and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of CynergisTek’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is a less effective method of evaluating transactions than when other analyses are used for such purposes.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Craig-Hallum but does summarize the material analyses performed by Craig-Hallum in rendering its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Craig-Hallum did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Craig-Hallum made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Craig-Hallum based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Craig-Hallum based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Craig-Hallum are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Craig-Hallum’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold.

The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Craig-Hallum’s view of the actual value of the target or the combined company.

Under the terms of an amended engagement letter dated May 10, 2022, CynergisTek has agreed to pay Craig-Hallum a fee of $250,000 for rendering its opinion, which was payable upon the delivery of Craig-Hallum’s opinion. No part of Craig Hallum’s fee is conditioned upon the conclusion expressed in its opinion. In addition, CynergisTek agreed to reimburse Craig-Hallum for certain of its expenses and to indemnify Craig-Hallum and related persons against various potential liabilities, including certain liabilities that may arise in connection with Craig-Hallum’s engagement.

Craig-Hallum has in the past provided investment banking and financial advisory services to CynergisTek and has received fees for the rendering of such services. These services include providing a fairness opinion in connection with a divestiture in 2019 for which they received a customary fee and acting as selling agent in connection with CynergisTek’s “at-the-market” offerings, for which they received a customary commission. Craig-Hallum may also, in the future, provide investment banking and financial advisory services to CynergisTek, or entities that are affiliated with CynergisTek, for which Craig-Hallum would expect to receive compensation.

Management Projections

Although CynergisTek has in the past publicly issued limited short-term guidance concerning ranges of revenue, CynergisTek does not, as a matter of course, publicly disclose long-term forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying long-term assumptions, estimates and projections. However, CynergisTek is including certain previously nonpublic unaudited prospective financial information prepared by its management for the calendar years 2022 to 2026 (“Management Projections”), as well as certain historical financial information (“Historical Information”), in order to provide CynergisTek stockholders with access to information that was made available to the Board of Directors in connection with its evaluation of the Merger. The Management Projections and Historical Information (except as set forth below) were presented to the Board of Directors on January 27, 2022.

The following table presents the Historical Information and Management Projections:

	Historical Information(1)			Management Projections
($ in millions)	2020	2021	LTM	2022	2023	2024	2025	2026
Revenue	18.8	16.3	16.8	19.3	24.2	29.4	35.4	42.5
Cost of Goods Sold	12.6	10.3	10.5	11.8	13.9	15.8	18.2	21.4
Gross Profit	6.2	6.0	6.3	7.5	10.3	13.6	17.1	21.2
Total Operating Expenses	14.3	14.8	14.3	12.4	13.2	13.9	15.0	16.7
Operating Income (Loss)	(8.1)	(8.8)	(8.0)	(4.9)	(2.9)	(0.3)	2.1	4.5
Net Income (Loss)	(18.4)	(2.2)	(2.2)	(3.9)	(2.3)	(0.2)	1.6	3.5
Adjusted EBITDA(2)	(3.8)	(7.1)	(5.9)	(2.9)	(1.0)	1.4	3.9	6.2
Unlevered Free Cash Flow(3)	0.9	(4.9)	(5.3)	(0.7)	(1.0)	(0.5)	1.0	2.4
Growth and Margins
Total Revenue Growth (%)		(13.6)		18.6	25.2	21.4	20.2	20.4
Gross Margin (%)	33.1	36.8	37.4	39.2	42.5	46.2	48.5	49.6
Operating Margin (%)	(42.8)	(54.0)	(47.7)	(25.1)	(12.0)	(1.1)	6.0	10.5
Adjusted EBITDA Margin (%)	(20.4)	(43.8)	(35.3)	(15.0)	(4.2)	(4.9)	11.0	14.6
Adjusted EBITDA Growth (%)		(86.8)		59.1	65.50	240.0	178.6	58.9

(1)Represents actual results for the fiscal years ended December 31, 2019, 2020 and 2021.

(2)Adjusted EBITDA is a non-GAAP financial measure that represents earnings before interest, tax, depreciation and amortization, adjusted for stock-based compensation, change in fair value of contingent consideration, acquisition related expenses, impairment loss, one-time restructuring expenses, executive transition expenses, system assessment fees, certain one-time legal expenses and other non-operating gains and losses such as the relief funds received from Singaporean government in relation to the ongoing pandemic. Adjusted EBITDA does not exclude public company costs.

(3)Unlevered Free Cash Flow is a non-GAAP financial measure that represents post tax operating income, plus depreciation and amortization, (increase)/decrease in working capital, less capital expenses. Unlevered Free Cash Flow for the years ended December 31, 2019, 2020 and 2021 was not part of the presentation to the Board of Directors on May 23, 2022.

Management Projections were developed by CynergisTek management on a standalone basis without giving effect to the Merger and the other transactions contemplated by the Merger Agreement, or any changes to CynergisTek’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, the Management Projections do not take into account the effect of any failure of the transactions contemplated by the Merger Agreement to be completed and should not be viewed as accurate or continuing in that context. Management Projections are based on a number of assumptions which include, but are not limited to organic growth (i.e. no acquisitions); continued investments across CynergisTek’s businesses consistent with strategic initiatives. Management Projections were based on information known to management as of early May, 2022. In the view of CynergisTek management, the Management Projections have been reasonably prepared by CynergisTek management on bases reflecting the best currently available estimates and judgments of CynergisTek management of the future financial performance of CynergisTek at the time of the presentation to the Board of Directors and other matters covered thereby.

Although the Management Projections are presented with numerical specificity, they were based on numerous variables and assumptions made by CynergisTek management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to CynergisTek’s business, all of which are difficult or impossible to predict accurately and many of which are beyond CynergisTek’s control. The Management Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management Projections, including, but not limited to, CynergisTek’s performance, industry performance, general business and economic conditions, customer requirements, staffing levels, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in CynergisTek’s reports filed with the SEC. There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than forecasted. The Management Projections cover several years, and such information by its nature becomes less reliable with each successive year. In addition, the Management Projections will be affected by CynergisTek’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections reflect assumptions as to certain business decisions that are subject to change and cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the Management Projections should not be regarded as an indication that CynergisTek, Craig-Hallum, their respective officers, directors, affiliates, advisors, or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Management Projections will be necessarily predictive of actual future events. No representation is made by CynergisTek or any other person regarding the Management Projections or CynergisTek’s ultimate performance compared to such information. The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about CynergisTek contained in CynergisTek’s public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the Management Projections.

The Management Projections do not adequately take into account the need for financing and the net effect of financing (debt or equity) on CynergisTek’s stock price. CynergisTek does not currently have the necessary cash on its balance sheet to execute on the projections provided.  As a result, CynergisTek recognized the need to source additional financing either through equity or debt means.  The Management Projections do not take into consideration the impact of these financing options including costs incurred to source the required funds, any ongoing interest expense or stockholder dilution as a result, or the potential impact if CynergisTek is not able to obtain additional financing.  Additionally, the Management Projections do not take into consideration the changes CynergisTek would need to make to reduce operating expenses if financing is not available and the negative impact it could have on CynergisTek’s ability to meet the Management Projections.

The Management Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. At the direction of CynergisTek management, the non-GAAP financial measures used in the Management Projections were relied upon by Craig-Hallum for purposes of its opinion and by the Board of Directors in connection with its evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. Accordingly, CynergisTek has not provided a reconciliation of the financial measures included in the Management Projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by CynergisTek may not be comparable to similarly titled amounts used by other companies. Neither CynergisTek’s independent auditor nor any other independent accountant has compiled, examined or performed any procedures with respect to the Management Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The summary of the Management Projections is included solely to give stockholders access to the information that was made available to the Board of Directors, Craig-Hallum, Parent, and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the Merger.

In addition, the Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, CynergisTek does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

Interests of CynergisTek’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to approve and adopt the Merger Agreement and approve the Merger, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be approved and adopted, and the Merger be approved, by stockholders. These interests are described in more detail and, where applicable, are quantified in the narrative below.

Employee Benefits; Compensation Arrangements with CynergisTek or Parent

Under the Merger Agreement, for a period of 12 months after the Effective Time, Parent has agreed to provide each employee of CynergisTek as of the Effective Time who continues with the Surviving Corporation base salary or wages no less favorable as provided immediately prior to the Effective Time, and continued coverage under employee benefit plans (excluding equity and phantom equity awards, severance payments or benefits, equity purchase agreements and individual change in control and/or severance agreements or arrangements) on substantially the same terms and conditions as provided under CynergisTek’s or under Parent’s plans as of the Effective Time.  The annual cash bonus incentive opportunity for employees of CynergisTek at the Effective Time shall continue in effect for the duration of 2022, except that Parent may change the performance criteria for any such bonus opportunity.  For more information about such employee benefit provisions, see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Employee Benefits.”

The Merger Agreement does not obligate Parent (or the Surviving Corporation) to continue the employment of any executive officers following completion of the Merger.  With respect to:

•Michael McMillan (CynergisTek’s President and Chief Executive Officer), Mr. McMillan’s employment agreement with CynergisTek is scheduled to expire by its terms on July 26, 2022.  CynergisTek expects to enter into an amendment to the employment agreement with Mr. McMillan pursuant to which the term of his employment agreement will be extended until the completion of the Merger (or if applicable, the termination of the Merger Agreement), although no definitive amendment has yet been entered into. Mr. McMillan will not be entitled to any severance upon expiration of his employment agreement, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of CynergisTek’s Directors and Executive Officers in the Merger—Employment Agreements with Executive Officers.” On June 23, 2022, Parent discussed entering into a consulting arrangement with Mr. McMillan following completion of the Merger pursuant to which Mr. McMillan would provide part-time advisory, business development and other support to Parent and/or the Surviving Corporation for one year following completion of the Merger in exchange for an aggregate amount equal to $50,000 (the “Potential McMillan Consulting Arrangement”).  No definitive agreement has yet been entered into in connection with such discussions;

•Paul Anthony (CynergisTek’s Secretary and Chief Financial Officer), on June 10, 2022, Parent discussed with Mr. Anthony that Parent expected that Mr. Anthony’s employment with CynergisTek would be terminated within the three-month period following completion of the Merger, although no definitive agreement with respect to any such termination has yet been entered into.  Such termination would entitle Mr. Anthony to severance benefits under the terms of his employment agreement with CynergisTek, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of CynergisTek’s Directors and Executive Officers in the Merger—Employment Agreements with Executive Officers;” and

•Timothy McMullen (CynergisTek’s Chief Operating Officer), on June 29, 2022, Parent discussed with CynergisTek that Parent expected that Mr. McMullen’s position would likely be eliminated, and as a result his employment with CynergisTek would either be terminated after an as-yet-undetermined transition period following completion of the Merger, or not renewed when his existing employment agreement expires on October 12, 2022, although no definitive agreement with respect to any such termination or non-renewal has yet been entered into. Such termination or non-renewal would entitle Mr. McMullen to severance benefits under the terms of his employment agreement with CynergisTek, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of CynergisTek’s Directors and Executive Officers in the Merger—Employment Agreements with Executive Officers.”

As of the date of this proxy statement, other than as set forth in this proxy statement, none of our directors or executive officers has entered into any agreement or any arrangement with Parent or any of its affiliates regarding board service, employment with, consulting or transition support services for, and/or or the right to purchase or participate in the equity of, Parent, the Surviving Corporation or any of their affiliates.  Prior to or following the closing of the Merger, however, some or all of CynergisTek’s executive officers (certain of whom may serve as employee directors of CynergisTek) may discuss or enter into agreements with Parent regarding employment with, consulting or transition support services for, and/or the right to purchase or participate in the equity of, Parent, the Surviving Corporation or any of their affiliates.Insurance and Indemnification of Directors and Executive Officers

The Merger Agreement provides that, during the six-year period commencing at the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each current or former director, manager or officer of CynergisTek or any of its subsidiaries, or “Indemnified Party,” to the fullest extent that CynergisTek would have been permitted to do so under applicable law, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any legal proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of CynergisTek or any of its subsidiaries or, while a director, manager or officer of CynergisTek or any of its subsidiaries, is or was serving at the request of CynergisTek or one of its subsidiaries as an officer, director, manager, employee or agent of another person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the organizational documents of the Surviving Corporation will contain, and Parent will cause such organizational documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of CynergisTek and its subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the organizational documents of CynergisTek as in effect on the date of the Merger Agreement.

The Merger Agreement also provides that each Indemnified Party will be entitled to advancement of reasonable expenses (including reasonable attorneys’ fees) incurred in the defense of any such legal proceeding from each of Parent and the Surviving Corporation (without duplication); provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the DGCL or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

In addition, the Surviving Corporation is obligated to either (i) maintain, and Parent will cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies of CynergisTek, or (ii) purchase a six-year “tail” policy on terms and conditions substantially equivalent to the current policies and maintain such endorsement in full force and effect for its full term, provided that in the case of clause (i) and clause (ii), the Surviving Corporation will not be required to pay an annual premium in excess of 250% of the last annual premium paid by CynergisTek (“Maximum Premium”). If CynergisTek’s or the Surviving Corporation’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, or if the “tail” policy would exceed the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance (or coverage under a “tail” policy, if applicable) as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions substantially comparable, in the aggregate, to the current directors’ and officers’ liability insurance policies of CynergisTek.

For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Indemnification and Insurance.”

Potential Payments at or Following a Change in Control

Treatment of Company Options, Company RSU Awards and Company Warrants

The Company from time to time has granted Company Options and Company RSUs under its 2011 Stock Incentive Plan, as amended, and 2020 Equity Incentive Plan, as amended.

Each Company Option (whether vested or unvested) that is outstanding as of immediately prior to the Effective Time will accelerate and become fully vested and exercisable (if unvested) effective immediately prior to the Effective Time and shall automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the total number of shares of CynergisTek common stock underlying such Company Option, multiplied by (ii) the excess of the Per-Share Merger Consideration over the applicable exercise price per share of such Company Option, subject to any required withholding of taxes. In the event that the exercise price of any Company Option is equal to or greater than the Per-Share Merger Consideration, such Company Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect, as approved by CynergisTek’s Board of Directors exercising its discretion under the 2011 Stock Incentive Plan, as amended, and the 2020 Equity Incentive Plan, as amended.  Because the applicable exercise price of all Company Options is greater than the Per-Share Merger Consideration, all Company Options will be cancelled at the time of the Merger without any consideration.

Each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested, effective immediately prior to the Effective Time, and shall automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of CynergisTek common stock underlying the Company RSU multiplied by (ii) the Per-Share Merger Consideration, subject to any required withholding of taxes.

To the extent the Company Warrants are unexercised at the Effective Time, the Company will take such actions prior to or at the Effective Time as are needed to (i) with respect to the Anthony Warrant, cancel such Anthony Warrant without any consideration, and (ii) with respect to the Horton Warrant, cancel such Horton Warrant in exchange for the payment to the holder of the Horton Warrant of the amount in respect of such cancellation as set forth in the Horton Warrant.

Employment Agreements with Executive Officers

We have entered into employment agreements with Paul Anthony (Secretary and Chief Financial Officer), Benjamin Denkers (Executive Vice President and Chief Innovation Officer), Walter Zuniga (Vice President), Jacob Carroll (Vice President), Nikkil D’Souza (Vice President) and Timothy McMullen (Chief Operating Officer), six of our current executive officers, that could result in the payment of compensation and benefits to such officers following a change in control.

In the event that any of the aforementioned executives’ employment is involuntarily terminated prior to or following a change in control, the executive will be entitled to payment of the executive’s (x) full target annual bonus, prorated to the date of termination (as to Messrs. Anthony, Zuniga, Carroll, and D’Souza), (y) payment of compensation based on such executive’s base salary then in effect for 12 months (as to Mr. Anthony), six months (as to Messrs. McMullen and Denkers) and three months (as to Messrs. Zuniga, Carroll and D’Souza), in accordance with the Company’s regular payroll cycle or as a lump sum at the executive’s discretion and (z) acceleration of all unvested stock options, restricted stock units or warrants then held by the executive.  Mr. Anthony is also entitled to payment of (x), (y), and (z) in the previous sentence if the Company provides timely notice of nonrenewal of his employment agreement at least 60 days prior to expiration of the initial term of his employment agreement, which occurs on January 1, 2024, and Mr. McMullen is also entitled to payment of (y) and (z) in the previous sentence if the Company provides timely notice of nonrenewal of his employment agreement at least 60 days prior to expiration of the term of his employment agreement, which occurs on October 12, 2022.  Severance payments and benefits under the executives’ employment agreements are conditioned on such executive’s execution of a release of claims. The agreements also contain a one-year post-termination restriction (three years in the case of Messrs. Zuniga, Carroll and D’Souza) on the solicitation of employees and customers. The employment agreement for Mr. Anthony also provides for Mr. Anthony to be reimbursed on a fully grossed-up basis for any excise taxes under Section 4999 of the Internal Revenue Code in connection with a change in control (as defined in such employment agreement). We do not expect the gross-up to be triggered in connection with the Merger. The employment agreement for Mr. McMillan (Chief Executive Officer) does not provide for any severance benefits.

“Involuntary termination” means:

•any termination of the employment of the executive by the Company other than for cause, death or disability; or

•any termination of employment of the executive by the executive following:

oa 10% or greater reduction in the executive’s base compensation (unless the reduction is made as part of a general reduction of senior executive salaries);

oa relocation by the Company of the executive’s principal place of work more than sixty (60) miles from executive’s location at the time the employment agreement was entered into; or

oany other action or inaction that constitutes a material breach by the Company under the agreement.

With respect to any termination by the executive pursuant to the foregoing, the executive shall have first provided notice to the Company of the existence of the condition proposed to be relied upon within 90 days of the initial existence of the condition, and shall have given the Company a period of 30 days during which the Company may remedy the condition and the Company shall have failed to do so during such period.

Separation of Former Chief Executive Officer

Effective August 1, 2019, we entered into an employment agreement with Caleb Barlow (the “Barlow Agreement”) pursuant to which Mr. Barlow served as President and Chief Executive Officer.  On July 26, 2021, Mr. Barlow notified the Board of Directors of his resignation as the President and Chief Executive Officer of the Company, effective immediately. Mr. Barlow also informed the Board of his resignation as a member of the Board, to be effective August 26, 2021.  The Board of Directors accepted Mr. Barlow’s resignation and, on July 26, 2021, appointed Michael “Mac” McMillan as President and Chief Executive Officer of the Company, effective immediately.  Mr. Barlow’s resignation included a severance payment of approximately $578,000 and issuance of 200,000 shares of common stock as a result of the accelerated vesting and settlement of 200,000 restricted stock units that was paid and settled in October 2021.

Quantification of Potential Payments to CynergisTek Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of CynergisTek’s named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute compensation” by the applicable SEC disclosure rules. The amounts set forth in the table below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table.

The table below assumes that: (i) the Effective Time of the Merger will occur on August 1, 2022; (ii) the employment of Messrs. Anthony, McMullen and McMillan will be terminated immediately following the Effective Time of the Merger in a manner entitling him to receive the severance benefits described in the section of this proxy statement captioned “—Potential Payments at or Following Change in Control”; and (iii) no named executive officer becomes entitled to additional compensation or benefits or equity awards prior to the Effective Time of the Merger.

Pursuant to applicable proxy disclosure rules, the value of the equity award vesting acceleration below is equal to the number of shares covered by the applicable Company Option, Company RSUs and Company Warrants that are accelerating multiplied by the Per-Share Merger Consideration (minus the applicable per share exercise price for any Company Options). The amounts shown in the table below do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that have vested or would vest pursuant to their terms, on or prior to the Effective Time of the Merger, or the value of payments or benefits that are not based on or otherwise related to the Merger.

Golden Parachute Compensation

Name	Cash ($)(1)(3)	Equity ($)(1)(4)	Perquisites/ Benefits ($)(1)	Total ($)
Michael McMillan (2) President and Chief Executive Officer	-	-	-	-
Caleb Barlow (2) President and Chief Executive Officer	-	-	-	-
Paul Anthony Secretary and Chief Financial Officer	464,018	87,500	-	551,518
Timothy McMullen Chief Operating Officer	236,250	-	-	236,250

(1)

The conditions under which each of these payments and benefits are to be provided are described in more detail above in the section of this proxy statement captioned “—Potential Payments at or Following a Change in Control.”

(2)	Mr. Barlow resigned as President and Chief Executive Officer in July 2021. Mr. McMillan was appointed President and Chief Executive Officer in July 2021.

(3)

The amounts in the cash column assumes the involuntary termination of the executive’s employment following the closing of the Merger as described in more detail in the section of this proxy statement captioned “—Potential Payments at or Following a Change in Control.” The amount for Mr. Anthony represents a cash payment equal to twelve months’ salary and a cash bonus prorated to the date of termination, as agreed upon in Mr. Anthony’s executive employment agreement.  The amount for Mr. McMullen represents a cash payment equal to six months’ salary and a change in control cash bonus, as agreed upon in Mr. McMullen’s executive employment agreement.

(4)

The amounts listed in this column represent the accelerated vesting that each named executive officer may become entitled to receive with respect to his or her equity awards as a result of accelerated vesting of their respective equity awards, as described in more detail in the section of this proxy statement captioned “—Potential Payments at or Following a Change in Control.” The amounts in this column include the following components:

Name	Options (#)(3)	Options ($)(3)(5)	RSUs (#)(4)	RSUs ($)	Warrants (#)	Warrants ($)	Total ($)
Michael McMillan	-	-	-	-	-	-	-
Paul Anthony	25,000	0	70,000	87,500	25,000	0	87,500
Tim McMullen	150,000	0	-	-	-	-	-

(5)  All Company Options have an exercise price equal to or greater than the Per-Share Merger Consideration; therefore, all such Company Options shall be cancelled at the time of the Merger without any consideration being payable in respect thereof, and have no further force or effect, as described in more detail in the section of this proxy statement captioned “—Potential Payments at or Following a Change in Control.”

Equity Awards Held by CynergisTek’s Executive Officers and Non-Employee Directors

At the Effective Time of the Merger, each Company Option, Company RSU and Company Warrant held by our executive officers and non-employee directors will receive the treatment described in the section of this proxy statement captioned “—Treatment of Company Options, Company RSUs and Company Warrants.”

Equity Interests of CynergisTek’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of CynergisTek common stock and the number of shares of CynergisTek common stock underlying equity awards held by each of CynergisTek’s executive officers and non-employee directors that were outstanding as of June 30, 2022, the latest practicable date to determine such amounts before the filing of this proxy statement. Such numbers do not forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. However, such numbers do take into account the vesting of equity awards that may become vested on or prior to August 1, 2022, including the vesting occurring as a result of the Merger. The table also sets forth the values of these shares and equity awards, determined as the number of shares multiplied by the Per-Share Merger Consideration (minus the applicable per share exercise price for any Company Options and any Company Warrants). No additional shares of CynergisTek common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.  All Company Options have an exercise price equal to or greater than the Per-Share Merger Consideration; therefore, all Company Options will be cancelled at the time of the Merger without any consideration being payable in respect thereof, and will have no further force or effect.  To the extent the Anthony Warrant is unexercised at the Effective Time, the Company will take such actions prior to or at the Effective Time as are needed to cancel the Anthony Warrant without any consideration.

Name	Shares (#)(1)	Shares ($)	Options (#)(2)	Options ($)(2)	RSUs (#)(3)	RSUs ($)	Warrants (#)(4)	Warrants ($)	Total ($)
Michael McMillan	663,333	829,166	-	-	-	-	-	-	829,166
Paul Anthony	257,277	321,597	25,000	0	70,000	87,500	25,000	0	409,097
Tim McMullen	-	-	150,000	0	-	-	-	-	0
Mark Roberson	71,000	88,750	8,334	0	25,000	31,250	-	-	120,000
Theresa Meadows	64,500	80,625	-	-	25,000	31,250	-	-	111,875
Michael Loria	25,000	31,250	-	-	25,000	31,250	-	-	62,500
Robert McCashin	64,500	80,625	-	-	35,000	43,750	-	-	124,375
Dana Sellers	45,000	56,250	-	-	25,000	31,250	-	-	87,500
John Flood	60,000	75,000	-	-	40,000	50,000	-	-	125,000

(1)Represents shares of CynergisTek common stock beneficially owned, including shares issuable under Company RSUs that will vest on or prior to August 1, 2022, but excluding shares issuable upon exercise of Company Options or Company RSUs that vest after August 1, 2022.

(2)Represents shares of CynergisTek common stock issuable upon exercise of Company Options, including Company Options that vest as a result of the Merger.  As noted, all Company Options have an exercise price equal to or greater than the Per-Share Merger Consideration; therefore, all Company Options will be cancelled at the time of the Merger without any consideration being payable in respect thereof, and will have no further force or effect.

(3)Represents shares of CynergisTek common stock issuable under Company RSUs that vest after August 1, 2022.

(4)Represents shares of CynergisTek common stock issuable under vested Company Warrants.  As noted, to the extent these Company Warrants are unexercised at the Effective Time, the Company will take such actions prior to or at the Effective Time as are needed to cancel such Company Warrants without any consideration.

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

We anticipate that the total amount of funds necessary to pay the Per-Share Merger Consideration in respect of shares of CynergisTek common stock outstanding at the Effective Time of the Merger, to pay the consideration in respect of Company Options, Company RSUs and Company Warrants in accordance with the Merger Agreement, and to pay the fees and expenses of CynergisTek required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $19.9 million.

Equity Financing

Pursuant to the Equity Commitment Letter, the Investor has agreed to provide Parent with an equity commitment of up to $19,885,505  which is sufficient to fund, together with cash on hand at CynergisTek: (i) the aggregate purchase price required to be paid at the closing of the Merger, (ii) the cash consideration required to be paid in connection with the Company Options, Company RSUs and Company Warrants and (iii) costs, fees and expenses of CynergisTek required to be paid by Parent, Merger Sub or, after the closing, the Surviving Corporation in connection with the Merger.

The Equity Commitment Letter provides, among other things, that CynergisTek is an express third-party beneficiary thereof with respect to enforcing Parent’s right to cause the equity commitment under the Equity Commitment Letter by the Investor to be funded to Parent in order to consummate the Merger, if, and only if, each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement set forth in Sections 6.1 and 6.3 of the Merger Agreement have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the prior or substantially concurrent satisfaction of such conditions).

In addition, if (i) all of the conditions set forth in Sections 6.1 and 6.3 of the Merger Agreement have been satisfied (other than those which, by their nature, are to be satisfied at the closing, but subject to their satisfaction at the closing) and (ii) CynergisTek has irrevocably confirmed in writing that (A) all of the conditions set forth in Sections 6.1 and 6.2 of the Merger Agreement have been satisfied (other than those which, by their nature, are to be satisfied at the closing) or will be waived by CynergisTek if the equity financing is funded, (B) CynergisTek is prepared to consummate the closing and stands ready, willing and able to consummate the closing and (C) if specific performance is granted and the equity financing is funded, then the closing of the Merger would occur, then CynergisTek is entitled to seek and obtain specific performance (either directly against the Investor and/or through a claim against Parent) of the Investor’s obligation to fund the Equity Commitment. The Equity Commitment Letter may not be amended or otherwise modified without the prior written consent of Parent, the Investor and CynergisTek (as a third-party beneficiary thereof).

Closing and Effective Time

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption, “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing but subject to the satisfaction or waiver of such conditions, or such other time agreed to in writing by Parent and CynergisTek.

Appraisal Rights in the Merger

Holders of shares of CynergisTek common stock who do not vote in favor of the adoption of the Merger Agreement, who properly demand appraisal of their shares, and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, the holder of shares must follow the steps summarized below properly and in a timely manner.

The following summary is a description of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL (“Section 262”), which is attached to this proxy statement as Annex C and incorporated by reference herein. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Under Section 262, holders of shares of CynergisTek common stock who do not vote in favor of the proposal to adopt the Merger Agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have the “fair value” (as defined pursuant to Section 262) of their shares determined by the Delaware Court of Chancery and to receive payment in cash of the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

ANY HOLDER OF SHARES OF CYNERGISTEK COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED COULD RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, CYNERGISTEK BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD CONSIDER SEEKING THE ADVICE OF LEGAL COUNSEL

Stockholders wishing to exercise the right to seek an appraisal of their shares of Company Common Stock must do ALL of the following:

•the stockholder must not vote in favor of the proposal to approve and adopt the Merger Agreement and approve the Merger;

•the stockholder must deliver to CynergisTek a written demand for appraisal before the vote on the Merger Agreement and the Merger at the Company Stockholder Meeting; and

•the stockholder must continuously hold the shares of CynergisTek Common Stock from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares of CynergisTek Common Stock before the Effective Time).

In addition, one of the ownership thresholds required by Section 262(g) of the DGCL must be met.

Filing Written Demand

Any holder of shares of CynergisTek common stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the proposal to approve and adopt the Merger Agreement and approve the Merger at the Special Meeting, a written demand for the appraisal of the stockholder’s shares. A holder of CynergisTek common stock wishing to exercise appraisal rights must be the holder of record of the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time of the Merger. Appraisal rights will be lost if the shares are transferred prior to the Effective Time of the Merger. The holder must not vote in favor of the proposal to approve and adopt the Merger Agreement and approve the Merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to approve and adopt the Merger Agreement and approve the Merger, and such voting of the proxy will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to approve and adopt the Merger Agreement and approve the Merger, or abstain from voting on the proposal to approve and adopt the Merger Agreement and approve the Merger.

Neither voting against the proposal to approve and adopt the Merger Agreement and approve the Merger, nor abstaining from voting or failing to vote on the proposal to approve and adopt the Merger Agreement and approve the Merger, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to approve and adopt the Merger Agreement and approve the Merger. The demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the holder and the intention of the holder to demand an appraisal of the fair value of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to approve and adopt the Merger Agreement and approve the Merger at the Special Meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of CynergisTek common stock, or a person duly authorized and explicitly purporting to act on such holder’s behalf, will be entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record by a person other than the beneficial owner, such as by a broker, fiduciary, depository or other nominee, execution of the demand should be made in that capacity and must identify the record owner(s), and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If a stockholder holds shares of CynergisTek common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, dealer, commercial bank, trust company, fiduciary or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of CynergisTek common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of CynergisTek common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company, fiduciary or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to CynergisTek, Inc., 11940 Jollyville Rd, Suite 300N, Austin, Texas, 78759, Attention: Chief Financial Officer, or at such other address as may be indicated in subsequent instructions related to the exercise of such rights.

At any time within 60 days after the Effective Time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to CynergisTek, as the surviving corporation, a written withdrawal of the demand for appraisal.

However, any such attempt to withdraw the demand made more than 60 days after the Effective Time of the Merger will require written approval of CynergisTek, as the surviving corporation. If CynergisTek, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who properly withdraws or ceases such stockholder’s right to appraisal in accordance with the first sentence of this paragraph, if the Delaware Court of Chancery does not approve the dismissal of the stockholder to an appraisal proceeding, or if rights to appraisal otherwise cease, the stockholder will be entitled to receive only the appraised fair value determined in any such appraisal proceeding plus interest, which fair value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just, provided however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days.

Notice by the Surviving Corporation

Within ten days after the Effective Time of the Merger, CynergisTek, as the surviving corporation, must notify each holder of CynergisTek common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the proposal to approve and adopt the Merger Agreement and approve the Merger, that the Merger has become effective and of the date that the Merger became effective.

Filing a Petition for Appraisal; Determination of Fair Value

Within 120 days after the Effective Time of the Merger, but not thereafter, CynergisTek, as the surviving corporation, or any holder of CynergisTek common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of CynergisTek common stock who had previously demanded appraisal of their shares. CynergisTek, as the surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that CynergisTek as the surviving corporation will file a petition or that CynergisTek will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of the holders of CynergisTek common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of CynergisTek common stock within the period prescribed in Section 262.

Within 120 days after the Effective Time of the Merger, any holder of CynergisTek common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from CynergisTek as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by CynergisTek as the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares of CynergisTek common stock held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from CynergisTek as the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares of CynergisTek common stock, service of a copy thereof shall be made upon CynergisTek, which as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to CynergisTek and all of the stockholders shown on the Verified List. Such notice also shall be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by CynergisTek.

After notice to the stockholders as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time of the Merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Although CynergisTek believes that the Per-Share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per-Share Merger Consideration. Neither Parent nor CynergisTek anticipates offering more than the applicable Per-Share Merger Consideration to any stockholder of CynergisTek exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the fair value of a share of CynergisTek common stock is less than the applicable Per-Share Merger Consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Upon application by CynergisTek or by any CynergisTek stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any CynergisTek stockholder whose name appears on the Verified List and who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he or she is not entitled to appraisal rights. The Court of Chancery shall direct the payment of the fair value of the shares, together with interest, if any, by CynergisTek to the stockholders entitled thereto. Payment shall be so made to each such stockholder upon the surrender to CynergisTek of his or her certificates in the case of a holder of certificated shares. Payment shall be made forthwith in the case of holders of uncertificated shares. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expense.

Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the Effective Time of the Merger, be entitled to vote his, her or its shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of CynergisTek common stock as of a date prior to the Effective Time of the Merger.

If any stockholder who demands appraisal of shares of CynergisTek common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, such stockholder’s shares of CynergisTek common stock will be deemed to have been converted at the Effective Time of the Merger into the right to receive the Per-Share Merger Consideration pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time of the Merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the Per-Share Merger Consideration offered pursuant to the Merger Agreement.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of CynergisTek common stock whose shares are converted into the right to receive cash pursuant to the Merger. This summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to CynergisTek stockholders who hold their shares of CynergisTek common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to CynergisTek stockholders in light of their particular circumstances. For example, this discussion does not address:

•tax consequences that may be relevant to CynergisTek stockholders who may be subject to special treatment under U.S. federal income tax laws, such as banks or other financial institutions; tax-exempt organizations; retirement or other tax deferred accounts; S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through or disregarded entities for U.S. federal income tax purposes (or an investor in a partnership, S corporation or other pass-through or disregarded entity); insurance companies; mutual funds; governmental organizations; dealers or brokers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; corporations that accumulate earnings to avoid U.S. federal income tax; foreign pension funds and their affiliates; entities subject to the U.S. anti-inversion rules; certain U.S. expatriates or former citizens or long-term residents of the United States; or, except as noted below, holders that own or have owned (directly, indirectly or constructively) five percent or more of CynergisTek common stock (by vote or value);

•tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•tax consequences to CynergisTek stockholders who hold their CynergisTek common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•tax consequences arising from the Medicare tax on net investment income;

•tax consequences to CynergisTek stockholders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of CynergisTek common stock being taken into account in an “applicable financial statement” (as defined in Section 451(b) of the Code);

•the U.S. federal estate, gift or alternative minimum tax consequences, if any, as a result of the Merger; or

•any state, local or non-U.S. tax consequences as a result of the Merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of CynergisTek common stock that is for U.S. federal income tax purposes:

•an individual who is a citizen or resident of the United States;

•a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash by a U.S. Holder in exchange for shares of CynergisTek common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of CynergisTek common stock surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares of CynergisTek common stock acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of CynergisTek common stock. A U.S. Holder’s gain or loss on the disposition of shares of CynergisTek common stock will generally be characterized as capital gain or loss. Any such gain or loss will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder. The term “Non-U.S. Holder” means a beneficial owner of CynergisTek common stock that is, for U.S. federal income tax purposes, not a U.S. Holder.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition of shares of CynergisTek common stock pursuant to the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a flat rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder, provided that certain specified conditions are met; or

•CynergisTek is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of CynergisTek common stock (the “Relevant Period”) and, if shares of CynergisTek common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of CynergisTek common stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a CynergisTek stockholder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code (“FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Although the Code provides that FATCA withholding generally also will apply to payments of gross proceeds from sales or other dispositions of CynergisTek common stock, the U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to such gross proceeds. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

You are encouraged to consult with your own tax advisors regarding the possible implications of FATCA on the disposition of CynergisTek common stock pursuant to the Merger.

You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign tax laws.

Regulatory Approvals Required for the Merger

General

CynergisTek and Parent have agreed to use reasonable best efforts to comply with all regulatory notification requirements, and, subject to certain limitations, to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement.

PROPOSAL 1: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by CynergisTek, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between CynergisTek, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of CynergisTek, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of CynergisTek, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to stockholders. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding CynergisTek, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding CynergisTek and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (i) Merger Sub will be merged with and into CynergisTek, with CynergisTek becoming a wholly owned subsidiary of Parent; and (ii) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of CynergisTek and Merger Sub, and all of the debts, liabilities and duties of CynergisTek and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified. At the Effective Time, the officers of CynergisTek as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of CynergisTek as in effect immediately prior to the Effective Time will be amended and restated to read as set forth in Exhibit A to the Merger Agreement, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation (except that all references to the name of the Merger Sub in such bylaws will be changed to refer to the name of the Surviving Corporation), in each case until thereafter amended in accordance with the DGCL.

Closing and Effective Time

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger) or such other time agreed to in writing by Parent and CynergisTek. On the Closing Date (as defined in the Merger Agreement), the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware, or at such subsequent time or date as Parent and CynergisTek shall agree and specify in the certificate of merger.

Per-Share Merger Consideration

CynergisTek Common Stock

At the Effective Time, and without any action required by any stockholder, each share of CynergisTek common stock (other than the Dissenters Shares, shares of CynergisTek common stock held by CynergisTek as treasury stock and any shares of CynergisTek common stock owned by any subsidiary of CynergisTek, or owned by Parent, Merger Sub or any other subsidiary of Parent) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished and automatically converted into the right to receive the Per-Share Merger Consideration, less any applicable withholding of taxes.

Outstanding Company Options, Company RSUs and Company Warrants

Each Company Option (whether vested or unvested) that is outstanding as of immediately prior to the Effective Time shall vest in full effective immediately prior to the Effective Time and shall automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the total number of shares of CynergisTek common stock underlying such Company Option, multiplied by (ii) the excess, if any, of the Per-Share Merger Consideration over the applicable exercise price per share of such Company Option, subject to any required withholding of taxes.  Because the applicable exercise price of all Company Options is greater than the Per-Share Merger Consideration, all Company Options will be cancelled at the time of the Merger without any consideration.

Each Company RSU that is outstanding and unvested as of immediately prior to the Effective Time shall vest in full, effective immediately prior to the Effective Time, and shall automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of CynergisTek common stock underlying the Company RSU multiplied by (ii) the Per-Share Merger Consideration, subject to any required withholding of taxes.

To the extent the Company Warrants are unexercised at the Effective Time, the Company will take such actions prior to or at the Effective Time as are needed to (i) with respect to the Anthony Warrant, cancel such Anthony Warrant without any consideration, and (ii) with respect to the Horton Warrant, cancel such Horton Warrant in exchange for the payment to the holder of the Horton Warrant of the amount in respect of such cancellation as set forth in the Horton Warrant.

The Horton Warrant provides that in the event of a fundamental transaction, including the consolidation or merger of CynergisTek with or into another person (such as the Merger), CynergisTek may elect to purchase the Horton Warrant from the holder thereof by paying an amount of cash equal to the Black Scholes Value (as determined based on the Black and Scholes Option Pricing Model obtained from the “OV” function on a Bloomberg Terminal as of the day of consummation of the applicable fundamental transaction, as described in the Horton Warrant) of the remaining unexercised portion of the Horton Warrant, subject to a cap of $300,000. Because the actual Black Scholes Value of the remaining unexercised portion of the Horton Warrant is projected to exceed the cap, CynergisTek will be required, prior to or at the Effective Time, to purchase or cancel the Horton Warrant in exchange for payment of $300,000. The payment of such amount for the cancellation of the Horton Warrant has been included in the overall equity value of the proposed Merger transaction.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will designate Colonial Stock Transfer Company, Inc., or another bank or trust company mutually acceptable to Parent and CynergisTek (the “Paying Agent”), to act as the paying agent for the Merger. Immediately prior to the Effective Time, Parent will deposit with the Paying Agent cash sufficient to pay the aggregate consideration to CynergisTek’s stockholders (it being understood that Parent may elect to use the available unrestricted cash of CynergisTek and its subsidiaries to fund a portion of such payment).

Promptly (and in any event within three business days) following the Effective Time, Parent will cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of CynergisTek common stock (collectively, the “Certificates”) a letter of transmittal in customary form (or affidavits of loss in lieu of such Certificates) and instructions for use in effecting the surrender of such holder’s shares of CynergisTek common stock represented by such Certificate(s) (or affidavits of loss in lieu of such Certificates). Upon the surrender of the Certificates (or effective affidavits of loss in lieu of such Certificates) to the Paying Agent in accordance with the terms of the duly executed letter of transmittal, the holders of such Certificates will be promptly paid the an amount equal to the number of shares represented by such Certificates multiplied by the Per-Share Merger Consideration.

Any holders of record of uncertificated shares of CynergisTek common stock that represented outstanding shares of CynergisTek common stock immediately prior to the Effective Time (collectively, the “Uncertificated Shares”) will not be required to deliver Certificates to the Paying Agent, and such holders will, upon receipt by the Paying Agent of a fully completed letter of transmittal with respect to any Uncertificated Shares, be promptly paid the Per-Share Merger Consideration payable in respect of such shares.

The Per-Share Merger Consideration paid to stockholders may be reduced by any applicable withholding of taxes.

If any cash deposited with the Paying Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent upon demand, and any holders of CynergisTek common stock who have not complied with the exchange procedures in the Merger Agreement will be entitled to receive only from Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as a general creditor for payment of the Per-Share Merger Consideration, without interest.

Representations and Warranties

The Merger Agreement contains representations and warranties of CynergisTek, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by CynergisTek are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any effect, change, event, occurrence or development that is, or could reasonably be expected to be, materially adverse to the business, financial condition or results of operations of CynergisTek and its subsidiaries, taken as a whole; provided, however, that no effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

•general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

•conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•conditions (or changes in such conditions) in the industries in which CynergisTek and its subsidiaries conduct business;

•political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, disease outbreaks, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19 (as defined in the Merger Agreement), public health emergencies, widespread occurrences of infectious disease or other comparable events, and any other force majeure events in the United States or any other country or region in the world;

•the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including the identity of Parent (provided that this bulleted item will not apply to any representations or warranties related to CynergisTek’s corporate power and authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, CynergisTek’s organizational documents and CynergisTek’s contracts);

•any actions taken or failure to take action, in each case, which Parent has approved, consented to or requested in each case in writing; or the taking of any action required by the Merger Agreement (subject to limited exceptions set forth in the Merger Agreement), or the failure to take any action prohibited by the Merger Agreement;

•changes in law or other legal or regulatory conditions or change in GAAP or other accounting standards (or the interpretation thereof);

•any fees or expenses incurred in connection with the transactions contemplated by the Merger Agreement;

•changes in CynergisTek’s stock price or the trading volume of CynergisTek’s stock, or any failure by CynergisTek to meet any public estimates or expectations of CynergisTek’s revenue, earnings or other financial performance or results of operations for any period, or any failure by CynergisTek or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from the definition of “Company Material Adverse Effect”); or

•any actions made or brought by any of the current or former stockholders of CynergisTek (on their own behalf or on behalf of CynergisTek) against CynergisTek, Merger Sub, Parent or any of their directors or officers arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement;

provided that with respect to the exceptions set forth in first five bullet points and the eighth bullet point above, if any such effect, change, event, occurrence or development has had a materially disproportionate adverse impact on CynergisTek relative to other companies of comparable size to CynergisTek operating in the industry in which CynergisTek operates, then the incremental adverse impact of such event shall be taken into account for the purpose of determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur.

In the Merger Agreement, CynergisTek has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•due organization, valid existence, good standing and authority and qualification to conduct business with respect to CynergisTek and its subsidiaries;

•the organizational documents of CynergisTek and its subsidiaries;

•the capital structure of CynergisTek and its subsidiaries;

•the absence of any undisclosed equity securities of CynergisTek and its subsidiaries or any securities exchangeable into or exercisable for such equity securities, as well as any options, warrants or other rights exercisable or convertible into capital stock of CynergisTek or its subsidiaries;

•the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of CynergisTek or its subsidiaries;

•the subsidiaries of CynergisTek;

•CynergisTek’s corporate power and authority to enter into and perform the Merger Agreement, the necessary approval of the Board of Directors, and the enforceability of the Merger Agreement;

•the absence of any conflict, violation or breach of any organizational documents, existing contracts, or laws applicable to CynergisTek or the resulting creation of any lien upon CynergisTek’s assets due to the performance of the Merger Agreement;

•required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•the required vote of stockholders in connection with the Merger;

•the accuracy and required filings of CynergisTek’s SEC filings and financial statements;

•the accuracy of this proxy statement;

•CynergisTek’s disclosure controls and procedures;

•CynergisTek’s internal accounting controls and procedures;

•the absence of specified undisclosed liabilities;

•the non-occurrence of a Company Material Adverse Effect since December 31, 2021;

•the conduct of the business of CynergisTek and its subsidiaries in the ordinary course of business from December 31, 2021 through May 23, 2022, except for the transactions contemplated by the Merger Agreement;

•tax matters;

•real property matters;

•trademarks, patents, copyrights and other intellectual property matters including data security requirements and privacy;

•the existence and validity of specified categories of material contracts and government contracts of CynergisTek and its subsidiaries;

•litigation matters;

•environmental matters;

•employee benefit plans;

•compliance with laws and regulations;

•compliance with the Foreign Corrupt Practices Act of 1977 and trade controls matters;

•possession of necessary permits;

•labor matters;

•the rendering of Craig-Hallum’s opinion to the Board of Directors;

•the inapplicability of anti-takeover statutes to the Merger;

•payment of fees to brokers in connection with the Merger Agreement;

•insurance matters;

•matters related to vendors and customers of CynergisTek and its subsidiaries; and

•the exclusivity and terms of the representations and warranties made by Parent and Merger Sub.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to CynergisTek that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•valid existence, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

• Parent’s and Merger Sub’s authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;

• the absence of any conflict, violation or breach of any organizational documents, existing contracts, or laws applicable to Parent and Merger Sub or the resulting creation of any lien upon Parent or Merger Sub’s assets due to the performance of the Merger Agreement;

• required consents and regulatory filings in connection with the Merger Agreement and performance thereof;

• the absence of any required consent of holders of voting interests and/or equity interests in Parent;

• the accuracy of the information supplied by Parent or Merger Sub for purposes of this proxy statement;

• delivery and enforceability of the Equity Commitment Letter;

• operations of Parent and Merger Sub;

• ownership of CynergisTek common stock;

• litigation matters;

• the absence of agreements between Parent, Merger Sub, or any affiliate of Parent, and any member of the Board of Directors or CynergisTek management;

• payment of fees to brokers in connection with the Merger Agreement; and

• the exclusivity and terms of the representations and warranties made by CynergisTek.

The representations and warranties contained in the Merger Agreement will not survive the completion of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except: (i) as otherwise expressly contemplated or required by the Merger Agreement, (ii) as required by applicable law or by any material contract of the Company in effect on the date of the Merger Agreement and made available to Parent, (iii) as set forth in the confidential disclosure schedule to the Merger Agreement, or (iv) with Parent’s prior written consent, during the period of time between the date of signing of the Merger Agreement and the Effective Time, CynergisTek will, and will cause each of its subsidiaries to, use commercially reasonable efforts to act and carry on its business in the ordinary course of business, to preserve intact its business organization and to preserve satisfactory business relationships with material customers, vendors, licensors, licensees, lessors and others having material business dealings with CynergisTek.

In addition, CynergisTek has also agreed that, except (i) as otherwise expressly contemplated or required by the Merger Agreement, (ii) as required by applicable law, (iii) as set forth in the confidential disclosure schedule to the Merger Agreement, or (iv) with Parent’s prior written consent, during the period of time between the date of signing of the Merger Agreement and the Effective Time, CynergisTek will not, and will not permit any of its subsidiaries to, directly or indirectly, do any of the following:

•declare, set aside or pay any dividend or other distributions (whether in cash, securities or other property) in respect of any of its capital stock (other than dividends and distributions by a subsidiary of the Company to its parent);

•split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

•purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than as provided in the Merger Agreement;

•issue, sell, deliver, pledge, grant or otherwise dispose of or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants, or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than as provided in the Merger Agreement;

•amend the organizational documents of CynergisTek or any of its subsidiaries;

•acquire, or cause any acquisition of, any assets, rights or properties, including by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation or other business organization or division thereof, or make any capital expenditures or other expenditures with respect to property, plant or equipment, except for purchases of assets in an aggregate amount not to exceed $20,000;

•sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any lien any properties, rights or assets of CynergisTek or of any of its subsidiaries, other than sales of inventory and dispositions of obsolete equipment, in each case in the ordinary course of business, and sales of other assets in an aggregate amount not to exceed $10,000;

•adopt any stockholder rights plan, adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or merge or consolidate with any person;

•(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (it being understood and agreed that CynergisTek may, without the prior written consent of Parent, incur indebtedness in an aggregate amount up to $750,000 in order to meet operating, payroll, or other legitimate business needs during the Pre-Closing Period, provided that (A) CynergisTek provides Parent with at least five business days’ advance written notice of the need to incur such indebtedness and the proposed terms thereof, (B) the terms of such indebtedness must permit CynergisTek to pre-pay at any time (or with not more than 30 days’ prior notice) all such indebtedness, and any pre-payment penalties associated therewith must not exceed an aggregate amount equal to $30,000, and (C) prior to entering into any such debt arrangement with any third person, CynergisTek shall consider in good faith any proposal by Parent to provide such indebtedness to the Company on terms mutually satisfactory to the Company and Parent), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of CynergisTek or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of CynergisTek and its subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other person, other than CynergisTek or any of its direct or indirect wholly owned subsidiaries; or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect CynergisTek or its subsidiaries against fluctuations in exchange rates;

•make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

•except as required by applicable law or in order to comply with any Company Employee Plan (as defined in the Merger Agreement) in existence on the date of the Merger Agreement, adopt, enter into, terminate or amend in a manner adverse to CynergisTek or any of its subsidiaries any employment, consulting, severance, retention, change in control, termination or similar agreement or arrangement with any of its directors, officers, employees or individual independent contractors, except as set forth in the Merger Agreement, hire any new employees or individual independent contractors, except (to the extent hired in the ordinary course of business) (a) non-executive employees, (b) individual independent contractors, and (c) employees with individual salaries or wages of less than $175,000 per year, establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Employee Plan, except for amendments to Company Employee Plans that are welfare plans in the ordinary course of business that do not (and will not after the closing of the Merger) increase in any material respect the cost to CynergisTek or any of its subsidiaries of maintaining such Company Employee Plans and that apply to substantially all Company employees, increase the compensation, benefits, severance or termination pay of (or accelerate payment or vesting of), or pay or award any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except as set forth in the Merger Agreement), grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or terminate the employment of any employee or individual independent contractor whose total annual compensation exceeds $175,000, other than for cause;

•enter into any contract that, if in effect on the date of the Merger Agreement, would have been a Company Material Contract (as defined in the Merger Agreement), other than customer contracts that provide for payment obligations to CynergisTek or its subsidiaries in the ordinary course of business, terminate any Company Material Contract, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such Company Material Contract in accordance with its terms as in effect on the date of the Merger Agreement, amend or modify any Company Material Contract in a manner that is materially adverse to CynergisTek and its subsidiaries, taken as a whole, or waive any material term of, or waive any material default under, or release, settle or compromise any material claim against CynergisTek or any of its subsidiaries under, or any material liability or obligation owing to CynergisTek or any of its subsidiaries under, any Company Material Contract;

•knowingly relinquish, abandon or permit to lapse any of its rights in any material registered intellectual property;

•except as permitted by the Merger Agreement, settle any claim, suit, or proceeding, referred to as an “Action,” other than the settlement of any Action (but not a criminal Action) (i) for an amount not in excess of the amount reserved with respect to such matter in CynergisTek’s balance sheet as of December 31, 2021, or (ii) that requires payments by CynergisTek (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $25,000, and in each case that does not involve any admission of wrongdoing or injunctive or other equitable relief;

•make, revoke or change any material tax election, adopt or change any accounting method for tax purposes that has a material effect on taxes, extend the statute of limitations (or file any extension request) relating to material taxes with any governmental entity, amend any material tax return, or settle or compromise any material tax liability;

•fail to maintain in full force and effect in all material respects each insurance policy disclosed by CynergisTek to Parent pursuant to the Merger Agreement, or fail to report any material claims or potential material claims to its insurance carriers in accordance with the terms of such policies; or

•authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

The “Go-Shop” Period—Solicitation of Other Offers

Under the Merger Agreement, from the date of the Merger Agreement and continuing until 11:59 p.m., Eastern time on June 22, 2022 (the “Initial No-Shop Period Start Date”), or June 27, 2022 (the “Excluded Party No-Shop Period Start Date” and together with the “Initial No-Shop Period Start Date,” the “No-Shop Period Start Date”), CynergisTek and its representatives had the right to, among other things:

•solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•subject to entering into, and solely in accordance with, an Acceptable Confidentiality Agreement (as defined below), furnish to any Third Person (as defined below) (and its representatives subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such Third Person) any non-public information relating to CynergisTek, its subsidiaries or any of its affiliates or afford to any such Third Person (and such representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of CynergisTek and its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to, an Acquisition Proposal, provided, however, that

(i)CynergisTek would, within 24 hours, provide to Parent, or provide Parent access to, any such non-public information concerning CynergisTek and its subsidiaries that is provided to any such Third Person or its representatives that was not previously provided to Parent or its representatives, and

(ii)CynergisTek and its subsidiaries would not provide (and would not permit any of their respective representatives to provide) any competitively sensitive non-public information to any Third Person who is or whose affiliates are currently a competitor of CynergisTek and its subsidiaries, or any of its affiliates in connection the actions described in the Merger Agreement, except in accordance with customary “clean room” or other similar procedures; and

•participate or engage in discussions or negotiations with any Third Person (and its representatives) with respect to any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal and cooperate with, assist or participate in, or facilitate in any way, such proposals or inquiries or any effort or attempt to make any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal, including by granting any waiver, amendment or release under any “standstill provision” or similar obligation of any Third Person with respect to CynergisTek and its subsidiaries to allow such Third Person to submit or amend an Acquisition Proposal to the Board of Directors.

For purposes of this proxy statement and the Merger Agreement:

“Acceptable Confidentiality Agreement” means an agreement with CynergisTek that is either (a) in effect as of the execution and delivery of the Merger Agreement; or (b) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information with respect to CynergisTek to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its affiliates and representatives named therein) than the terms of the confidentiality agreement entered into with the parent company of Parent (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” means any proposal or offer (a) for a merger, consolidation, liquidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving CynergisTek or any of its subsidiaries, (b) for the direct or indirect purchase or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Third Persons, or the issuance by CynergisTek, of 15% or more of CynergisTek’s equity securities or the equity securities of CynergisTek and its subsidiaries, or (c) for any direct or indirect purchase, license or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Third Persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of CynergisTek and its subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such proposal or offer), in each case other than the transactions contemplated by the Merger Agreement or any offer or proposal by Parent, any subsidiary of Parent or the Investor.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving an Acquisition Proposal.

“Excluded Party” means any Third Person (or if a group, includes any Third Person, so long as such Third Person, together with all other members of such group, if any, who were members of such group or another group that included such person immediately prior to June 23, 2022, represent more than 50% of the equity financing of such group at all times following June 22, 2022 and prior to the closing of the transactions contemplated by the applicable Acquisition Proposal) (a) who submits a written bona fide Acquisition Proposal to CynergisTek or any of its representatives after the date of the Merger Agreement and prior to June 23, 2022, and (b) whose Acquisition Proposal is determined by the Board of Directors in good faith (after consultation with its outside counsel and its financial advisors), prior to June 23, 2022, to be, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that a Third Person will immediately cease to be an Excluded Party (and the provisions of the Merger

Agreement applicable to Excluded Parties will cease to apply with respect to such person) if such Acquisition Proposal is withdrawn or terminated by such Third Person (or group, if applicable) or is modified in any material respect by such Third Person (or group, if applicable) such that the Acquisition Proposal submitted by such Third Person (or group, if applicable) would no longer be a Superior Proposal.

“Superior Proposal” means any bona fide written proposal made by a third party after the date of the Merger Agreement to acquire more than 50% of the equity securities or consolidated total assets of CynergisTek and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (a) on terms which the Board of Directors determines in its good-faith judgment pursuant to applicable Law to be more favorable to the holders of CynergisTek common stock than the transactions contemplated by the Merger Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any written, binding offer by Parent to amend the terms of the Merger Agreement) that the Board of Directors determines to be relevant and (b) which the Board of Directors determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Board of Directors determines to be relevant.

“Third Person” means any person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (a) CynergisTek or any of its controlled affiliates or (b) Parent, Merger Sub or the Investor or any of their respective affiliates or any “group” including Parent, Merger Sub, the Investor or any of their respective affiliates.

The “No-Shop” Period—No Solicitation of Other Offers; Superior Proposal

From the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, CynergisTek has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:

•solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•furnish to any Third Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub, or any of their respective representatives) any non-public information relating to CynergisTek, its subsidiaries or affiliates or afford to any Third Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of CynergisTek, its subsidiaries or affiliates (other than to Parent, Merger Sub or any designees of Parent or Merger Sub, or any of their respective representatives), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•participate or engage in discussions, communications or negotiations with any Third Person with respect to an Acquisition Proposal (other than informing such Third Persons of the provisions contained in the Merger Agreement);

•approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or

•enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”).

In addition, from the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, CynergisTek will, and will cause its subsidiaries and its and their respective officers and directors to, and will instruct and cause each of its other representatives to, cease and cause to be terminated any discussions or negotiations with any person and its representatives that would be prohibited under the Merger Agreement, request the prompt return or destruction of all non-public information concerning CynergisTek and its subsidiaries previously furnished to any such Third Person (and such Third Person’s representatives) with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the six-month period immediately preceding the No-Shop Period Start Date and will (i) cease providing any further information with respect to CynergisTek and its subsidiaries or any Acquisition Proposal to any such Third Person or its representatives; and (ii) terminate all access granted to any such Third Person and its representatives to any physical or electronic data room (or any other diligence access).

From the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, CynergisTek will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Board of Directors (unless the Board of Directors has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law).

From the No-Shop Period Start Date until CynergisTek’s receipt of the approval and adoption of the Merger Agreement and approval of the Merger at the Special Meeting, CynergisTek and the Board of Directors may, directly or indirectly, through one or more of their representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to CynergisTek, its subsidiaries or affiliates to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of CynergisTek, its subsidiaries or affiliates pursuant to an Acceptable Confidentiality Agreement to any Third Person or its representatives that has made or delivered to CynergisTek a bona fide Acquisition Proposal after the No-Shop Period Start Date, and otherwise facilitate such Acquisition Proposal or assist such Third Person (and its representatives) with such Acquisition Proposal (in each case, if requested by such Third Person), in each case with respect to an Acquisition Proposal that did not result from any material breach of the Merger Agreement; provided, however, that the Board of Directors has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Board of Directors has determined in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take the foregoing actions would be inconsistent with its fiduciary duties pursuant to applicable law; and provided further that CynergisTek will promptly (and in any event within 24 hours) make available to

Parent and its representatives any non-public information concerning CynergisTek, its subsidiaries or affiliates that is provided to any such Third Person or its representatives that was not previously made available to Parent prior to or substantially concurrently (but in no event later than 24 hours after) the time it is provided to such Third Person.

The Board of Directors’ Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of CynergisTek common stock vote “FOR” the proposal to approve and adopt the Merger Agreement and to approve the Merger. The Merger Agreement provides that the Board of Directors will not effect a Company Board Recommendation Change (as defined below) except as described below.

No Change in Company Board Recommendation or Entry into Alternative Acquisition Proposal

Except as provided below under “—Company Board Recommendation Change; Entry into Alternative Acquisition Agreement”, the Board of Directors may not cause or permit CynergisTek or any of its subsidiaries to enter into an Alternative Acquisition Agreement or take any action described in the following (any such action, a “Company Board Recommendation Change”):

•withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Board of Directors’ recommendation to CynergisTek’s stockholders that they approve and adopt the Merger Agreement and approve the Merger (the “Company Board Recommendation”), in each case, in a manner adverse to Parent in any material respect (it being understood that it shall be considered a modification adverse to Parent that is material if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Board of Directors fails to publicly recommend against acceptance of such tender or exchange offer by the stockholders of CynergisTek within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Board of Directors fails to issue a public press release within ten business days of such public announcement providing that the Board of Directors reaffirms the Company Board Recommendation);

•adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal;

•after the No-Shop Period Start Date, fail to publicly reaffirm the Company Board Recommendation within ten business days after Parent so requests in writing (it being understood that CynergisTek will have no obligation to make such reaffirmation on more than three separate occasions);

•take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer; or

•fail to include the Company Board Recommendation in this proxy statement.

For the avoidance of doubt, none of the following, among other things, will constitute a Company Board Recommendation Change: (1) a “stop, look and listen” communication by the Board of Directors to the stockholders of CynergisTek pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the factually accurate public disclosure by CynergisTek of the receipt of an Acquisition Proposal, (3) the determination by the Board of Directors that an Acquisition Proposal constitutes a Superior Proposal; or (4) the delivery by CynergisTek to Parent of any notice under “—Company Board Recommendation Change; Entry into Alternative Acquisition Agreement”.

Company Board Recommendation Change; Entry into Alternative Acquisition Agreement

Notwithstanding the restrictions described above, prior to the approval and adoption of the Merger Agreement and approval of the Merger by stockholders, the Board of Directors may effect a Company Board Recommendation Change if there has been an Intervening Event (as defined below), if the Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and only if:

•CynergisTek has provided prior written notice to Parent at least five business days in advance (the “Event Notice Period”) to the effect that the Board of Directors intends to effect a Company Board Recommendation Change, which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

•prior to effecting such Company Board Recommendation Change, during the Event Notice Period, (i) CynergisTek and its representatives must have negotiated with Parent and its representatives and/or the Investor in good faith (to the extent that Parent desires to so negotiate) to allow Parent and/or the Investor to offer such adjustments to the terms and conditions of the Merger Agreement and/or the Equity Commitment Letter to obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event; and (ii) the Board of Directors shall have taken into account any adjustments to the terms and conditions of the Merger Agreement and/or the Equity Commitment Letter and other information provided by Parent and/or the Investor in respect to the notice described above, in each case, that are offered in writing by Parent and/or the Investor by no later than 11:59 p.m., Eastern time, on the last day of the Event Notice Period; and

•following the Event Notice Period, the Board of Directors (after consultation with its financial advisors and outside legal counsel and taking into account Parent’s and/or the Investor’s proposed revisions (if any) to the terms and conditions of the Merger Agreement and/or the Equity Commitment Letter, as applicable) shall have determined that the failure of the Board of Directors to make such a Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable law; provided that each time material modifications to the Intervening Event occur, CynergisTek must notify Parent of such modification and the Event Notice Period will recommence and be extended for five business days from the day of such notification.

In addition, the Board of Directors may effect a Company Board Recommendation Change with respect to a Superior Proposal or authorize CynergisTek to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, with respect to such Superior Proposal substantially concurrently with the termination of the Merger Agreement in response to a bona fide Acquisition Proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisors and outside legal counsel) is a Superior Proposal, in each case only if:

•the Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•CynergisTek and its subsidiaries and their respective representatives have complied in all material respects with their obligations under the Merger Agreement with respect to such Acquisition Proposal;

•(i) CynergisTek has provided prior written notice to Parent at least five business days in advance (the “Notice Period”) to the effect that the Board of Directors has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the person or “group” of persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, CynergisTek and its representatives, during the Notice Period, must have (1) negotiated with Parent and its representatives and/or the Investor in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement and/or the Equity Commitment Letter so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its representatives to make a presentation to the Board of Directors regarding, and taken into account any adjustments to the terms and conditions of, the Merger Agreement and/or the Equity Commitment Letter proposed by Parent and/or the Investor and other information provided by Parent and/or the Investor during the Notice Period, in each case, that are offered in writing by Parent and/or the Investor by no later than 11:59 p.m., Eastern time, on the last day of the Notice Period; provided, however, that in the event of any material revisions to such Acquisition Proposal (it being understood that any change to the material financial terms of such proposal shall be deemed a material revision (a “Material Revision”)), CynergisTek will be required to deliver a new written notice to Parent and to comply with the applicable requirements of the Merger Agreement with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three business days);

•following such Notice Period, including any subsequent Notice Period with respect to a Material Revision, the Board of Directors (after consultation with its financial advisors and outside legal counsel and taking into account Parent’s and/or the Investor’s proposed revisions (if any) to the terms and conditions of the Merger Agreement and/or the Equity Commitment Letter) shall have determined that the Acquisition Proposal continues to be a Superior Proposal, and in the case of a Company Board Recommendation Change, that the failure to effect such Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law; and

•in the event of any termination of the Merger Agreement in order to cause or permit CynergisTek or any of its subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, CynergisTek will have validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent the applicable Company Termination Fee as determined as provided below under “—Termination Fee.”

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any positive material event or development or material change in circumstances that in any such case is material to CynergisTek and its subsidiaries taken as a whole, that (a) was not known to or reasonably foreseeable by the Board of Directors on the date of the Merger Agreement and becomes known to the Board of Directors prior to the approval and adoption of the Merger Agreement and approval of the Merger by stockholders and (b) does not relate to (i) any Acquisition Proposal or any matter relating thereto or consequence thereof, or (ii) the mere fact, in and of itself, that CynergisTek meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings, or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of CynergisTek common stock or the credit rating of CynergisTek (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account).

Employee Benefits

The Merger Agreement provides that for a period of one year following the Effective Time or such shorter period as an employee of CynergisTek or its subsidiaries as of the Effective Time remains employed with CynergisTek or its subsidiaries or Parent or any of its affiliates, Parent shall provide, or shall cause to be provided, to each employee (i) base salary and wages no less favorable than the base salary and wages provided to such employee immediately before the Effective Time, and (ii) continued coverage under, at Parent’s discretion (x) the Company Employee Plans listed the confidential disclosure schedule to the Merger Agreement at the same level and subject to substantially the same terms and conditions (taken as a whole) as provided to such employee immediately before the Effective Time, or (y) Parent’s benefit plans at substantially the same level and subject to substantially the same terms and conditions (taken as a whole) as provided to similarly situated employees of Parent (or, at Parent’s discretion, a combination of coverage under any plans referenced in the immediately preceding clauses (x) and (y)), in each such case, however, excluding equity incentive awards (including stock options and restricted stock awards), phantom equity awards, severance payments or benefits, equity purchase agreements and individual employment, change in control and/or severance agreements or arrangements; provided, however, that such requirements of the Merger Agreement shall not apply to any employee of a subsidiary if and after such subsidiary is sold or disposed of by CynergisTek or any of its subsidiaries to an unaffiliated third party after the Effective Date. The annual cash bonus incentive opportunity in effect for each Company Employee for the 2022 calendar year shall continue in effect for the duration of 2022; provided that, without limiting the foregoing, Parent may change, or cause to be changed, the performance criteria for any such annual cash bonus incentive opportunity from the performance criteria in effect immediately prior to the Effective Time, in Parent’s sole discretion.

If a new benefit plan is established in replacement of a Company Employee Plan listed in the confidential disclosure schedule to the Merger Agreement that covers an employee, then: (i) for all purposes (including purposes of vesting, eligibility to participate and level of benefits) under such new plan, each employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with CynergisTek and its subsidiaries and their respective predecessors before the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply (A) to the extent that its application would result in a duplication of benefits, and (B) for purposes of any equity or phantom equity plan or program adopted by Parent, the Surviving Corporation or any of their respective subsidiaries after the Closing; (ii) Parent shall use commercially reasonable efforts to cause the applicable new plan to: (x) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, to the extent such pre-existing conditions, exclusions or waiting periods were satisfied under the similar Company Employee Plan in effect immediately prior to the Effective Time and (y) provide each such employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar Company Employee Plan in effect immediately prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements.

With respect to any employment agreement to which the Company or any of its Subsidiaries is a party that provides, by its terms, that the term of the employment agreement will automatically renew (unless notice is given by a party to not renew), and for which the expiration of the period in which the Company would have to provide a notice to not renew would fall within 60 days prior to the anticipated Closing Date, the Company shall (i) use commercially reasonable efforts to enter into an amendment with the parties to each such employment agreement, which amendment would extend the period in which the Company (or both parties) would have to provide such a notice to 60 days after the anticipated Closing Date (and to correspondingly change the term of such agreement to end (if such a notice to not renew is ultimately delivered) 60 days after the anticipated Closing Date), and (ii) provide copies of any such amendment reasonably promptly to Parent.

Efforts to Close the Merger

Under the Merger Agreement, Parent, Merger Sub and CynergisTek agreed to use commercially reasonable efforts to take all actions and assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate the Merger.

Cooperation with Debt Financing

Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition (including, without limitation, consummation of any debt financing), CynergisTek has agreed, prior to the Effective Time, to use its reasonable best efforts, and to use its reasonable best efforts to cause each of its subsidiaries and its and their respective representatives, to, among other things, provide Parent and Merger Sub with certain reasonable cooperation as may be reasonably requested by Parent and Merger Sub to assist them in arranging debt financing, if any, to be obtained by Parent, Merger Sub or their respective affiliates in connection with the Merger.

Indemnification and Insurance

The Merger Agreement provides that, during the six-year period commencing at the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each current or former director, manager or officer of CynergisTek or any of its subsidiaries, or “Indemnified Party,” to the fullest extent that CynergisTek would have been permitted to do so under applicable law, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any legal proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of CynergisTek or any of its subsidiaries or, while a director, manager or officer of CynergisTek or any of its subsidiaries, is or was serving at the request of CynergisTek or one of its subsidiaries as an officer, director, manager, employee or agent of another person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the organizational documents of the Surviving Corporation will contain, and Parent will cause such organizational documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of CynergisTek and its subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the organizational documents of CynergisTek as in effect on the date of the Merger Agreement.

The Merger Agreement also provides that each Indemnified Party will be entitled to advancement of reasonable expenses (including reasonable attorneys’ fees) incurred in the defense of any such legal proceeding from each of Parent and the Surviving Corporation (without duplication); provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the DGCL or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

In addition, the Surviving Corporation is obligated to either (i) maintain, and Parent will cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies of CynergisTek, or (ii) purchase a six-year “tail” policy on terms and conditions substantially equivalent to the current policies and maintain such endorsement in full force and effect for its full term, provided that in the case of clause (i) and clause (ii), the Surviving Corporation will not be required to pay an annual premium in excess of 250% of the last annual premium paid by CynergisTek (“Maximum Premium”). If CynergisTek’s or the Surviving Corporation’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, or if the “tail” policy would exceed the Maximum Premium, the Surviving

Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance (or coverage under a “tail” policy, if applicable) as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions substantially comparable, in the aggregate, to the current directors’ and officers’ liability insurance policies of CynergisTek.

For more information, please refer to the section of this proxy statement captioned “The Merger—Interests of CynergisTek’s Directors and Executive Officers in the Merger.”

Other Covenants

Stockholders Meeting

CynergisTek has agreed to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following CynergisTek’s receipt of notice from the SEC that the SEC completed its review of the proxy statement (or, if the SEC does not inform CynergisTek that it intends to review the proxy statement, on or before the 10th day following the filing of the preliminary proxy statement with the SEC) for the purpose of voting upon the approval and adoption of the Merger Agreement and approval of the Merger.

Stockholder Litigation

In the event that any litigation related to the Merger Agreement or the Merger is brought by any stockholder of CynergisTek against CynergisTek and/or its directors or officers, CynergisTek shall (i) promptly notify Parent of such litigation and shall keep Parent reasonably informed with respect to the status thereof, and (ii) have the right to control the defense of any such stockholder litigation, provided that CynergisTek will give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any such litigation. CynergisTek will not settle or enter into any negotiations or agreement with respect to the settlement of any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Conditions to the Closing of the Merger

The obligations of Parent and Merger Sub, on the one hand, and CynergisTek, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•the approval and adoption of the Merger Agreement and the approval of the Merger by the requisite affirmative vote of stockholders; and

•no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•the representation and warranty of CynergisTek that no Company Material Adverse Effect has occurred since December 31, 2021, being true and correct in all respects both as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date;

•the representations and warranties of CynergisTek related to (i) its due organization, valid existence, good standing and authority and qualification to conduct business, (ii) its capital structure, (iii) certain matters relating to its subsidiaries, (iv) its power and authority to enter into and perform the Merger Agreement, (v) the inapplicability of anti-takeover statutes to the Merger, and (vi) payment of fees to brokers in connection with the Merger Agreement each being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date, in which case as of such date), except for any de minimis exceptions;

•all the other representations and warranties of CynergisTek set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), without giving effect to any qualification as to materiality or “Company Material Adverse Effect” contained therein, except where any failures of any such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•CynergisTek having performed or complied, in all material respects, with its covenants and obligations required to be performed or complied with by it under the Merger Agreement on or prior to the Closing Date; and

•the receipt by Parent and Merger Sub of a certificate executed by an executive officer of CynergisTek, dated the Closing Date, confirming on behalf of CynergisTek that certain conditions to closing have been duly satisfied.

In addition, the obligation of CynergisTek to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•the representations and warranties of Parent and Merger Sub contained in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date, in which case as of such date) and without giving effect to any qualification as to materiality or “Parent Material Adverse Effect” (as defined below) contained therein, except where any failures of any such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•each of Parent and Merger Sub having performed or complied in all material respects with its covenants and obligations required to be performed or complied with by it under the Merger Agreement on or prior to the Closing Date; and

•the receipt by CynergisTek of a certificate executed by an executive officer of Parent, dated the Closing Date, confirming on behalf of Parent and Merger Sub that the above conditions to closing have been duly satisfied.

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of Parent or Merger Sub to consummate the Merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the transactions (including the Merger) may be abandoned, at any time prior to the Effective Time, only as follows:

•by mutual written agreement of CynergisTek and Parent at any time prior to the Effective Time (whether prior to or after the stockholders approve and adopt the Merger Agreement and approve the Merger);

•by either CynergisTek or Parent at any time prior to the Effective Time (whether prior to or after the stockholders approve and adopt the Merger Agreement and approve the Merger) if:

o(i) any permanent injunction or other judgment or order or legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable or (ii) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, provided that the right to terminate the Merger Agreement under this clause will not be available to any party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order; or

othe Effective Time has not occurred by 11:59 p.m., Eastern time, on October 23, 2022 (the “Termination Date”), provided that the right to terminate the Merger Agreement under this clause will not be available to any party if (i) the other party is able to terminate the Merger Agreement due to the first party’s uncured breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, or (ii) its action, or failure to act, has been the primary cause of, or primarily resulted in, the failure to satisfy the closing conditions of such party under the Merger Agreement prior to the Termination Date or the failure of the Effective Time to occur prior to the Termination Date;

•by either CynergisTek or Parent at any time prior to the Effective Time if stockholders do not approve and adopt the Merger Agreement and approve the Merger at the Special Meeting or any adjournment or postponement thereof, provided that the right to terminate the Merger Agreement under this clause will not be available to any party whose action, or failure to act, has been the cause of, or resulted in, the failure to obtain such stockholder approval;

•by Parent if:

oCynergisTek has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, such that any closing condition set forth in the Merger Agreement would not be satisfied and such breach or failure to perform is not capable of being cured or, if curable, is not cured by the date that is 30 calendar days following Parent’s delivery of written notice of such breach or failure to perform (or such shorter period of time as remains prior to the Termination Date), provided that Parent will not be entitled to terminate the Merger Agreement under this bulleted item if CynergisTek has cured such breach or failure to perform; or

othe Board of Directors effects a Company Board Recommendation Change (with CynergisTek providing Parent with written notice of such Company Board Recommendation Change within 24 hours after the occurrence of such change), except that such right to terminate the Merger Agreement will expire at 5:00 p.m., Eastern time, on the tenth business day following the date on which CynergisTek provides such written notice to Parent of the Company Board Recommendation Change; or

•by CynergisTek if:

oParent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, such that any closing condition set forth in the Merger Agreement would not be satisfied, and such breach is not capable of being cured, or, if curable, is not cured by the date that is 30 calendar days following CynergisTek’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date), provided that CynergisTek will not be entitled to terminate the Merger Agreement under this bulleted item if Parent has cured such breach or failure to perform; or

oat any time prior to the stockholders’ approval and adoption of the Merger Agreement and approval of the Merger (i) CynergisTek has received a Superior Proposal; (ii) the Board of Directors has authorized CynergisTek to enter into a definitive Alternative Acquisition Agreement to consummate such Superior Proposal in accordance with the Merger Agreement; (iii) CynergisTek has complied in all material respects with its obligations with respect to such Superior Proposal; and (iv) as a condition to such termination, CynergisTek pays the applicable Company Termination Fee to Parent.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except that certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms. Notwithstanding the foregoing, but subject to certain limitations of liability described below, nothing in the Merger Agreement will relieve any party from any liability for any fraud or willful breach of the Merger Agreement prior to its termination.  In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between the parent company of Parent and CynergisTek, which rights, obligations and agreement will survive the termination of the Merger Agreement in accordance with the terms of such confidentiality agreement.

Termination Fee

If CynergisTek terminated the Merger Agreement and entered into a definitive agreement in respect of a Superior Proposal prior to June 23, 2022 (or, if the Superior Proposal with respect to which CynergisTek is terminating the Merger Agreement was with an Excluded Party, then prior to June 28, 2022), CynergisTek would have been required to pay a $470,000 termination fee to Parent. If CynergisTek terminates the Merger Agreement and enters into a definitive agreement in respect of a Superior Proposal on or after June 23, 2022 (or, if the Superior Proposal with respect to which CynergisTek is terminating the Merger Agreement is with an Excluded Party, then on or after June 28, 2022), CynergisTek would be required to pay a $710,000 termination fee to Parent. In addition, if the Merger Agreement is terminated under the specified circumstances described below, CynergisTek must pay a $710,000 termination fee to Parent. Such $470,000 termination fee and $710,000 termination fee, as applicable, are referred to as the “Company Termination Fee” in this proxy statement.

Parent will be entitled to receive a termination fee of $710,000 from CynergisTek, concurrently with the consummation of an Acquisition Transaction (as defined below), if:

•the Merger Agreement is terminated (A) by either Parent or CynergisTek because the closing of the Merger has not occurred by the Termination Date; (B) by either CynergisTek or Parent at any time prior to the Effective Time if stockholders fail to approve and adopt the Merger Agreement and approve the Merger at the Special Meeting or any adjournment or postponement thereof; or (C) by Parent if CynergisTek has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement; and

•prior to the termination of the Merger Agreement pursuant to any of (A), (B) or (C) in the preceding bullet point, an Acquisition Proposal is publicly announced or disclosed and not withdrawn or otherwise abandoned; and

•within one year following the termination of the Merger Agreement pursuant to any of (A), (B) or (C) in the first bullet point above, CynergisTek enters into a definitive agreement providing for the consummation of any transaction or series of related transactions (other than the Merger) involving an Acquisition Proposal (an “Acquisition Transaction”) and the Company, at any time thereafter, consummates such Acquisition Transaction (provided that, for purposes of the termination fee, all references to “15%” in the definition of “Acquisition Proposal” are deemed to be references to “50%”).

Parent will also be entitled to receive a termination fee of $710,000 from CynergisTek if the Merger Agreement is terminated by Parent because the Board of Directors effects a Company Board Recommendation Change.

CynergisTek will be entitled to receive a termination fee of $710,000 from Parent (the “Parent Termination Fee”), following the termination of the Merger Agreement, if the Merger Agreement is terminated:

•by CynergisTek if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement; or

•by Parent because the closing of the Merger has not occurred by the Termination Date and at such time CynergisTek could have terminated the Merger Agreement due to Parent’s uncured breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement.

The parties have agreed that in no event will CynergisTek or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of the Merger Agreement upon the occurrence of different events.

Specific Performance

Parent, Merger Sub and CynergisTek have agreed that irreparable damage would occur in the event that any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, for which monetary damages or other legal remedies (including any termination fees) would not be an adequate remedy, even if available.

The parties acknowledge and agree that (i) the provisions related to the Company Termination Fee and Parent Termination Fee, as applicable (A) are not intended to and do not adequately compensate for the harm that would result from a breach of the Merger Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (ii) the right of specific enforcement is an integral part of the transactions contemplated by the Merger Agreement (including the Merger) and without that right, neither CynergisTek nor Parent would have entered into the Merger Agreement.

The Merger Agreement provides that, subject to the limitations in the next two sentences, CynergisTek shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the equity financing to be funded (including to cause Parent to enforce the obligations of the Investor under the Equity Commitment Letter in order to cause the equity financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) subject to the terms and conditions set forth therein and herein. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for the equity financing under the terms thereof, none of CynergisTek and its Affiliates and their direct and indirect equity holders shall be entitled to directly seek the remedy of specific performance of the Merger Agreement against any Debt Financing Source (as defined in the Merger Agreement). Notwithstanding anything to the contrary in this Agreement, the Merger Agreement provides that the right of CynergisTek to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing to be funded is subject to the requirements that (i) all of Parent’s conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of such conditions), and (ii) CynergisTek has irrevocably confirmed in writing that if the equity financing is funded, then CynergisTek will take such actions that are required of it by the Merger Agreement to consummate the closing pursuant to the terms of the Merger Agreement.

No party to the Merger Agreement will raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement, or to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

Limitations of Liability

Parent, Merger Sub and the Investor are not relieved from liability for any fraud or willful breach of the Merger Agreement, or any breaches of the confidentiality agreement between Clearwater Compliance Holding Company LLC (the parent company of Parent) and CynergisTek, provided that the maximum aggregate monetary damages of Parent, Merger Sub and any of their affiliates for breaches (including any willful breach or fraud) of the Merger Agreement (taking into account the payment of the Parent Termination Fee pursuant to the Merger Agreement) or the Equity Commitment Letter will be $710,000, plus the enforcement expenses, if any, and Parent reimbursement obligations related to any costs and expenses incurred by CynergisTek and its subsidiaries in connection with their cooperation with Parent’s obtaining debt financing, if any.

CynergisTek and its subsidiaries are not relieved from liability for any fraud or willful breach of the Merger Agreement or any breaches of the confidentiality agreement between Clearwater Compliance Holding Company LLC and CynergisTek, provided that the maximum aggregate monetary damages of CynergisTek for breaches of the Merger Agreement (taking into account the payment of the Company Termination Fee pursuant to the Merger Agreement) will be $710,000 for all such breaches, plus the enforcement expenses, if any.

Notwithstanding such limitations on liability for monetary damages, Parent, Merger Sub and CynergisTek may be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such fees and expenses.

Amendment

The Merger Agreement may be amended by the parties by executing a written instrument at any time before or after approval and adoption of the Merger Agreement and approval of the Merger by stockholders. However, after approval and adoption of the Merger Agreement and approval of the Merger by stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of at least a majority of the outstanding shares of CynergisTek common stock, entitled to vote and virtually present in person by remote communication, or represented by proxy, at the Special Meeting, is required to approve and adopt the Merger Agreement and approve the Merger. Approval and adoption of the Merger Agreement and approval of the Merger by stockholders is a condition to the closing of the Merger. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to approve and adopt the Merger Agreement and to approve the Merger. Each “broker non-vote” (if any) will have no effect on the proposal to approve and adopt the Merger Agreement and to approve the Merger. Shares of CynergisTek common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a CynergisTek stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of CynergisTek common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

AMENDMENT TO COMPANY BYLAWS

On May 23, 2022, the Board adopted an Amendment (the “Bylaw Amendment”) to the Company’s By-Laws (the “Bylaws”). The Bylaw Amendment, which was effective upon adoption by the Board, designates the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware, as the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation, as amended, or the Bylaws (as they may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine.

PROPOSAL 2: THE CYNERGISTEK COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, CynergisTek is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to CynergisTek’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized above in the section captioned “The Merger—Interests of CynergisTek’s Directors and Executive Officers in the Merger.” The Board of Directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. Accordingly, CynergisTek is asking you to approve the following resolution:

“RESOLVED, that the stockholders of CynergisTek approve, on a non-binding, advisory basis the compensation that may be paid or become payable to CynergisTek’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of CynergisTek’s Directors and Executive Officers in the Merger.”

The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to approve and adopt the Merger Agreement and to approve the Merger. Accordingly, you may vote to approve and adopt the Merger Agreement and to approve the Merger and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on CynergisTek. Accordingly, if the Merger Agreement is approved and adopted and the Merger is approved and completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of at least a majority of the outstanding shares of CynergisTek common stock, entitled to vote and virtually present in person by remote communication, or represented by proxy, at the Special Meeting, is required for approval of this Compensation Proposal. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of CynergisTek common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a CynergisTek stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of CynergisTek common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting from time to time, if necessary or appropriate as determined in the discretion of the Board of Directors of CynergisTek, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement and approve the Merger at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly executed proxies voting against approval and adoption of the Merger Agreement and approval of the Merger. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval and adoption of the Merger Agreement and approval of the Merger such that the proposal to approve and adopt the Merger Agreement and to approve the Merger would be defeated, we could adjourn the Special Meeting without a vote on the approval and adoption of the Merger Agreement and the approval of the Merger and seek to convince the holders of those shares to change their votes to votes in favor of the approval and adoption of the Merger Agreement and approval of the Merger. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present. The affirmative vote of the holders of at least a majority of the outstanding shares of CynergisTek common stock, virtually present in person by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required for approval of this Adjournment Proposal.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of our common stock as of June 30, 2022, by (i) each current director and director nominee; (ii) each named executive officer named in the summary compensation table included herein who was serving as an executive officer at the end of the 2021 fiscal year; (iii) all of our current directors and executive officers as a group; and (iv) each person who is known by us to be a beneficial owner of five percent or more of our common stock, which is our only class of stock outstanding. Unless otherwise noted, each of the following disclaims any beneficial ownership of the shares, except to the extent of his, her or its pecuniary interest, if any, in such shares.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number (2)	Percent
Directors, director nominees and executive officers:
Paul T. Anthony (3)	360,056	2.7
John Flood (4)	75,000	*
Michael Loria (5)	25,000	*
Robert McCashin (6)	64,500	*
Michael McMillan (7)	663,333	5.0
Theresa Meadows (8)	64,500	*
Mark Roberson (9)	79,334	*
Dana Sellers (10)	45,000	*
Timothy McMullen	-
All directors and executive officers, as a group (9 persons)	1,361,723	10.0

5% Stockholders
Beryl Capital Management LLC (11)	1,325,500	9.9

* Less than 1% of the outstanding shares of Common Stock.

(1)The address for all officers and directors is c/o CynergisTek, Inc., 11940 Jollyville Road, Austin, TX 78759.

(2)Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law).  The percentages are based upon 13,256,570 shares outstanding as of June 30, 2022, except for certain parties who hold Company Options and Company Warrants that are presently exercisable or exercisable within 60 days and shares of Common Stock potentially issuable upon the vesting of restricted stock units within 60 days, whose percentages are based upon the sum of shares outstanding as of June 30, 2022 plus the number of shares subject to stock Company Options and Company Warrants that are presently exercisable or exercisable within 60 days, or shares of Common Stock potentially issuable upon the vesting of restricted stock units within 60 days held by them, as indicated in the following notes.

(3)Includes 102,779 shares issuable upon exercise of Company Options and Company Warrants.

(4)Includes 15,000 shares issuable upon exercise of vested Company RSUs.

(5)Includes 25,000 shares issuable upon exercise of vested Company RSUs.

(6)Includes 50,000 shares issuable upon exercise of vested Company RSUs.

(7)Includes 20,000 shares issuable upon exercise of vested Company RSUs.

(8)Includes 50,000 shares issuable upon exercise of vested Company RSUs.

(9)Includes 53,334 shares issuable upon exercise of Company Options and vested Company RSUs.

(10)Includes 30,000 shares issuable upon exercise of vested Company RSUs.

(11)Based solely on Form 13G filed on May 24, 2022. The address for Beryl Capital Management LLC is 1611 S. Catalina Ave., Suite 309, Redondo Beach, CA 90277.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of CynergisTek. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

CynergisTek will hold the regular annual meeting of its stockholders in 2022 only if the Merger is not completed.

Under CynergisTek’s Bylaws, stockholder proposals with respect to the 2022 annual meeting of stockholders, including nominations for directors, which have not been previously approved by the Board of Directors, must be submitted to the Secretary of CynergisTek no later than the deadline determined in accordance with the Bylaws and SEC Rule 14a-8.  If the Company holds the 2022 annual meeting of stockholders, we will publicize such deadline either in a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8, and any applicable requirements set forth in the Bylaws. Any such proposals must be in writing and sent either by personal delivery, nationally recognized express mail or United States mail, postage prepaid to Secretary, CynergisTek, Inc., 11940 Jollyville Rd, Suite 300N, Austin, Texas, 78759. Each nomination or proposal must include the information required by the Bylaws. All late or nonconforming nominations and proposals may be rejected by the officer presiding at the meeting.

In addition, if CynergisTek holds the 2022 annual meeting of stockholders, we will publicize the deadline for providing CynergisTek timely notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at CynergisTek’s 2022 annual meeting of stockholders either in a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. As to all such matters which CynergisTek does not have notice on or prior to such deadline, discretionary authority shall be granted to the persons designated in CynergisTek’s proxy related to the 2022 annual meeting of stockholders to vote on such proposal.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following CynergisTek filings with the SEC are incorporated by reference:

•CynergisTek’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (“Form 10-K”), filed on March 28, 2022, as amended by Amendment No. 1 to Form 10-K, filed on April 29, 2022;

•CynergisTek’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 filed on May 16, 2022; and

•CynergisTek’s Current Reports on Form 8-K filed on May 16, 2022, May 18, 2022 and May 23, 2022.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing from us as follows:

CynergisTek, Inc.
Attention: Investor Relations
11940 Jollyville Rd, Suite 300N
Austin, Texas, 78759

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within two (2) business days after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through our website at https://cynergistek.com/investor-relations/ by clicking on the link under the caption titled “CTEK’s Complete List of SEC Filings.” The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of CynergisTek common stock, please contact our proxy solicitor:

Laurel Hill Advisory Group LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and brokers call collect: 516-933-3100
All others call toll free: 888-742-1305

MISCELLANEOUS

CynergisTek has supplied all information relating to CynergisTek, and Parent has supplied, and CynergisTek has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger Agreement and the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Merger Agreement

AGREEMENT AND PLAN OF MERGER

by and among

CYNERGISTEK, INC.,

CLEARWATER COMPLIANCE LLC

and

CLEARWATER COMPLIANCE ACQUISITION COMPANY I

Dated as of May 23, 2022

A - ii -

A - iii -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of this 23rd day of May, 2022, by and among Clearwater Compliance LLC, a Tennessee limited liability company (the “Parent”), Clearwater Compliance Acquisition Company I, a Delaware corporation and a wholly owned subsidiary of the Parent (“Merger Sub”), and CynergisTek, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that Merger Sub, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, will merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”) and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 1.6(b) and Dissenting Shares) being converted in the Merger into the right to receive $1.25 per share, without interest thereon and subject to Section 1.6 (the “Merger Consideration”);

WHEREAS, the Company Board has as of the date hereof unanimously (i) determined that this Agreement and the Merger are in the best interests of the Company; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement be submitted to the Company’s stockholders for approval; and (v) resolved to recommend approval of this Agreement by the Company’s stockholders;

WHEREAS, the board of managers of the Parent and the board of directors of Merger Sub have adopted, approved and declared it advisable for the Parent and Merger Sub, as applicable, to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Parent has delivered the Equity Commitment Letter, pursuant to which the Investor has committed, subject to the terms and conditions thereof, to invest in the Parent, directly or indirectly, the cash amount set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, Merger Sub and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation of such merger, at the Effective Time.

1.2Effective Time of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parent, Merger Sub and the Company shall cause a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) to be duly prepared and executed in accordance with the relevant provisions of the DGCL and filed with the Secretary of State.  The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.3Closing.  Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VI, and unless this Agreement has been terminated pursuant to its terms, the Closing shall take place (i) at the offices of ArentFox Schiff LLP, 233 S. Wacker Drive, Suite 7100, Chicago, Illinois 60606, or remotely by exchange of documents and signatures (or their electronic counterparts), as soon as practicable following the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, or (ii) on such other date or at such other place as the Parent and the Company agree in writing.

1.4Effects of the Merger.  At the Effective Time (a) the separate existence of Merger Sub shall cease, Merger Sub shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the Merger and wholly owned subsidiary of Parent and (b) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, until further amended in accordance with the DGCL, subject to Section 5.7(b).  In addition, subject to Section 5.7(b), the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and the DGCL.  The Merger shall have the effects set forth in the applicable provisions of the DGCL and in this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

1.5Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until their successors are duly elected and qualified.

1.6Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, the Parent or any holder of shares of the capital stock of the Company or capital stock of Merger Sub:

(a)Capital Stock of Merger Sub.  Each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)Cancellation of Treasury Stock, Subsidiary-Owned and Parent-Owned Stock.  Any shares of Company Common Stock that are held in treasury of the Company and any shares of Company Common Stock owned by any Subsidiary of the Company, the Parent, Merger Sub or any other Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)Merger Consideration for Company Common Stock.  Subject to Section 1.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(b) and Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration.  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 1.6(c) in accordance with the provisions of Section 1.7.

(d)Adjustments to Merger Consideration.  Subject to the limitations set forth in Section 4.1(a) and Section 4.1(b), the Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

1.7Surrender of Certificates

(a)Paying Agent.  Prior to the Effective Time, the Parent shall engage the Paying Agent, and immediately prior to the Effective Time, the Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment of the Payment Fund through the Paying Agent in accordance with this Section 1.7 (it being understood and agreed that the Parent may elect to use the available unrestricted cash of the Company and its Subsidiaries to fund a portion of the Payment Fund at Closing).  The Payment Fund shall not be used for any other purpose.  The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc., or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that, from and after the effective time, the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement.  Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 1.7(e).  In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 1.7(b), including any such diminishment as a result of investment losses, the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

(b)Exchange Procedures.

(i)Promptly (and in any event within three Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.7(g)) to the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.7(g)) in exchange for the Merger Consideration payable with respect thereto.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 1.7(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be promptly paid in exchange therefor a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 1.7(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

(ii)Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article I.  In lieu thereof, each holder of record of one or more Uncertificated Shares shall upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) be promptly paid the Merger Consideration pursuant to, and in accordance with, the terms of this Agreement in respect of such Uncertificated Share, and such Uncertificated Share shall forthwith be cancelled.

(c)Interest; Transfers; Rights Following the Effective Time.  No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Parent that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered. Until surrendered as contemplated by this

Section 1.7, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.6(c), without any interest thereon.

(d)No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, subject to Section 1.7(e).

(e)Termination of Payment Fund.  Any portion of the Payment Fund which remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 1.7 shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

(f)No Liability.  To the extent permitted by applicable Law, none of the Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by the Parent, the posting by such Person of a bond in such reasonable and customary amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

1.8Company Stock Plans; Warrants.

(a)Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option shall vest in full and automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount of cash (without any interest thereon) equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company

Stock Option.  In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(b)Effective as of the Effective Time, each Company RSU that is then outstanding and unvested shall vest in full and automatically be cancelled and converted into the right to receive an amount of cash (without any interest thereon) from the Surviving Corporation equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company RSU multiplied by (ii) the Merger Consideration.

(c)The Parent shall (i) cause the Surviving Corporation to make the payments contemplated by the foregoing Section 1.8(a) and Section 1.8(b) as promptly as practicable (and in any event within ten Business Days) after the Effective Time, and (ii) cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 1.8(a) and Section 1.8(b).

(d)As soon as practicable following the execution of this Agreement, and in any event at least five Business Days prior to the anticipated Closing Date, the Company shall provide a notice to each Person who is a holder of Company Stock Options or Company RSUs describing the treatment of and payment for such equity awards pursuant to this Section 1.8 and providing instructions for use in obtaining payment therefor. The Company shall provide the Parent with a reasonable opportunity to review the notices described in this Section 1.8(d) reasonably in advance of providing said notices and the Company shall incorporate any reasonable comments provided by the Parent to the Company.

(e)To the extent that the Anthony Warrant and the Horton Warrant are unexercised at the Effective Time, the Company shall take such actions prior to or at the Effective Time as are needed to (i) with respect to the Anthony Warrant, cancel the Anthony Warrant without any consideration, or (ii) with respect to the Horton Warrant, cancel the Horton Warrant in exchange for the payment to the holder of the Horton Warrant of the amount in respect of such cancellation as set forth in the Horton Warrant.

(f)No later than ten days after the date hereof, the Company shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Stock Options, the Company RSUs and Warrants as contemplated by this Section 1.8, and shall promptly thereafter provide evidence thereof to the Parent that is reasonably satisfactory to the Parent.

(g)The Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in a manner other than that contemplated above in this Section 1.8, but only to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.

1.9Dissenting Shares.

(a)Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and who has perfected, appraisal rights for such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”), if Section 262 of the DGCL is determined to be applicable, shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 1.6 but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)If any Dissenting Shares shall lose their status as such (through failure to perfect, withdrawal or otherwise), or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.6, without interest, and shall not thereafter be deemed to be Dissenting Shares.

(c)The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to Section 262 of the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not settle or pay or make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument or agree to do any of the foregoing unless the Parent shall have given its written consent to such settlement, payment or settlement or payment offer.

1.10Withholding Rights.   Each of the Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law.  To the extent that amounts are so withheld and timely remitted by the Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and Merger Sub that the statements contained in this Article II are true and correct, except (a) as disclosed in the Company SEC Reports filed with or furnished to the SEC since January 1, 2021, and prior to the fifth Business Day prior to the date of this Agreement and publicly available prior to the fifth Business Day prior to the date of this Agreement (but excluding any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors”, “Forward Looking Statements” or any similar predictive, cautionary or forward looking sections) or (b) as set forth in the Company Disclosure Schedule, subject to Section 9.12.

2.1Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger.  The Company has publicly filed correct and complete copies of the Company’s certificate of incorporation and bylaws (and all amendments thereto) as in effect on the date of this Agreement.  The minute books of the Company and each of its Subsidiaries previously made available to the Parent contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 1, 2017, of their respective stockholders or other equity holders and boards of directors (including committees of their respective boards of directors) through the date hereof.

2.2Capitalization.

(a)The authorized capital stock of the Company consists of 33,333,333 shares of Company Common Stock.  The Company Common Stock is entitled to the rights and privileges set forth in the Company’s certificate of incorporation.  As of the Capitalization Date, 13,256,570 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) 0 shares of Company Common Stock were held in treasury, (iii) 877,503 shares of Company Common Stock were underlying outstanding Company Stock Options and the Company Stock Options had a weighted average exercise price of $1.86, (iv) 682,250 shares of Company Common Stock were underlying outstanding Company RSUs; (v) 77,779 shares of Company Common Stock were underlying the Anthony Warrant, which has an exercise price of $3.03; and (vi) 524,170 shares of Company Common Stock were underlying the Horton Warrant, which has an exercise price of $2.38.

(b)The Company has made available to the Parent complete and accurate (i) copies of all Company Stock Plans and details regarding the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, (ii) forms of stock option agreements evidencing Company Stock Options, (iii) forms of agreements evidencing Company RSUs, (iv) agreements evidencing the Warrants, and (v) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement. Section 2.2(b)(i) of the Company Disclosure Schedule sets forth, for each Company Stock Option, each Company RSU and each Warrant, (A) the name of the holder thereof, (B) the date of grant thereof, (C) the number of shares of Company Common Stock issuable upon exercise thereof, and (D) the exercise price of such Company Stock Option, Company RSU or Warrant.

(c)Except (i) as set forth in Section 2.2(a) and for changes since the Capitalization Date resulting from the exercise or settlement of Company Stock Options, Company RSUs or Warrants outstanding on such date in accordance with their respective terms and (ii) as reserved for future grants under Company Stock Plans as of the date of this Agreement permitted under Section 4.1(i), (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement.  The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations.  None of the Company, any of its Subsidiaries or any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company.  Except to the extent arising pursuant to applicable state takeover or similar laws, and except as set forth in Section 2.2(c) of the Company Disclosure Schedule, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d)All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 2.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e)There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register, any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

2.3Subsidiaries.

(a)Section 2.3(a)(i) of the Company Disclosure Schedule sets forth for each Subsidiary of the Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization.  All of the issued and outstanding shares of capital stock of, or other equity securities in, each Subsidiary of the Company (x) have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (y) except as set forth in Section 2.3(a)(ii) of the Company Disclosure Schedule, are owned, directly or indirectly, by the Company free and clear of all Liens.

(b)Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent true, correct and complete copies of the certificate of incorporation and bylaws of each Subsidiary of the Company (and all amendments thereto) as currently in effect, and no Subsidiary of the Company is in default in the performance, observation or fulfillment of its obligations under such documents, except for such defaults that, in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)The Company does not own or control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of the Company.

2.4Authority; No Conflict; Required Filings and Consents.

(a)The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the Merger.  The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger are in the best interests of the Company; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement and the Merger be submitted to the Company’s stockholders for approval; and (v) resolved to recommend approval of this Agreement and the Merger by the Company’s stockholders.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)The execution and delivery of this Agreement by the Company do not, and (subject to receipt of the Company Stockholder Approval) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company or any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute a default with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties, rights or assets may be bound, including those set forth on Section 2.4(b)(ii) of the Company Disclosure Schedule, or (iii) subject to compliance with the requirements specified in clauses (i) through (iv) of Section 2.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 2.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger.

(c)No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) with respect to the Company Meeting with the SEC in accordance with the Exchange Act, (iii) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of NYSE American, and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger.

(d)Assuming the accuracy of the Parent’s and Merger Sub’s representation and warranty set forth in Section 3.6, the approval of the Company Voting Proposal by the holders of at least a majority of the votes cast by all shares of Company Common Stock entitled to vote thereon (the “Required Company Stockholder Vote”) is the only consent or vote of the holders of any class or series of the Company’s capital stock or other securities that is necessary for the approval of this Agreement and the Merger or for the consummation by the Company of the Merger.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

2.5SEC Filings; Financial Statements; Information Provided.

(a)The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2019.  All such registration statements, forms, reports and other documents (including exhibits and all other information incorporated therein and any supplements or amendments thereto and those registration statements, forms, reports and other documents that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports”, and the Company has made available to the Parent copies of all Company SEC Reports to the extent not available on the SEC’s EDGAR system.  The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) except to the extent that information contained in a Company SEC Report has been revised, amended, modified or superseded by a later filed Company SEC Report prior to the date hereof, did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. The Company has not as of the date hereof received any written comments from the SEC with respect to any of the Company SEC Reports which remain unresolved.  To the Company’s Knowledge, none of the Company SEC Reports is subject to ongoing SEC review.  No Subsidiary of the Company is required to file any form, report or other document with the SEC.

(b)Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end audit adjustments which were not or are not expected to be material.

(c)The Proxy Statement (i) on the date the Proxy Statement is first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) will at all times comply as to form in all material respects with the requirements of the Exchange Act applicable to the Proxy Statement. Notwithstanding the foregoing provisions of this Section 2.5(c), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by the Parent, Merger Sub or any of their respective Representatives expressly for use or incorporation by reference therein.

(d)The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e)The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of NYSE American. The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and its principal financial officer have disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (and made available to the Parent a summary of the significant aspects of such disclosure, if any) (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Report or in any form, report or document filed by the Company with the SEC has been so disclosed and each significant deficiency and material weakness previously so disclosed has been remediated in all material respects.

(f)The Company is not subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Act) other than as described in the Company’s most recent Form 10-Q or Form 10-K filed prior to the date hereof.

2.6No Undisclosed Liabilities.  Except (a) as disclosed in the Company Balance Sheet, (b) for performance of obligations in the Ordinary Course of Business under Contracts binding upon the Company or any of its Subsidiaries (other than resulting from any breach or acceleration thereof) made available to the Parent prior to the date of this Agreement, (c) for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet, and (d) for fees and expenses incurred in connection with the entry into this Agreement and the consummation of the Merger, the Company and its Subsidiaries do not have any liabilities of any nature required to be reflected or disclosed on a consolidated balance sheet of the Company (including the notes thereto) prepared in accordance with GAAP that were not adequately reflected or reserved against on the Company Balance Sheet.

2.7Absence of Certain Changes or Events.

(a)Since the date of the Company Balance Sheet, there has not been a Company Material Adverse Effect.

(b)From the date of the Company Balance Sheet until the date of this Agreement, except for the transactions expressly contemplated hereby, (i) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business, (ii) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 4.1 of this Agreement had such action occurred after the date of this Agreement, other than as set forth in Section 2.7(b) of the Company Disclosure Schedule, and (iii) none of the Company or any of its Subsidiaries made any material Tax election or settled and/or compromised any material Tax liability, prepared any Tax Returns in a manner which is inconsistent with the past practices of the Company or any of its Subsidiaries, as applicable, with respect to the treatment of items on such Tax Returns, incurred any material liability for Taxes other than in the Ordinary Course of Business, or filed an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Company or any of its Subsidiaries.

2.8Taxes.

(a)The Company and each of its Subsidiaries have timely filed all material Tax Returns that the Company and each of its Subsidiaries were required to file, and, except as set forth in Section 2.8 of the Company Disclosure Schedule, all such Tax Returns were correct and complete in all material respects.  The Company and each of its Subsidiaries have paid (or caused to be paid) on a timely basis all Taxes due and payable by the Company and/or its Subsidiaries.

(b)As of the date of this Agreement, no examination or audit of any Tax Return, or other Action in respect of any Tax, of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed or threatened in writing or, to the Knowledge of the Company, orally, nor has any material adjustment with respect to any Tax Return or material claim for any additional Tax been received from a Governmental Entity by the Company or any of its Subsidiaries that is still in progress. There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries, other than Liens for Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(c)The Company and its Subsidiaries have complied in all material respects with applicable Laws for the withholding of Taxes and have timely withheld and paid over to the appropriate Governmental Entity all amounts of material Taxes required to be withheld and paid over.

(d)There is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes from the Company or any of its Subsidiaries.

Neither the Company nor any of its Subsidiaries is presently contesting any material Tax liability of the Company or its Subsidiaries before any Governmental Entity.

(e)Neither the Company nor any of its Subsidiaries has any material liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements entered into in the Ordinary Course of Business that are not primarily related to Taxes).

(f)No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Entity responsible for Taxes within the last five years with respect to the Company or any of its Subsidiaries, and no such agreements or rulings have been applied for by the Company or any of its Subsidiaries that are currently pending.

(g)Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h)Neither the Company nor any of its Subsidiaries constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. law) in the two years prior to the date hereof.

(i)No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j)The Company will not be required to include any material item of income in, or to exclude any material item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in the method of accounting, (ii) closing agreement, as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign law), (iii) installment sale or open transaction disposition made on or before the Closing Date, or (iv) prepaid amount or deferred revenue received on or before the Closing Date.

(k)Each of the Company and its Subsidiaries has been treated as a corporation for U.S. federal income tax purposes since its respective formation.

2.9Real Property.

(a)The Company and its Subsidiaries do not own, and have never owned, any real property.

(b)Section 2.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Company Leases and the location of the premises subject thereto (the “Leased Real Property”).  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (i) each Company Lease is in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received any written notice regarding any violation or breach or default under any Company Lease that has not been cured and (iii) the Company and its Subsidiaries hold a valid and existing leasehold interest in the real property covered under the Company Leases, free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries.  The Company has made available to the Parent complete and accurate copies of all Company Leases.

(c)The Company and each of its Subsidiaries have obtained all appropriate certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to operate the Leased Real Property in the manner in which the Leased Real Property is currently being used and operated, other than any such instruments that are normally obtained by the lessor of property, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  The Company and each of its Subsidiaries have all material Permits necessary to operate the Leased Real Property as currently operated; and no such Permits will be required as a result of the transactions contemplated hereby to be issued after the date hereof in order to permit the Company and its Subsidiaries, following the Closing, to continue to operate the Leased Real Property in the same manner as currently operated, other than any such instruments that are normally obtained by the lessor of the property and any such Permits that are ministerial in nature and are normally issued in due course upon application therefor without further action by the applicant.

(d)To the Company’s Knowledge, the buildings, structures, fixtures, building mechanical systems (including electrical, heating and air conditioning systems), and other improvements in, on or within the Leased Real Property, are in good operating condition and repair, subject to reasonable wear and tear and continued repair and replacement in accordance with reasonable and customary business practice, and there are no deferred maintenance, repairs or unrepaired defects in the structural components comprising such buildings and building mechanical systems located thereon or therein which could materially impair the use of such buildings in connection with the operation of the business as conducted during the last 12 months, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e)Neither the Company nor any of its Subsidiaries has received notice of, and there is not any pending, or to the Company’s Knowledge, threatened or contemplated, condemnation Action affecting in any material respect the Leased Real Property or any part thereof, or any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.  The Leased Real Property has not suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored.

2.10Intellectual Property.

(a)Section 2.10(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) the current owner of, (ii) the jurisdiction of application/registration for and (iii) the application or registration number for, each item of registered Company Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (“Registered IP”). All Registered IP for patents, trademarks, service marks and copyrights is subsisting and has not expired or been cancelled, and, to the Knowledge of the Company, all Registered IP is valid and enforceable in all material respects. The Company or a Subsidiary has filed all documents and paid all material taxes, fees, and other financial obligations required to renew and maintain in force and effect in all material respects all such Registered IP until Closing. Section 2.10(a) of the Company Disclosure Schedule also sets forth a true, correct and complete list of the following included in the Company Intellectual Property: internet domain names and social media accounts and material, unregistered trademarks and brand names.

(b)Section 2.10(b)(i) of the Company Disclosure Schedule sets forth a true correct and complete list as of the date of this Agreement of all IP Licenses under which a Person has granted rights under Company Intellectual Property to the Company or any of its Subsidiaries.  Section 2.10(b)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all IP Licenses under which the Company or any of its Subsidiaries has granted rights under Company Intellectual Property to any other Person.

(c)Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries (i) exclusively own all right, title and interest in and to all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries and (ii) hold a valid and enforceable license or sublicense to use all Intellectual Property licensed or sublicensed or purported to be licensed or sublicensed by the Company or any of its Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, or hold a valid and enforceable written license or other right to use, all Intellectual Property used in or held for use in the conduct of the Company’s business as currently conducted, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights or require the payment of any additional fees or amounts.

(d)The conduct of the business of the Company and its Subsidiaries, as currently conducted and as conducted in the past five years, does not (and did not) infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no claims with respect to the Company Intellectual Property pending as of the date of this Agreement and, between January 1, 2017 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral, claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole.

(e)The Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of their trade secrets and other Company Intellectual Property of a nature that the Company intends or is required under applicable Law to keep confidential, including all source code for Proprietary Software. All Personnel who are or were involved in the creation or development of any Company Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries have signed a valid, enforceable agreement containing an assignment of the applicable Intellectual Property to the Company or a Subsidiary of the Company and reasonable confidentiality provisions protecting such Company Intellectual Property which has not been breached by any such Person in any material respect. No such Person has retained any ownership rights with respect to such created or developed Company Intellectual Property, including any ownership or other right, license, claim or interest whatsoever in or with respect thereto.  To the Company’s Knowledge, the Company and its Subsidiaries are not making unauthorized use of any confidential information or trade secrets of any Person, including without limitation any former employer of any past or present employee of the Company or a Subsidiary.

(f)To the Company’s Knowledge, no third party is infringing, violating or misappropriating any material Company Intellectual Property (and no third party has done so in the past five years), including any material trade secrets, confidential Intellectual Property or Proprietary Software.

(g)The Company and its Subsidiaries own, or have sufficient license to use, all material computer software or other information technology tools, including source code, operating systems, APIs, data, databases, files, documentation and other materials related thereto, that is used in or necessary for the conduct of the Company’s and its Subsidiaries’ business as currently conducted (“Computer Software”), and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights or require the payment of any additional material fees or amounts. The Company and its Subsidiaries are in compliance in all material respects with all provisions of any license or other agreement pursuant to which the Company or any of its Subsidiaries has the right to use any Computer Software. Section 2.10(h) of the Company Disclosure Schedule sets forth a list of all material Computer Software (excluding Off-the-Shelf Software with license or user fees less than $50,000), including any material Proprietary Software, and identifies any such Computer Software that is owned by the Company or its Subsidiaries rather than licensed from a third party.  No portion of any Computer Software used in or with Proprietary Software is subject to a license under any version of the GNU/General Public License (GPL) or other open source software license that requires public disclosure of the source code of any Proprietary Software or that places restrictions or obligations on the reuse, redistribution, licensing or disclosure of Proprietary Software used with or incorporating such

Computer Software.  The Company and its Subsidiaries have not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any material Proprietary Software (except to service providers in a manner solely for the benefit of Company and subject to appropriate nondisclosure obligations and use restrictions).  The Company and its Subsidiaries have not disclosed or made available the source code for any part of the Proprietary Software to any Person, including through any escrow arrangement.  The Company has made available to the Parent true and complete copies of all Company Material Contracts under which the Company or any of its Subsidiaries has the right to use Computer Software (other than Off-the-Shelf Software).

(h)The Company and its Subsidiaries have taken reasonable efforts to protect the confidentiality, integrity and security of their respective software, databases, networks, internet sites and other Company Systems and all Protected Information and other information stored or contained therein or transmitted thereby from any unauthorized use, access, acquisition, interruption or modification by third parties (“Unauthorized Use”), and comply in all material respects with their own policies, industry standard practices and any Laws with regard to such Company Systems and the transmission and storage of such information.  The Company and its Subsidiaries have not experienced in the past five years any Unauthorized Use of such information or any Company Systems, or any infection of Company Systems by viruses or other harmful code, which caused a material disruption of the business of the Company or its Subsidiaries or required notification to any Person under applicable Laws.

(i)In the last five years, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused or could reasonably be expected to result in any substantial disruption of or interruption in or to the use of Company Systems and/or the conduct of the business of the Company or its Subsidiaries.  The Company has implemented, and made access available to the Parent to, commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities consistent with industry best practices.  The Company and its Subsidiaries act in compliance in all material respects with such plans and procedures and have taken reasonable efforts to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

2.11Contracts; Government Contracts.

(a)Section 2.11 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of, and the Company has made available to the Parent a true, correct and complete copy of, each Company Material Contract (as amended prior to the date of this Agreement) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or by which any of them or any of their respective properties, rights or assets are bound.

(b)Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)Since January 1, 2017, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

(d)With respect to each Government Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties, rights or assets are bound, the Company and any applicable Subsidiaries have complied with the terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly therein, by reference or by operation of any laws or regulations, except for any failure to comply that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e)Neither the Company nor any of the Company’s Subsidiaries is a party to any commitment or agreement obligating the Company to file a registration statement under the Securities Act, which filing has not yet been made.

2.12Litigation.  There is no Action pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger.  There are no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger.

2.13Environmental Matters.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is, and in the five-year period prior to the date hereof, has been, in compliance with all Environmental Laws; (ii) the Company and its Subsidiaries have, and since January 1, 2017, have had, all Permits, licenses and other authorizations required under any Environmental Law, (iii) the Company and its Subsidiaries are, and since January 1, 2017, have been, in compliance with such Permits, licenses and other authorizations; (iv) there is no Action relating to any Environmental Laws that is pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or relating to any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has in the five-year period prior to the date hereof, received any notice of or entered into or assumed (by contract or operation of law or otherwise), any claim, obligation, liability, order, settlement, judgment, injunction or decree relating to any violation or alleged or suspected violation of any Environmental Laws or release or alleged or suspected release of Hazardous Substances; (vi) there has been no release of Hazardous Substances or violation of Environmental Laws at, on, under or from any real property currently or formerly owned, leased or used by the Company or any of its Subsidiaries; (vii) there are no underground storage tanks, septic tanks, sumps, pits, ponds, impoundments, lagoons, landfills, waste piles, or disposal areas, or the presence of any Hazardous Substances  in violation of Environmental Laws or requiring notification, investigation or any other type of response under Environmental Laws at any real property currently or formerly owned, leased or used by the Company or any of its Subsidiaries; and (viii) neither the Company nor its Subsidiaries are currently conducting or required by any Environmental Law to conduct any investigation or remediation of any Hazardous Substances.

2.14Employee Benefit Plans.

(a)Section 2.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

(b)With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan, including amendments thereto, (ii) the most recent annual report (Form 5500) filed with the IRS, if any, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent actuarial report, financial statement or valuation report for such Company Employee Plan, if applicable, (v) a current IRS opinion or favorable determination letter, if applicable, and (vi) all material correspondence to or from any Governmental Entity relating to any audit or investigation of such Company Employee Plan in the six-year period prior to the date hereof.

(c)Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms, except for failures to so administer such Company Employee Plan as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred that would adversely affect its qualification except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, other than routine claims for benefits, there are no Actions, governmental audits or investigations that are pending or, to the Company’s Knowledge, threatened against or involving any Company Employee Plan or asserting any rights to or claims for benefits under any Company Employee Plan.

(g)None of the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to or is obligated to contribute to (or has during the past six years maintained or contributed to or been obligated to contribute to), or could reasonably be expected to have any liability with respect to, (i) a Company Employee Plan that is (or was) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code. During the immediately preceding six years, no liability under Section 302 or Title IV of ERISA has been incurred by the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full.

(h)Except as set forth in Section 2.14(h) of the Company Disclosure Schedule or as contemplated by Section 1.8 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer, director or individual independent contractor of the Company or any of the Company’s Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Employee Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of the Company’s Subsidiaries under any Company Employee Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Company Employee Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or individual independent contractor of the Company or any of the Company’s Subsidiaries; or (v) limit or restrict the right of the Company or any of the Company’s Subsidiaries to merge, amend or terminate any Company Employee Plan in accordance with its terms and applicable Law.

(i)Except as set forth in Section 2.14(i) of the Company Disclosure Schedule, neither the Company nor any of the Company’s Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(j)Except as set forth in Section 2.14(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(k)None of the Company Employee Plans promises or provides medical or other welfare benefits to any Person beyond their retirement or other termination of service, except as required by Section 4980B of the Code (and at the sole cost of such Person).

(l)No Company Employee Plan is maintained pursuant to the laws of a country other than the United States or is applicable to employees outside the United States.

2.15Compliance with Laws.

(a)The Company and each of its Subsidiaries is, and in the five-year period prior to the date hereof, has been, in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b)In the five-year period prior to the date hereof, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or distributors, has in each case (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign government officials or employees or to foreign political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or antiterrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977.

(c)In the five-year period prior to the date hereof, the Company and its Subsidiaries have been in compliance with the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury and all other applicable export control or asset control laws, including those administered by the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the Treasury.

2.16Permits.

(a)The Company and its Subsidiaries have all Permits from Governmental Entities required to conduct their businesses as now being conducted, except for such Permits, the absence of which, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits. The Company and its Subsidiaries have timely filed for any required renewal or extension of any Company Permits, and have not received any notice, and do not otherwise have knowledge, that such Company Permits will not be issued or renewed with terms and conditions that are consistent in all material respects with the present operations of the Company and its Subsidiaries.

(b)Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, or similar agreements with or imposed by any Governmental Entity and, to the Company’s Knowledge, no such action is pending as of the date of this Agreement.

2.17Labor Matters.

(a)The Company and its Subsidiaries have complied with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is the subject of any Action asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no material pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries, nor have there, to the Company’s Knowledge, been any such strikes, disputes, walkouts, work stoppages, slow-downs or lockouts within the past five years. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other Contract with any labor organization, union or association. As of the date of this Agreement, there are no labor unions or other organizations representing, or, to the Company’s Knowledge, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, has any such action or attempt occurred within the five years prior to the date of this Agreement. None of the Company, its Subsidiaries, or any of their representatives has committed any material unfair labor practice in connection with the operation of the business of the Company or its Subsidiaries, and there is no material unfair labor practice charge or material complaint against the Company or any of its Subsidiaries pending, or, to the Company’s

Knowledge, threatened, before the National Labor Relations Board or any comparable Governmental Entity.

(b)Except as set forth in Section 2.17(b) of the Company Disclosure Schedule, there has not been during the previous three years, and there is currently no, material charge or complaint against the Company or any of its Subsidiaries or any of their respective officers, directors, managers or employees pending or, to the Company’s Knowledge, threatened, before the United States Department of Labor, the Office of Federal Contract Compliance Programs, any state department of labor, the Equal Employment Opportunity Commission or any comparable federal, state, local or foreign human/civil rights organization or other Governmental Entity, relating to the employment or termination of employment of any employee of the Company or any of its Subsidiaries.

(c)The Company and its Subsidiaries have discharged their respective obligations in all material respects, and have complied in all material respects with all Laws, with respect to hours, classification, employment-related Taxes, immigration, equal employment opportunity, sexual harassment, affirmative action, legal qualification of employment status, plant closings or mass layoffs, occupational safety and health, worker’s compensation, salary, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, vacation pay and all other material benefits for their employees, officers, current or former directors, contractors and other representatives.  In the three-year period prior to the date hereof, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company and its Subsidiaries, and none of the Company and its Subsidiaries have incurred any material liability under WARN nor have they taken any action that could reasonably be expected to result in any material liability under WARN as a result of the transactions contemplated by this Agreement. No employee layoff, facility closure or shutdown reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company or any of its Subsidiaries is currently contemplated, planned or announced, as a result of COVID-19 or any COVID-19 Measures. The Company and its Subsidiaries have not otherwise experienced any material employment-related liability with respect to COVID-19.

(d)To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries with a base annual salary of $75,000 or more intends to terminate employment with the Company or any of its Subsidiaries prior to or within one year following the Closing or has taken any action within the six-month period prior to the date hereof which was calculated to dissuade any employees, officers, current or former directors, contractors, representatives or agents of the Company or any of its Subsidiaries from continuing their employment following the Closing.

(e)All independent contractors that are working for or have worked for the Company or its Subsidiaries, in the five-year period prior to the date hereof, have been properly classified as independent contractors in compliance with all applicable Laws, other than as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

2.18Title, Sufficiency and Condition of Assets.

(a)The Company and its Subsidiaries have good, valid and insurable title to, or a valid leasehold interest in, all material tangible and intangible assets of the Company and its Subsidiaries, including all material assets reflected on the Company Balance Sheet, free and clear of all Liens (other than Permitted Liens).

(b)The assets of the Company and its Subsidiaries as of the date hereof represent all of the material assets necessary to conduct the business of the Company and its Subsidiaries as presently conducted and as substantially conducted during the last 12 months and represent all of the material assets used or intended for use in the conduct of the business of the Company and its Subsidiaries.

2.19Opinion of Financial Advisor.  The financial advisor of the Company, Craig-Hallum Capital Group LLC, has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, limitations, factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger as provided in this Agreement is fair, from a financial point of view, to such holders. An executed copy of the aforementioned opinion has been made available to the Parent, it being understood that such opinion is being provided solely for informational purposes and may not be relied upon by Parent or Merger Sub or their respective Affiliates.

2.20Takeover Laws.  Assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Section 3.6, the Company Board has taken all actions necessary so that the requirements and restrictions contained in Section 203 of the DGCL shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

2.21Brokers.  Except as set forth on Section 2.21 of the Company Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.  The Company previously has made available to the Parent a true and correct copy of each of the engagement letters set forth on Section 2.21 of the Company Disclosure Schedule, including in each case all amendments and modifications thereto, and the fees set forth therein are the only fees payable to the advisors that are parties to the engagement letters set forth on Section 2.21 of the Company Disclosure Schedule.

2.22Insurance. Section 2.22 of the Company Disclosure Schedule sets forth a list (including policy number, nature of coverage, policy period, limits, deductibles and premiums) of (a) all material insurance policies and self-insurance plans insuring the properties, assets, Personnel or operations of the Company and its Subsidiaries (collectively, the “Policies”) and (b) all currently pending claims and a loss run for the last three years under any Policy. A true, correct and complete copy of each Policy has been made available to the Parent.  Each of the Policies is in full force and effect in all material respects.  Neither the Company nor any of its Subsidiaries is in default in any material respect, whether as to payment of premiums or otherwise, under any provisions of such Policies, and since January 1, 2017, no policy limits of insurance policies have been exhausted or eroded or reduced and policies providing substantially similar insurance coverage have been in effect continuously.  Neither the Company nor any of its Subsidiaries has failed to give any notice or present any material claims under any applicable insurance policy in a timely fashion.  The Company and its Subsidiaries, and their respective assets and properties, are insured in amounts no less than as required by applicable Law and any material contract or agreement to which the Company or any of its Subsidiaries is a party.  The material assets of the Company and its Subsidiaries are insured to full replacement cost value.  There are no material Actions by the Company or any of its Subsidiaries under any Policy as to which the Company or any of its Subsidiaries has received notice indicating that coverage has been denied, questioned or disputed by the underwriter(s) of any Policy, and neither the Company nor any of its Subsidiaries has received written, or, to the Company’s Knowledge, oral, notice from or on behalf of any insurance carrier issuing any Policy (a) that there shall hereafter be a termination or cancellation or non-renewal of any Policy or (b) any material cost increase on any Policy.  Neither the Company nor any of its Subsidiaries has any open claims with any insolvent carriers.

2.23Vendors. Listed in Section 2.23 of the Company Disclosure Schedule are the names of (a) the 15 most significant vendors (by dollar volume of purchases) of the Company and its Subsidiaries, taken as a whole, for the 12-month period ended December 31, 2021, and (b) each vendor to whom the Company or any of its Subsidiaries paid more than $50,000 in the aggregate for the 12-month period ended December 31, 2021 and whose services are required by the Company or any of its Subsidiaries to perform services for their respective customers (each of the vendors described in clauses (a) and (b), a “Significant Vendor”), and the approximate dollar amount paid to such vendor during such period. Except as set forth in Section 2.23 of the Company Disclosure Schedule, from January 1, 2021, through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, any other notice from a Significant Vendor that such Significant Vendor has ceased, or will cease, to supply or make available all or substantially all of the products, equipment, goods or services currently supplied to the Company or its Subsidiaries by such Significant Vendor following the date hereof.

2.24Customers. Listed in Section 2.24 of the Company Disclosure Schedule are the names of the 25 most significant customers (by dollar volume of sales) of the Company and its Subsidiaries, taken as a whole (each, a “Significant Customer”) for the 12-month period ended December 31, 2021, and the approximate dollar amount of sales to each such customer during such period. Except as set forth in Section 2.24 of the Company Disclosure Schedule, from January 1, 2021, through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, any other notice from a Significant Customer that such Significant Customer has terminated, not renewed, or reduced materially, or to the Company’s Knowledge has threatened to terminate, not renew or reduce materially, its business with the Company or any of its Subsidiaries.

2.25Information Privacy and Security Laws.

(a)The Company and its Subsidiaries maintain privacy and security policies (“Privacy Policies”) in accordance with applicable Law that describe their collection, use, storage, retention, disclosure, transfer, disposal or other processing of sensitive data, including any Personal Information, personally identifiable information, individually identifiable health information, protected health information, payment card information, Social Security Numbers and other information protected by applicable Law (collectively, “Protected Information”).  The Company and its Subsidiaries comply, and for the five years prior to the Closing Date have complied, in all material respects with applicable Privacy Policies, use restrictions, agreements, Information Privacy and Security Laws, and other Laws pertaining to Protected Information in all material respects.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (including any transfer of Protected Information in connection with such transaction), will not impair in any material respect any right in, or cause the Company or any of its Subsidiaries to be in violation or default in any material respect under any policy, agreement or Law (including any Privacy Policies or Information Privacy and Security Laws) applicable to, any private, personal or proprietary information (including Protected Information) acquired by the Company or any of its Subsidiaries or used by the Company or any of its Subsidiaries in the conduct of their business in substantially the manner and to the extent presently conducted or contemplated. Section 2.25(a) of the Company Disclosure Schedule identifies any Contracts under which Protected Information of the Company or its Subsidiaries is hosted or processed on the systems or networks of third parties, including cloud computing arrangements.  All processing, storing and transmitting of payment card data by or for the Company and its Subsidiaries is compliant in all material respects with the Payment Card Industry Data Security Standard. None of the Company or its Subsidiaries or their respective Affiliates or any of their respective employees, officers, directors or managers, has used or disclosed Protected Information in the past five years so as to trigger a notification or reporting requirement under applicable Law.

(b)Except as set forth in Section 2.25(b) of the Company Disclosure Schedule: neither the Company nor any of its Subsidiaries has experienced in the last five years any (i) unauthorized access to, disclosure of, or other misuse of any Protected Information collected or possessed by or otherwise subject to the possession or control of the Company or its Subsidiaries, or (ii) breach or security incident (as those terms are defined by HIPAA) with respect to any Personal Information that the Company or any of its Subsidiaries is obligated to protect under Information Privacy and Security Laws or for which a Business Associate (as defined in HIPAA) has an obligation to the Company or any of its Subsidiaries to protect.  Neither the Company nor any of its Subsidiaries, nor any Person acting on any of their behalf or direction, has:  (A) paid any perpetrator of any data breach incident or cyber-attack or (B) paid any third Person with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person.

(c)Except as set forth in Section 2.25(c) of the Company Disclosure Schedule: neither the Company nor any of its Subsidiaries have received any written or, to the Company’s Knowledge, oral, complaint from any Person or Governmental Entity regarding the Company or any of its Subsidiaries or any of their respective Personnel’s uses or disclosures of, or security practices or security incidents regarding, Personal Information.

(d)The Company and its Subsidiaries have trained their respective Personnel on compliance with Information Privacy and Security Laws and has implemented written policies to comply with Information Privacy and Security Laws.  The Company and its Subsidiaries have implemented commercially reasonable physical, technical, organizational and administrative security safeguards, consistent with industry best practices, to protect the security, confidentiality and integrity of all Protected Information collected by or on behalf of the Company or such Subsidiaries from and against unauthorized access, use, misuse, modification, and/or disclosure.  The Company and its Subsidiaries have conducted or undergone commercially reasonable privacy and data security audits (including independent third-party audits) at reasonable and appropriate intervals consistent with industry best practices and have resolved any privacy or data security issues identified in such audits.

(e)When acting as a Business Associate of a Covered Entity or as a Subcontractor of a Business Associate (such terms as defined by HIPAA), the Company and its Subsidiaries have in effect agreements with each such Covered Entity and Business Associate that satisfy in all material respects all of the requirements of HIPAA (“BA Agreements”).  The Company and its Subsidiaries have in effect with each entity acting as a Business Associate or Subcontractor (as defined in HIPAA) of the Company or its Subsidiaries, as applicable, an agreement that satisfies in all material respects all of the requirements of HIPAA (“Vendor BA Agreements”).  The Company and its Subsidiaries are, and have for the five years prior to the Closing Date been, in material compliance with (i) all contracts, agreements and understandings in effect between the Company or such Subsidiaries and their respective customers, including BA Agreements, that apply to or restrict the use, disclosure or security of Personal Information; and (ii) all contracts, agreements and understandings between the Company or its Subsidiaries, on the one hand, and vendors or other business partners, on the other hand, that apply to or restrict the use, disclosure or security of Personal Information, including Vendor BA Agreements (such contracts or other arrangements referenced in clauses (i) and (ii) collectively referred to as “Privacy Agreements”).  The Company and its Subsidiaries have the right pursuant to the Privacy Agreements and their respective policies to use and disclose Protected Information for the purpose such information is and has been used and disclosed.

(f)Neither the Company nor any of its Subsidiaries is subject to any pending or, to the Company’s Knowledge, threatened Action and, to the Company’s Knowledge, no Action is likely to be asserted or threatened against the Company or any of its Subsidiaries by any Person, including any Governmental Entity, alleging (i) a material violation of policies, Privacy Policies or Privacy Agreements, (ii) a material violation of any Person’s privacy, personal or confidentiality rights under Law, or (iii) the failure in any material respect of the Company or any of its Subsidiaries with respect to any security audit.

(g)Except as set forth in Section 2.25(g) of the Company Disclosure Schedule: with respect to the collection, storage, use and sharing of data from third party sources (including open source data), the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, licenses, and terms of service or use, and have not received any written, or to the Company’s Knowledge, oral, notice of any material claims, investigations, or alleged material violations of Laws, licenses, or terms of service or use.

(h)The Company and its Subsidiaries have contractually obligated all third-party service providers, hosts, or other processors (collectively, “Providers”) of Protected Information of the Company or its Subsidiaries (including that collected via their products and services) to (i) comply in all material respects with applicable Information Privacy and Security Laws and applicable Privacy Policies with respect to such Protected Information, and (ii) take commercially reasonable steps, consistent with Company’s best practices and applicable Information Privacy and Security Laws, to protect and secure Protected Information from unauthorized disclosure or use other than for the purposes specified in the agreement with Company or its Subsidiaries. Company and its Subsidiaries have taken commercially reasonable measures, consistent with industry best practices, to ensure that all such third-party Providers have complied in all material respects with their contractual obligations.

2.26Exclusivity of Representations and Warranties.

(a)No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and the representations and warranties of the Investor under the Equity Commitment Letter:

(i)none of the Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Parent, Merger Sub, their respective Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)no Person has been authorized by the Parent, Merger Sub or any of their respective Subsidiaries, or any of their respective Affiliates or Representatives, to make any representation or warranty relating to the Parent, Merger Sub and their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company, its Subsidiaries, or any of their respective Affiliates or Representatives as having been authorized by the Parent, Merger Sub and their respective Subsidiaries, or any of their respective Affiliates or Representatives (or any other Person); and

(iii)the representations and warranties made by the Parent and Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company, its Subsidiaries, or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and the representations and warranties of the Investor under the Equity Commitment Letter, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)any representation or warranty, express or implied;

(ii)any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company, its Subsidiaries, or any of their respective Affiliates or Representatives; or

(iii)the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent and Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this Article III are true and correct.

3.1Organization, Standing and Power.

(a)The Parent is a limited liability company validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so existing, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Parent Material Adverse Effect.  The Parent has delivered or made available to the Company complete and correct copies of the certificate of formation of the Parent as amended through the date of this Agreement.

(b)Merger Sub is a corporation validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so existing, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Parent Material Adverse Effect.  The Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws, or similar organizational documents as amended through the date of this Agreement, of Merger Sub.

3.2Authority; No Conflict; Required Filings and Consents.

(a)Each of the Parent and Merger Sub has all requisite entity power and authority to enter into this Agreement and, subject to the approval of this Agreement by the Parent as the sole stockholder of Merger Sub, to consummate the transactions contemplated hereby.  The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement by the Parent and Merger Sub have been duly authorized by all necessary entity action on the part of each of the Parent and Merger Sub, subject to the approval of this Agreement by the Parent as the sole stockholder of Merger Sub.  This Agreement has been duly executed and delivered by each of the Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)The execution and delivery of this Agreement by each of the Parent and Merger Sub do not, and the consummation by the Parent and Merger Sub of the transactions contemplated by this Agreement shall not (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, certificate of formation, bylaws, operating agreement or other organizational documents of the Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute a default, with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit), under, or require a consent or waiver under, or result (or, with or without notice or the lapse of time, or both, would result) in the creation of any Lien on any asset, property or right of the Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii) and (iv) of Section 3.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or Merger Sub in connection with the execution and delivery of this Agreement by the Parent or Merger Sub or the consummation by the Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) required filing of the Proxy Statement under the Exchange Act, (iii) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

(d)No vote of the holders of any class or series of the Parent’s membership interests or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

3.3Information Provided.  The information to be supplied by or on behalf of the Parent or Merger Sub for inclusion in the Proxy Statement, on the date the Proxy Statement is first mailed to stockholders of the Company and at the time of the effectiveness of the Company Stockholder Approval, in each case shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

3.4Equity Financing.  Parent has delivered to the Company a true and complete copy, including all exhibits and schedules thereto, of the executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from Altaris Health Partners III, L.P., a Delaware limited partnership (the “Investor”), pursuant to which the Investor has agreed to make an equity investment in the Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Financing”), for purposes of financing the Merger, the other transactions contemplated by this Agreement, and the related fees and expenses to be incurred by Parent and Merger Sub in connection therewith.  As of the date of this Agreement, the Equity Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, none of the obligations and commitments contained in such letter have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. Assuming the satisfaction of the conditions set forth in Article VI, and assuming the Financing is funded in accordance with the Equity Commitment Letter, the net proceeds contemplated by the Equity Commitment Letter, together with the available unrestricted cash of the Company and its Subsidiaries, will in the aggregate be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration (and any repayment or refinancing of debt contemplated by, or required in connection with the transactions described in, this Agreement) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby (including all amounts payable in respect of Company Stock Options and Company RSUs under this Agreement) and to pay all related fees and expenses of the Parent, Merger Sub and the Company.  The Equity Commitment Letter is (x) a legal, valid and binding obligation of the Parent and each of the other parties thereto, (y) enforceable in accordance with its terms against the Parent and each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception, and (z) in full force and effect.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Equity Commitment Letter on the part of the Parent or, to the knowledge of the Parent, any other parties to the Equity Commitment Letter.  As of the date of this Agreement, the Parent does not have any reason to believe that it or any of the other parties to the Equity Commitment Letter will be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter required to be satisfied by it, that the conditions thereof will not otherwise be satisfied or that the full amount of the Financing will not be available on the Closing Date.  The only conditions precedent or other contingencies related to the obligations of the Investor to fund the full amount of the Financing are those expressly set forth in the Equity Commitment Letter.

3.5Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities other than in connection with the transactions contemplated hereby.

3.6Ownership of Company Common Stock.  Other than by reason of this Agreement or the transactions contemplated hereby, neither the Parent nor Merger Sub is an “interested stockholder” (as defined in Section 203(c)(5) of the DGCL) of the Company or any of its Subsidiaries.

3.7Litigation.  As of the date of this Agreement, there is no Action pending and of which the Parent has been notified or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.  As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Parent that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

3.8Other Agreements or Understandings.  The Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, the Parent has furnished to the Company correct and complete copies thereof) between or among the Parent, Merger Sub, or any Affiliate of the Parent, on the one hand, and any member of the board of directors or management of the Company or any of its Subsidiaries.

3.9Brokers.  Prior to the Effective Time, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries would have any obligations or liabilities.

3.10Exclusivity of Representations and Warranties.

(a)No Other Representations and Warranties. Each of the Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II:

(i)neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)no Person has been authorized by the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives, to make any representation or warranty relating to the Company and its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company and its Subsidiaries, or any of their respective Affiliates or Representatives (or any other Person); and

(iii)the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Parent and Merger Sub hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)No Reliance. Each of the Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)any representation or warranty, express or implied;

(ii)any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii)the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

CONDUCT OF BUSINESS

4.1Covenants of the Company.  Except (i) as otherwise expressly contemplated or required by this Agreement, (ii) as required by applicable Law or by any Company Material Contract in effect on the date hereof and made available to the Parent, (iii) as set forth in Section 4.1 of the Company Disclosure Schedule, or (iv) with the Parent’s prior written consent, during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, to preserve intact its business organization and to preserve satisfactory business relationships with material customers, vendors, licensors, licensees, lessors and others having material business dealings with the Company. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or required by this Agreement, as required by applicable Law, as set forth in Section 4.1 of the Company Disclosure Schedule, or with the Parent’s prior written consent, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a)(i) declare, set aside, make or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the

Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options (which are outstanding as of the date of this Agreement) in full or partial payment of the exercise price and in accordance with the terms thereof as they exist on the date of this Agreement, (B) from holders of Company Stock Options or Company RSUs (in each case which are outstanding as of the date of this Agreement) in full or partial payment of any applicable Taxes payable by such holder upon exercise or settlement thereof, as applicable, to the extent required under the terms thereof as they exist on the date of this Agreement or (C) from former employees, directors and consultants as required by agreements existing as of the date of this Agreement providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration in accordance with the terms thereof as they exist on the date of this Agreement, in each case, under this clause (C) in connection with any termination of services to the Company or any of its Subsidiaries;

(b)issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock (i) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with the terms thereof as they exist on the date of this Agreement, or (ii) upon settlement of Company RSUs outstanding on the date of this Agreement in accordance with the terms thereof as they exist on the date of this Agreement;

(c)amend the Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d)acquire, or cause any acquisition of, any assets, rights or properties, including by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or make any capital expenditures or other expenditures with respect to property, plant or equipment, in any such case in respect of any of the foregoing, except for purchases of assets in an aggregate amount not to exceed $20,000;

(e)sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any Lien any properties, rights or assets of the Company or of any of its Subsidiaries other than sales of inventory and dispositions of obsolete equipment, in each case in the Ordinary Course of Business, and sales of other assets in an aggregate amount not to exceed $10,000;

(f)(i) adopt any stockholder rights plan, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) merge or consolidate with any Person;

(g)(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (it being understood and agreed that the Company may, without the prior written consent of Parent, incur indebtedness in an aggregate amount up to $750,000 in order to meet operating, payroll, or other legitimate business needs during the Pre-Closing Period, provided that (A) the Company provides the Parent with at least five Business Days’ advance written notice of the need to incur such indebtedness and the proposed terms thereof, (B) the terms of such indebtedness must permit the Company to pre-pay at any time (or with not more than 30 days’ prior notice) all such indebtedness, and any pre-payment penalties associated therewith must not exceed an aggregate amount equal to $30,000, and (C) prior to entering into any such debt arrangement with any Third Person, the Company shall consider in good faith any proposal by the Parent to provide such indebtedness to the Company on terms mutually satisfactory to the Company and the Parent), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates;

(h)make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(i)except as required by applicable Law or in order to comply with any Company Employee Plan in existence on the date hereof, (i) adopt, enter into, terminate or amend in a manner adverse to the Company or any of its Subsidiaries any employment, consulting, severance, retention, change in control, termination or similar agreement or arrangement with any of its directors, officers, employees or individual independent contractors, except (to the extent done in the Ordinary Course of Business) (A) entry into at-will offer letters with newly hired employees, which letters do not provide for any severance or change in control benefits (other than participation in the Company’s severance practices set forth in Section 4.1(i)(i) of the Company Disclosure Schedule as in effect on the date hereof (the “Company Severance Practices”) or (B) entry into customary separation agreements providing for a release by the applicable former employee and (if applicable) severance benefits consistent with the Company Severance Practices, (ii) hire any new employees or individual independent contractors, except (to the extent hired in the Ordinary Course Of Business) (A) non-executive employees, (B) individual independent contractors, and (C) employees with individual salaries or wages of less than $175,000 per year, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Employee Plan, except for amendments to Company Employee Plans that are welfare plans in the Ordinary Course of Business that do not (and will not after the Closing) increase in any material respect the cost to the Company or any of its Subsidiaries of maintaining such Company Employee Plans and that apply to substantially all Company Employees, (iv) increase the compensation, benefits, severance or termination pay of (or accelerate payment or vesting of), or pay or award any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except for (A) payment of bonuses consistent with arrangements existing as of the date hereof disclosed in Section 4.1(i)(ii) of the Company Disclosure Schedule, (B) customary salary increases in amounts in the Ordinary Course of Business in connection with promotions made in the Ordinary Course of Business of employees with individual salaries or wages of less than $175,000 per year, (C) bonus opportunities in amounts in the Ordinary Course of Business that are granted in the Ordinary Course of Business, in each case, to new hires permitted under clause (ii) above (excluding any change of control or similar transaction related bonuses), and (D) in the case of individual independent contractors, for rate increases in the Ordinary Course of Business), (v) grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or (vi) terminate the employment of any employee or individual independent contractor whose total annual compensation exceeds $175,000, other than for cause;

(j)(i) enter into any Contract that, if in effect on the date hereof, would have been a Company Material Contract (other than customer Contracts that provide for payment obligations to the Company or its Subsidiaries in the Ordinary Course of Business), (ii) terminate any Company Material Contract, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such Company Material Contract in accordance with its terms as in effect on the date of this Agreement, (iii) amend or modify in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, any Company Material Contract or (iv) waive any material term of, or waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries under, or any material liability or obligation owing to the Company or any of its Subsidiaries under, any Company Material Contract;

(k)knowingly relinquish, abandon or permit to lapse any of its rights in any material registered Intellectual Property;

(l)except as permitted by and in accordance with Section 5.12, settle any Action, other than the settlement of any Action (but not a criminal Action) (i) for an amount not in excess of the amount reserved with respect to such matter in the Company Balance Sheet included in the Company SEC Reports filed prior to the date hereof or (ii) that requires payments by the Company (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $25,000, and in each case that does not involve any admission of wrongdoing or injunctive or other equitable relief;

(m)make, revoke or change any material Tax election, adopt or change any accounting method for Tax purposes that has a material effect on Taxes, extend the statute of limitations (or file any extension request) relating to material Taxes with any Governmental Entity, amend any material Tax Return, or settle or compromise any material Tax liability;

(n)fail to maintain in full force and effect in all material respects each insurance policy set forth in Section 2.22 of the Company Disclosure Schedule, or fail to report any material claims or potential material claims to its insurance carriers in accordance with the terms of such policies; or

(o)authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

4.2Conduct of Business by the Parent and Merger Sub Pending the Merger.  Except as otherwise expressly contemplated or permitted by this Agreement or as required by applicable Law, during the Pre-Closing Period, (a) neither the Parent nor Merger Sub shall, directly or indirectly, without the prior consent of the Company (not to be unreasonably withheld, conditioned or delayed), take or cause to be taken any action that would be reasonably expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement and (b) Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated by this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1No Solicitation.

(a)Go-Shop Period.  Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 11:59 p.m. Eastern time on the 30th day after the date hereof (the “Initial No-Shop Period Start Date”), or continuing until 11:59 p.m. Eastern time on the 35th day after the date hereof with respect to an Excluded Party (the “Excluded Party No-Shop Period Start Date”, and, together with the Initial No-Shop Period Start Date, the “No-Shop Period Start Date”), the Company and its Affiliates and their respective Representatives shall have the right to:  (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to any Third Person (and its Representatives subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such Third Person) any non-public information relating to the Company, its Subsidiaries or any of its Affiliates or afford to any such Third Person (and such Representatives) access to the business, properties, assets, books, records or other non-public information, or to any Personnel, of the Company and its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal, provided, however, that (A) the Company will promptly (and in any event within 24 hours) provide to the Parent, or provide the Parent access to, any such non-public information concerning the Company and its Subsidiaries that is provided to any such Third Person or its Representatives that was not previously provided to the Parent or its Representatives and (B) each of the Company, its Subsidiaries and its Affiliates shall not provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non-public information to any Third Person who is or whose Affiliates are currently a competitor of the Company, its Subsidiaries or any of its Affiliates in connection with the actions permitted by this Section 5.1(a), except in accordance with customary “clean room” or other similar procedures; and (iii) participate or engage in discussions or negotiations with any Third Person (and its Representatives) with respect to any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal, and cooperate with, assist or participate in, or facilitate in any way, such proposals or inquiries or any effort or attempt to make any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal, including by granting any waiver, amendment or release under any “standstill provision” or similar obligation of any Third Person with respect to the Company and its Subsidiaries to allow such Third Person to submit or amend an Acquisition Proposal to the Company Board (or any committee thereof).

(b)No Solicitation or Negotiation.  Subject to the terms of this Section 5.1, from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct and cause each of its other Representatives to, cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 5.1(b), request the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Third Person (and such Third Person’s Representatives) with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the six-month period immediately preceding the No-Shop Period Start Date and will (A) cease providing any further information with respect to the Company and its Subsidiaries or any Acquisition Proposal to any such Third Person or its Representatives; and (B) terminate all access granted to any such Third Person and its Representatives to any physical or electronic data room (or any other diligence access). Subject to the terms of Section 5.1(c), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and its Subsidiaries will not instruct, authorize or knowingly permit any of their officers and directors or any of their other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Third Person (other than to the Parent, Merger Sub or any designees of the Parent or Merger Sub, or any of their respective Representatives) any non-public information relating to the Company, its Subsidiaries or Affiliates or afford to any Third Person access to the business, properties, assets, books, records or other non-public information, or to any Personnel, of the Company, its Subsidiaries or Affiliates (other than to the Parent, Merger Sub or any designees of the Parent or Merger Sub, or any of their respective Representatives), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any Third Person with respect to an Acquisition Proposal (other than informing such Third Persons of the provisions contained in this Section 5.1); (iv) approve, endorse or recommend any proposal that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”).  From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) (unless the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law).

(c)Superior Proposals.  Notwithstanding anything to the contrary set forth in this Section 5.1, from the No-Shop Period Start Date until the Company’s receipt of the Company Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company, its Subsidiaries or Affiliates to, or afford access to the business, properties, assets, books, records or other non-public information, or to any Personnel, of the Company, its Subsidiaries or Affiliates pursuant to an Acceptable Confidentiality Agreement to any Third Person or its Representatives that has made or delivered to the Company a bona fide Acquisition Proposal after the No-Shop Period Start Date, and otherwise facilitate such Acquisition Proposal or assist such Third Person (and its Representatives) with such Acquisition Proposal (in each case, if requested by such Third Person), in each case with respect to an Acquisition Proposal that did not result from any material breach of Section 5.1(b); provided, however, that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.1(c) would be inconsistent with its fiduciary duties pursuant to applicable Law; and provided further that the Company will promptly (and in any event within 24 hours) make available to the Parent and its Representatives any non-public information concerning the Company, its Subsidiaries or Affiliates that is provided to any such Third Person or its Representatives that was not previously made available to the Parent prior to or substantially concurrently (but in no event later than 24 hours after) the time it is provided to such Third Person.

(d)No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided in Section 5.1(e), at no time after the date hereof (or, in the case of clause (i)(C) immediately below, after the No-Shop Period Start Date) may the Company Board (or a committee thereof):

(i)(A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to the Parent in any material respect (it being understood that it shall be considered a modification adverse to the Parent that is material if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the stockholders of the Company within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); (B) adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten Business Days after the Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer; or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) a “stop, look and listen” communication by the Company Board (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the factually accurate public disclosure by the Company of the receipt of an Acquisition Proposal, (3) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal, or (4) the delivery by the Company to the Parent of any notice contemplated by Section 5.1(e) will constitute a Company Board Recommendation Change; or

(ii)cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e)Company Board Recommendation Change; Entry into Alternative Acquisition Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval:

(i)the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any positive material event or development or material change in circumstances that in any such case is material to the Company and its Subsidiaries taken as a whole that was (A) not known to, or reasonably foreseeable by, the Company Board on the date hereof and that becomes known to the Company Board prior to the receipt of the Company Stockholder Approval; and (B) does not relate to (x) any Acquisition Proposal or any matter relating thereto or consequence thereof, or (y) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (y) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:

(a)the Company has provided prior written notice to the Parent at least five Business Days in advance (the “Event Notice Period”), to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.1(e)(i), which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

(b)prior to effecting such Company Board Recommendation Change, during the Event Notice Period, (A) the Company and its Representatives must have negotiated with the Parent and its Representatives and/or the Investor in good faith (to the extent that the Parent desires to so negotiate) to allow the Parent and/or the Investor to offer such adjustments to the terms and conditions of this Agreement and/or the Equity Commitment Letter to obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event; and (B) the Company Board shall have taken into account any adjustments to the terms and conditions of this Agreement and/or the Equity Commitment Letter proposed by the Parent and/or the Investor and other information provided by the Parent and/or the Investor in respect to the notice described in clause (a) of this Section 5.1(e)(i), in each case, that are offered in writing by the Parent and/or the Investor by no later than 11:59 p.m., Eastern time, on the last day of the Event Notice Period; and

(c)following the Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account the Parent’s and/or the Investor’s proposed revisions (if any) to the terms and conditions of this Agreement and/or the Equity Commitment Letter, as applicable) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law; provided that each time material modifications to the Intervening Event occur, the Company shall notify the Parent of such modification and the Event Notice Period shall recommence and be extended for five Business Days from the day of such notification.

(ii)if the Company has received a bona fide Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 7.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) or (B) unless:

(a)the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(b)the Company and its Subsidiaries and their respective Representatives have complied in all material respects with their obligations pursuant to this Section 5.1 with respect to such Acquisition Proposal;

(c)(i) the Company has provided prior written notice to the Parent at least five Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.1(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have (1) negotiated with the Parent and its Representatives and/or the Investor in good faith (to the extent that the Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement and/or the Equity Commitment Letter so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted the Parent and its Representatives to make a presentation to the Company Board regarding, and taken into account any adjustments to the terms and conditions of, this Agreement and/or the Equity Commitment Letter proposed by the Parent and/or the Investor and other information provided by the Parent and/or the Investor during the Notice Period, in each case, that are offered in writing by the Parent and/or the Investor by no later than 11:59 p.m., Eastern time, on the last day of the Notice Period; provided, however, that in the event of any material revisions to such Acquisition Proposal (it being understood that any change to the material financial terms of such proposal shall be deemed a material revision (a “Material Revision”)), the Company will be required to deliver a new written notice to the Parent and to comply with the requirements of this Section 5.1(e)(ii)(c) (other than the requirement of a presentation as contemplated by clause (ii)(2) above) with respect to such new written notice (it being understood that the Notice Period in respect of such new written notice will be three Business Days);

(d)following such Notice Period, including any subsequent Notice Period with respect to a Material Revision as provided in the foregoing clause (c), the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account the Parent’s and/or the Investor’s proposed revisions (if any) to the terms and conditions of this Agreement and/or the Equity Commitment Letter) shall have determined that the Acquisition Proposal continues to be a Superior Proposal, and in the case of a Company Board Recommendation Change, that the failure to effect such Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law; and

(e)in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 7.1(h), including paying the Company Termination Fee in accordance with Section 7.3(b)(iii).

(f)Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company will promptly (and, in any event, within one Business Day) notify the Parent if any inquiries, offers or proposals that constitute or would reasonably be expected to lead to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, any of its Subsidiaries or any of their respective Representatives.  Such notice must include (i) the identity of the Third Person or “group” of Persons making such inquiries, offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Third Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such inquiries, offers or proposals.  Thereafter, the Company must keep the Parent reasonably informed, on a prompt basis, of the status (and supplementally provide the terms) of any such inquiries, offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

(g)Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.1; or (iv) making any disclosure to the stockholders of the Company (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.1(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of the Parent under this Section 5.1, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.1(e).  In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof) that solely describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.

(h)Breach by Representatives. The Company agrees that any material breach of this Section 5.1 by any of its Representatives will be deemed to be a breach of this Agreement by the Company.

5.2Preparation of the Proxy Statement; Company Stockholder Approval of the Merger; Approval by Sole Stockholder of Merger Sub.

(a)As promptly as reasonably practicable after the date of this Agreement, the Company shall (i) prepare and file with the SEC the Proxy Statement, to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Meeting”) to be held to consider, among other matters, the approval of this Agreement and (ii) set a record date for determining the stockholders entitled to notice of and to vote at the Company Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Parent, Merger Sub, and the Company will reasonably cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of the Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement.  No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing the Parent a reasonable opportunity to review and comment thereon and the Company will consider in good faith incorporating all reasonable comments made thereto by the Parent.  The Company will advise the Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Parent with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto and the Company will consider in good faith incorporating any reasonable comments to such response timely made by the Parent.  If, at any time prior to the Effective Time, any information relating to the Company or the Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or the Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(b)As promptly as reasonably practicable following the Company’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 10th  calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 10th calendar day), the Company, acting through the Company Board, shall duly call, give notice of, convene and hold the Company Meeting for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith; provided, however, that the Company Board shall be permitted to adjourn, delay or postpone the Company Meeting in accordance with applicable Law (but not beyond the Termination Date) (i) if the Company Board has determined in good faith after consultation with outside counsel that the failure to so adjourn, delay or postpone the Company Meeting would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting or (iii) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.  Except to the extent that the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 5.1(e), the Company, through the Company Board, shall (A) recommend to its stockholders that they approve this Agreement and the Merger (the “Company Board Recommendation”) and (B) include such recommendation in the Proxy Statement.

(c)Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, the Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

5.3NYSE American Listing.  The Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on NYSE American. Each of the parties hereto agrees to cooperate with the other parties hereto and to use its reasonable best efforts to take or cause to be taken, all actions necessary to delist the Company Common Stock from NYSE American as promptly as possible following the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

5.4Confidentiality; Access to Information.

(a)Subject to Section 5.4(b) and Section 5.4(c), except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)During the Pre-Closing Period, notwithstanding anything in the Confidentiality Agreement to the contrary, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent and the Parent’s Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its employees (subject to this Section 5.4(b)), properties, books, contracts and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its employees (subject to this Section 5.4(b)), business, properties and assets as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) to the extent related to an Acquisition Proposal (except as otherwise required by the terms of this Agreement), or (B) that in the reasonable judgment of the Company (after consultation with outside legal counsel) would: (1) violate any legal requirement or contract (including confidentiality provisions thereof), or (2) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine (so long as in connection with this clause (B) the Company has used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure, to the extent permitted by applicable Law and practicable under the circumstances); provided that any communications by the Parent or its Representatives with employees of the Company or its Subsidiaries (including with respect to employment terms) shall not require any notice if such communications are with any of the persons set forth on Section 5.4(b) of the Company Disclosure Schedule (or any other employees authorized by the Chief Executive Officer or the Chief Financial Officer of the Company).  Any such information shall be subject to the Confidentiality Agreement.  Notwithstanding anything in the Confidentiality Agreement to the contrary, during the Pre-Closing Period, neither the Parent nor Merger Sub shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees (other than the employee set forth on Section 5.4(b) of the Company Disclosure Schedule), licensors, customers or vendors of the Company or any of its Subsidiaries after providing notice to the Company, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed, except that the Company shall have the right to have the Company’s representative present at such meeting), it being understood that (I) the Company will cooperate in good faith with the Parent to arrange for an appropriate response to unsolicited outreach to the Parent or any of its Affiliates or Representatives by such licensors, customers or vendors (which response shall include, at the Company’s request, a representative of the Company), and (II) this Section 5.4(b) shall not prohibit the Parent or any of its Affiliates or Representatives from contacting such licensors, customers or vendors in the Ordinary Course of Business if such contacts are unrelated to this Agreement and the transactions contemplated hereby.

(c)At the Effective Time, the Confidentiality Agreement will automatically terminate and be of no further force or effect, without any further action of the Parties or any other parties thereto.

5.5Legal Conditions to the Merger.

(a)Subject to the terms hereof, each party hereto shall each use its reasonable best efforts to:

(i)take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity or third party (including, with respect to the Company, those set forth on Section 2.4(b)(ii) of the Company Disclosure Schedule) in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Parent, Merger Sub, the Company or any of their respective Subsidiaries be required to pay any monies (except for filings or similar fees) or agree to any material undertaking in connection with any of the foregoing;

(iii)as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, and (B) any other applicable Law;

(iv)contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (a “Restrictive Order”) which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement; and

(v)execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, each party may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.5 as “Outside Counsel Only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Parent or the Company, as the case may be) or its legal counsel.

(b)Subject to the terms hereof, and without limiting the Parent’s obligations under Section 5.5(c), the parties hereto shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, to cause any waiting periods under any applicable Antitrust Laws to expire or be terminated, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Restrictive Order.  The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.  To the extent permitted by law or any Governmental Entity reviewing the transactions contemplated by this Agreement, the parties will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entity.

(c)Notwithstanding anything to the contrary in this Agreement, the Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Restrictive Order challenging any of the transactions contemplated hereby as violative of any Antitrust Law, which would have the effect of preventing or delaying the Closing beyond the Termination Date; provided, however, that neither the Parent nor Merger Sub shall be required to take, or to cause the Surviving Corporation to take, any of the actions under this Section 5.5(c) or any other provision of Section 5.5 that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the business, financial condition or results of operations of the Parent and its Affiliates.

5.6Public Disclosure.  Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement that is not limited to previously approved statements; provided, however, that these restrictions shall not apply to any Company communications (or the Parent’s or Merger Sub’s response thereto) in connection with an Acquisition Proposal.

5.7D&O Indemnification.

(a)From and after the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director, manager, employee or agent of another Person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent that the Company would have been permitted to do so under applicable Law. Each Indemnified Party will be entitled to advancement of reasonable expenses (including reasonable attorneys’ fees) incurred in the defense of any such claim, Action or investigation from each of the Parent and the Surviving Corporation (without duplication) within ten Business Days of receipt by the Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the DGCL or other applicable Law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.

(b)From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c)Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full term, provided that in the case of clause (i) and clause (ii), the Surviving Corporation shall not be required to pay an annual premium in excess of the Maximum Premium.  If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, or (if applicable) if the Reporting Tail Endorsement would exceed the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance (or coverage under a Reporting Tail Endorsement, if applicable) as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions substantially comparable, in the aggregate, to the Indemnified Parties under the Current D&O Insurance.

(d)If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.7 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(e)In the event the Parent or the Surviving Corporation or any of its respective successors or assigns (in the case of a transfer of all or substantially all of the Parent’s or the Surviving Corporation’s properties and assets), (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns (in the case of a transfer of all or substantially all of the Parent’s or the Surviving Corporation’s properties and assets) of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 5.7.

5.8Notification of Certain Matters.  Prior to the Effective Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in case of the Parent’s obligation to provide notice, any representation or warranty of Merger Sub) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in Section 6.3(a) or (ii) in the case of any representation or warranty of the Parent or Merger Sub, in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material breach by such Person (or, in case of the Parent’s obligation to provide notice, any material breach by Merger Sub) of any covenant or agreement set forth in this Agreement.  The delivery of any notice pursuant to this Section 5.8 shall not affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or any remedies available to the parties hereunder.

5.9State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation (collectively, an “Anti-Takeover Law”) is or may become applicable to any of the transactions contemplated by this Agreement, the Company, the Company Board, the Parent and Merger Sub, as applicable, each shall use its respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are necessary to eliminate the effects of any such statute or regulation on such transactions; provided that the Parent and Merger Sub shall only be required to take any action pursuant to this Section 5.9 if they have received written notice from the Company regarding the applicability of such Anti-Takeover Law and the Company has requested in such written notice that the Parent and Merger Sub take specified actions to render such Antitakeover Law inapplicable.

5.10Rule 16b-3.  Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable Law.

5.11Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give the Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

5.12Security Holder Litigation.  In the event that any litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, the Company shall promptly notify the Parent of such litigation and shall keep the Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the Company shall have the right to control the defense of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, provided that the Company shall give the Parent the opportunity to participate, at the Parent’s expense, in the defense or settlement of any such litigation and the Company shall give due consideration to the Parent’s advice with respect to the foregoing. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not settle or enter into any negotiations or agreement with respect to the settlement of any such litigation without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Each of the Parent and the Company shall notify the other promptly of the commencement of any such stockholder litigation of which it has received notice.

5.13Financing.

(a)Cooperation with Debt Financing. Prior to the Effective Time, the Company will use its reasonable best efforts to, and will use its reasonable best efforts to cause each of its Subsidiaries and its and their respective Representatives to, do the following:

(i)providing the Parent and Merger Sub with such reasonable cooperation as may be reasonably requested by the Parent or Merger Sub to assist them in arranging the debt financing (if any) to be obtained by the Parent, Merger Sub or their respective Affiliates in connection with the Merger (the “Debt Financing”);

(ii)participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing and due diligence efforts for any of the Debt Financing;

(iii)assisting Parent and the Debt Financing Sources with the timely preparation of customary (A) rating-agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the

Company and its Subsidiaries, taken as a whole; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date, in each case based on financial information and data derived from the Company’s historical books and records; provided, however, that the Company and its Subsidiaries will not be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company;

(iv)assisting Parent in connection with the preparation, registration, execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, currency or interest hedging arrangements and other definitive financing documents and certificates as may be reasonably requested by Parent or the Debt Financing Sources (including using reasonable best efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing as reasonably requested by Parent), obtaining insurance certificates and endorsements, and facilitating the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral and the grant of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(v)furnishing the Parent, Merger Sub and the Debt Financing Sources, as promptly as practicable, with, to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing of the type being incurred, financial and other pertinent and customary information (and supplementing such information to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the Company and its Subsidiaries as may be reasonably requested by Parent or the Debt Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials;

(vi)cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, environmental assessments, non-imputation affidavits, legal opinions, surveys and title insurance as reasonably requested by Parent, including in connection with any sale-and-leaseback agreements or arrangements to be effected at or after the Closing;

(vii)reasonably facilitating the grant of security interests (and perfection thereof) in collateral or the reaffirmation of the pledge of collateral on or after the Effective Time, and obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness required to be repaid at the Closing and the release and termination of any and all related liens on or prior to the Effective Time;

(viii)delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness of the Company and its Subsidiaries (or such portions or items thereof as Parent elects) to have repaid at the Closing; and cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of the Company or any of its Subsidiaries;

(ix)providing customary authorization letters, confirmations and undertakings to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the information pertaining to the Company and its Subsidiaries and based on financial information and data derived from the Company’s historical books and records contained in the disclosure and marketing materials related to the Debt Financing is complete and correct in all material respects and that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities; provided, however, that all such materials have been previously identified to, and provided to, the Company);

(x)facilitating and assisting in the preparation, execution and delivery of one or more credit agreements, guarantees, certificates and other definitive financing documents as may be reasonably requested by Parent (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;

(xi)taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by the Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time;

(xii)promptly (but in no event later than three Business Days prior to the Closing Date) furnishing Parent and the Debt Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent or the Debt Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least seven Business Days prior to the Closing Date; and

(xiii)cooperating in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of the Company, its Subsidiaries or their respective Representatives.

(b)Obligations of the Company. Nothing in this Section 5.13 will require the Company to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing effective prior to the Effective Time; (iv) take any action that, in the good-faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company and its Subsidiaries; or (v) take any action that will conflict with or violate its organizational documents or any applicable Laws or would result in a material violation or breach of, or default under, any material agreement to which the Company or any of its Subsidiaries is a party. In addition, any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 5.13 will require (1) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 5.13 that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Company Board to approve any financing or Contracts related thereto, effective prior to the Closing Date.

(c)Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) are used solely in connection with a description of the Company, its business and products or the Merger; and (iii) are used in a manner consistent with the other terms and conditions that the Company reasonably imposes.

(d)Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that the Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective Debt Financing Sources and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons, at the election of the Parent (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e)Reimbursement. Promptly upon request by the Company, the Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company and its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.13.  The Parent and Merger Sub shall indemnify and hold harmless the Company, each of its Subsidiaries and their respective Representatives from and against all liabilities, losses, damages, claims, obligations, demands, damages, costs or expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the obligations of the Company and its Subsidiaries under this Section 5.13, or the provision of information utilized in connection therewith, except to the extent resulting from willful and material misconduct or fraud committed by or on behalf of the Company, its Subsidiaries or their respective Representatives.  The Parent’s obligations pursuant to this Section 5.13(e) are referred to collectively as the “Parent Reimbursement Obligations.”

5.14Employee Benefit Plans.

(a)For a period of one year following the Effective Time or such shorter period as a Company Employee remains employed with the Company or its Subsidiaries or the Parent or any of its Affiliates, the Parent shall provide, or shall cause to be provided, to each Company Employee (i) base salary and wages no less favorable than the base salary and wages provided to such Company Employee immediately before the Effective Time, and (ii) continued coverage under, at the Parent’s discretion, (x) the Company Employee Plans listed on Section 5.14 of the Company Disclosure Schedule at the same level and subject to substantially the same terms and conditions (taken as a whole) as provided to such Company Employee immediately before the Effective Time, or (y) the Parent’s benefit plans at substantially the same level and subject to substantially the same terms and conditions (taken as a whole) as provided to similarly situated employees of the Parent (or, at the Parent’s discretion, a combination of coverage under any plans referenced in the immediately preceding clauses (x) and (y)), in each such case, however, excluding equity incentive awards (including stock options and restricted stock awards), phantom equity awards, severance payments or benefits, equity purchase agreements and individual employment, change in control and/or severance agreements or arrangements; provided, however, that the requirements of this Section 5.14 shall not apply to any Company Employee of a Subsidiary if and after such Subsidiary is sold or disposed of by the Company or any of its Subsidiaries to an unaffiliated third party after the Effective Date.  The annual cash bonus incentive opportunity in effect for each Company Employee for the 2022 calendar year shall continue in effect for the duration of 2022; provided that, without limiting the foregoing, the Parent may change, or cause to be changed, the performance criteria for any such annual cash bonus incentive opportunity from the performance criteria in effect immediately prior to the Effective Time, in the Parent’s sole discretion.

(b)If a new benefit plan is established in replacement of a Company Employee Plan listed on Section 5.14 of the Company Disclosure Schedule that covers a Company Employee, then for all purposes (including purposes of vesting, eligibility to participate and level of benefits) under such new plan, each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply (i) to the extent that its application would result in a duplication of benefits, and (ii) for purposes of any equity or phantom equity plan or program adopted by the Parent, the Surviving Corporation or any of their respective Subsidiaries after the Closing.  The Parent shall use commercially reasonable efforts to cause the applicable  new plan to:  (x) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Company Employees, to the extent such pre-existing conditions, exclusions or waiting periods were satisfied under the similar Company Employee Plan in effect immediately prior to the Effective Time, and (y) provide each such Company Employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar Company Employee Plan in effect immediately prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements.

(c)Notwithstanding anything to the contrary contained in this Agreement, if any payment made pursuant to Section 1.8(a) or Section 1.8(b) (a “Change in Control Payment”) (i) would constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) if not for reduction, the Change in Control Payment would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company agrees to cause the Change in Control Payment to be reduced to the extent necessary to reduce the Change in Control Payment to the greater after-tax amount to the recipient of (A) and (B), after taking into account the Excise Tax and all applicable federal, state and local employment and income taxes (all computed at the highest applicable marginal rate), where (A) is the largest portion of the Change in Control Payment that would result in no portion of the Change in Control Payment being subject to the Excise Tax, and (B) is the unreduced Change in Control Payment.

(d)With respect to any employment agreement to which the Company or any of its Subsidiaries is a party that provides, by its terms, that the term of the employment agreement will automatically renew (unless notice is given by a party to not renew), and for which the expiration of the period in which the Company would have to provide a notice to not renew would fall within 60 days prior to the anticipated Closing Date, the Company shall (i) use commercially reasonable efforts to enter into an amendment with the parties to each such employment agreement, which amendment would extend the period in which the Company (or both parties) would have to provide such a notice to 60 days after the anticipated Closing Date (and to correspondingly change the term of such agreement to end (if such a notice to not renew is ultimately delivered) 60 days after the anticipated Closing Date), and (ii) provide copies of any such amendment reasonably promptly to the Parent.

(e)Subject to Section 5.14(a) and Section 5.14(d), nothing in this Agreement shall otherwise prohibit the Parent or any of its Subsidiaries from amending or terminating (in accordance with any applicable terms), or shall be construed as creating or amending any Company Employee Plans or any other compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by the Company, Parent or any of their Subsidiaries, including each Company Employee Plan and any newly established employee benefit plan, and nothing in this Agreement shall otherwise require Parent or any of its Subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms.  The provisions of this Section 5.14 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 5.14.

ARTICLE VI

CONDITIONS TO MERGER

6.1Conditions to Each Party’s Obligation to effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)Stockholder Approval.  The Company Voting Proposal shall have been approved by the Required Company Stockholder Vote.

(b)No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

6.2Conditions to the Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver (where permissible pursuant to applicable Law) by the Company, at or prior to the Effective Time of each of the following conditions:

(a)the representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)each of the Parent and Merger Sub shall have performed or complied with in all material respects its covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c)the Company shall have received a certificate executed by an executive officer of the Parent, dated the Closing Date, confirming on behalf of the Parent and Merger Sub that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been duly satisfied

6.3Conditions to the Obligations of the Parent and Merger Sub.  The obligation of the Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver (where permissible pursuant to applicable Law) by the Parent (on behalf of the Parent and Merger Sub), at or prior to the Effective Time of each of the following conditions:

(a)(A) the representations and warranties of the Company contained in Section 2.7(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date; (B) the representations and warranties of the Company contained in the first sentence of Section 2.1; Section 2.2; Section 2.3(a) and (b); Section 2.4(a); Section 2.20; and Section 2.21 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any de minimis exceptions; and (C) all the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)the Company shall have performed or complied with in all material respects its covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c)the Parent and Merger Sub shall have received a certificate executed by an executive officer of the Company, dated the Closing Date, confirming on behalf of the Company that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been duly satisfied.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1Termination.  This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)at any time prior to the Effective Time (whether prior to or after the receipt of the Company Stockholder Approval) by mutual written consent of the Parent and the Company;

(b)by either the Parent or the Company at any time prior to the Effective Time (whether prior to or after the receipt of the Company Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Entity of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, provided that the right to terminate this Agreement pursuant to this Section 7.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

(c)by either the Parent or the Company at any time prior to the Effective Time (whether prior to or after the receipt of the Company Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., Eastern time, on October 23, 2022 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 7.1(c) will not be available to (i) (1) the Parent, if the Company has the valid right to terminate this Agreement pursuant to Section 7.1(g); or (2) the Company, if the Parent has the valid right to terminate this Agreement pursuant to Section 7.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VI prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d)by either the Parent or the Company at any time prior to the Effective Time if the Company fails to obtain the Company Stockholder Approval at the Company Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate this Agreement pursuant to this Section 7.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Company Stockholder Approval at the Company Meeting (or any adjournment or postponement thereof);

(e)by the Parent (whether prior to or after the receipt of the Company Stockholder Approval), if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, except that if such breach or failure to perform is capable of being cured by the Termination Date, the Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) prior to the delivery by the Parent to the Company of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating the Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination, it being understood that the Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) if such breach or failure to perform has been cured within the Company Breach Notice Period (to the extent capable of being cured);

(f)by the Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change (in which case, the Company shall provide the Parent with written notification of such Company Board Recommendation Change within 24 hours after the occurrence of such Company Board Recommendation Change), except that the Parent’s right to terminate this Agreement pursuant to this Section 7.1(f) will expire at 5:00 p.m., Eastern time, on the tenth Business Day following the date on which the Company provided such written notice to the Parent of the Company Board Recommendation Change;

(g)by the Company (whether prior to or after the receipt of the Company Stockholder Approval), if the Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied, except that if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) prior to the delivery by the Company to the Parent of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) if such breach or failure to perform has been cured within the Parent Breach Notice Period (to the extent capable of being cured); or

(h)by the Company, at any time prior to receiving the Company Stockholder Approval if each of the following occurs: (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate such Superior Proposal in accordance with Section 5.1; (iii) the Company has complied in all material respects with Section 5.1 with respect to such Superior Proposal; and (iv) as a condition to such termination, the Company pays the Company Termination Fee due to the Parent in accordance with Section 7.3(b)(iii).

7.2Manner and Notice of Termination; Effect of Termination.

(a)Manner of Termination. The Party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 7.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 5.4(a), Section 5.6, this Section 7.2, Section 7.3, Article VIII and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 7.3(f), nothing in this Agreement will relieve any Party from any liability for any fraud or Willful Breach prior to termination of this Agreement. For the avoidance of doubt, in the event of termination of this Agreement, the Debt Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any Willful Breach).

7.3Fees and Expenses.

(a)General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, the Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent.

(b)Company Payment.

(i)If (A) this Agreement is validly terminated pursuant to (I) Section 7.1(c), (II) Section 7.1(d), or (III) Section 7.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to the immediately preceding clause (A), an Acquisition Proposal has been publicly announced or disclosed and not withdrawn or otherwise abandoned; and (C) within one year following the termination of this Agreement pursuant to the preceding clause (A), the Company enters into a definitive agreement providing for the consummation of any transaction or series of related transactions (other than the Merger) involving an Acquisition Proposal (an “Acquisition Transaction”), and the Company at any time thereafter consummates such Acquisition Transaction, then the Company will concurrently with the consummation of such Acquisition Transaction pay to the Parent an amount equal to $710,000 (the “Company Termination Fee”), in accordance with the payment instructions provided to the Company by the Parent.  For purposes of this Section 7.3(b)(i), all references to “15%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”.

(ii)If this Agreement is validly terminated pursuant to Section 7.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay to the Parent the Company Termination Fee in accordance with the payment instructions provided to the Company by the Parent.

(iii)If this Agreement is validly terminated pursuant to Section 7.1(h), then the Company must, prior to or concurrently with such termination, pay to the Parent the Company Termination Fee in accordance with the payment instructions provided to the Company by the Parent; provided that if (A) such termination occurs prior to the Initial No-Shop Period Start Date (or, if the Superior Proposal with respect to which the Company is terminating this Agreement pursuant to Section 7.1(h) is with an Excluded Party, then if such termination occurs prior to the Excluded Party No-Shop Period Start Date), and (B) the Company has entered into an Alternative Acquisition Agreement to consummate a Superior Proposal at the time of such termination, then the “Company Termination Fee” for purposes of this Agreement shall mean an amount equal to $470,000.

(c)Parent Payment.  If this Agreement is validly terminated by (i) the Company pursuant to Section 7.1(g), or (ii) the Parent pursuant to Section 7.1(c) and at such time the Company could have validly terminated this Agreement pursuant to Section 7.1(g), then in either case the Parent must promptly (and in any event within five Business Days) following such termination pay to the Company $710,000 in cash (the “Parent Termination Fee”), in accordance with the payment instructions provided to the Parent by the Company.

(d)Single Payment Only. The Parties acknowledge and agree that in no event will the Company or the Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e)Payments; Default. The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.  Accordingly, if either Party fails to promptly pay any amount due pursuant to Section 7.3 and, in order to obtain such payment, the payee Party commences an Action that results in a judgment against the payor Party for the amount set forth in Section 7.3 or any portion thereof, the payor Party will pay to the payee Party its reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in the Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, the “Enforcement Expenses”).  All payments under this Section 7.3 shall be made by the payor Party to the payee Party by wire transfer of immediately available funds to an account designated in writing by the payee Party.

(f)Sole and Exclusive Remedy.

(i)If this Agreement is terminated pursuant to Section 7.1, the Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 7.3(c), the Parent Reimbursement Obligations, if any, and the Company’s right to seek specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Company and the Company Related Parties against the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure.  Upon payment of the Parent Termination Fee, none of the Parent Related Parties will have any further liability or obligation to any of (A) the Company and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) relating to or arising out of  this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement and Section 7.3(e), as applicable).  Notwithstanding the foregoing, this Section 7.3(f)(i) will not relieve the Parent, Merger Sub or the Investor from liability for (1) any fraud or Willful Breach of this Agreement, or (2) any breaches of the Confidentiality Agreement; provided that under no circumstances will the collective monetary damages payable by the Parent, Merger Sub or any of their Affiliates for breaches (including any Willful Breach or fraud) under this Agreement (taking into account the payment of the Parent Termination Fee pursuant to this Agreement) or the Equity Commitment Letter exceed an amount equal to $710,000 in the aggregate plus the Enforcement Expenses, if any, and the Parent Reimbursement Obligations, if any (collectively, the “Parent Liability Limitation”).  In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (A) the Parent, Merger Sub or the Investor; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Debt Financing Sources, Affiliates (other than the Parent, Merger Sub or the Investor), members, managers, general or limited partners, stockholders and assignees of each of the Parent, Merger Sub and the Investor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, or the transactions contemplated hereby and thereby (including, any breach by the Parent, Merger Sub or the Investor), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.  Other than the Investor’s obligations under the Equity Commitment Letter and other than the obligations of the Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.

(ii)If this Agreement is terminated pursuant to Section 7.1, the Parent’s receipt of the Company Termination Fee, to the extent owed pursuant to Section 7.3(b) and the Parent’s right to seek specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Parent, Merger Sub, the Investor and the Parent Related Parties against the Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Upon payment of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation to any of the Parent, Merger Sub, the Investor or the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Parent may be entitled to remedies with respect to, Section 7.3(e)).  The Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 7.3(b) will be the only monetary damages the Parent and Merger Sub and each of their respective Affiliates may recover from Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to the Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Parent may be entitled to remedies with respect to, the Confidentiality Agreement and Section 7.3(e), as applicable); and (2) none of the Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Parent may be entitled to remedies with respect to, Section 7.3(e)).  Notwithstanding the foregoing, this Section 7.3(f)(ii) will not relieve the Company and its Subsidiaries from liability for any Willful Breach of this Agreement or for any breaches of the Confidentiality Agreement; provided that under no circumstances will the collective monetary damages payable by the Company for breaches under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount equal to $710,000 plus the Enforcement Expenses in the aggregate for all such breaches (the “Company Liability Limitation”).  In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will the Parent or Merger Sub be entitled to seek or obtain consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(g)Liquidated Damages. Each of the parties hereto acknowledges that any amount payable by the Company or the Parent pursuant to this Section 7.3, including the Company Termination Fee and the Parent Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(h)Acknowledgement regarding Specific Performance.  Notwithstanding anything to the contrary in Section 7.3(f), it is agreed that the Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.10(b) except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.10(b), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.10(b) and any monetary damages.

(i)Investor Affiliates.  In no event will the Company or any of its Subsidiaries seek or obtain, nor will they permit any of their respective Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Investor Affiliate (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, the Investor, the Parent and Merger Sub) with respect to this Agreement or the Equity Commitment Letter or the transactions contemplated hereby and thereby (including any breach by the Parent, Merger Sub or the Investor), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than from the Parent or Merger Sub to the extent expressly provided for in this Agreement or the Investor to the extent expressly provided for in the Equity Commitment Letter.

7.4Amendment.  Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Company Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company’s stockholders pursuant to the DGCL without such approval.  Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 5.13(a), Section 7.2, Section 7.3(e), Section 7.6, Section 9.4, Section 9.5, Section 9.9, Section 9.10, Section 9.11, Section 9.14 or this Section 7.4 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify in a manner adverse to the Debt Financing Sources in any material respect the substance of the provisions relating to the Debt Financing Sources set forth in Section 5.13(a), Section 7.2, Section 7.3(e), Section 7.6, Section 9.4, Section 9.5, Section 9.9, Section 9.10, Section 9.11, Section 9.14 or this Section 7.4) may not be amended, modified or altered without the prior written consent of the Debt Financing Sources.

7.5Extension, Waiver.  At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of  the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

7.6No Liability of Debt Financing Sources.  None of the Debt Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder; provided that nothing in this Section 7.6 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any debt commitment letter or the definitive agreement for the Debt Financing executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

ARTICLE VIII

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (a) in effect as of the execution and delivery of this Agreement; or (b) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential; provided, however, that in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and Representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” means any proposal or offer (a) for a merger, consolidation, liquidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company or any of its Subsidiaries, (b) for the direct or indirect purchase or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Third Persons, or the issuance by the Company, of 15% or more of the Company’s equity securities, or the equity securities of the Company and its Subsidiaries, or (c) for any direct or indirect purchase, license or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Third Persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such proposal or offer), in each case other than the transactions contemplated by this Agreement or any offer or proposal by the Parent, any Subsidiary of the Parent or the Investor.

“Action” means any claim, litigation, action, suit, arbitration, inquiry, proceeding, or investigation.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.1(a).

“Anthony Warrant” means that certain Warrant to Purchase 300,000 Shares of Common Stock dated January 16, 2013 between Paul Anthony and Auxilio, Inc.

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“BA Agreements” has the meaning set forth in Section 2.25(e).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.4(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC, are open to accept filings other than a day on which banking institutions located in New York, New York, are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on May 17, 2022.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Change in Control Payment” has the meaning set forth in Section 5.14(c).

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2021.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation” has the meaning set forth in Section 5.2(b).

“Company Board Recommendation Change” has the meaning set forth in Section 5.1(e).

“Company Breach Notice Period” has the meaning set forth in Section 7.1(e).

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and Merger Sub and dated as of the date of this Agreement.

“Company Employee” means any person employed by the Company or a Subsidiary of the Company as of the Effective Time.

“Company Employee Plans” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and any other plan, policy, agreement or arrangement relating to insurance coverage, severance benefits, retention benefits, change in control benefits, employment, fringe benefits, supplemental benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries and as to which the Company or any Subsidiary has any liability (including any such plan, policy, agreement or arrangement provided through a professional employer organization or co-employer), but excludes any plan, agreement or arrangement required to be maintained by non-U.S. law.

“Company Intellectual Property” means any Intellectual Property owned or licensed, or purported to be owned or licensed, by the Company or any of its Subsidiaries or that is otherwise used in the conduct of the Company’s or its Subsidiaries’ respective businesses as currently conducted.

“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses from third parties any real property.

“Company Liability Limitation” has the meaning set forth in Section 7.3(f)(ii).

“Company Material Adverse Effect” means any effect, change, event, occurrence or development that is, or could reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, disease outbreaks, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergencies, widespread occurrences of infectious disease or other comparable events, and any other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the Parent (provided that this clause (f) shall not apply to any representation or warranty in Section 2.4); (g) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested in each case in writing, or the taking of any action required by this Agreement (other than any action required by the first sentence of Section 4.1), or the failure to take any action prohibited by this Agreement; (h) changes in law or other legal or regulatory conditions or change in GAAP or other accounting standards (or the interpretation thereof); (i) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (j) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (k) any Actions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, Merger Sub, the Parent or any of their directors or officers arising out of the Merger or in connection with any other transactions contemplated by this Agreement; provided that that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if any such effect, change, event, occurrence or development has had a disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur.

“Company Material Contract” means any Contract to which the Company or one of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or assets are bound: (a) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (b) that (i) prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any business anywhere in the world; (ii) requires the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party or (iii) provides for “exclusivity” or any similar requirement in favor of a third party; (c) that provides for or governs the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement; (d) that constitutes an IP License; (e) that constitutes a customer, vendor, distribution or marketing agreement that provides for payment obligations to the Company or any of its Subsidiaries of at least $100,000 or more in the past 12 months or in any prospective 12-month period; (f) that provides for payment obligations by the Company or any of its Subsidiaries of at least $100,000 or more in the past 12 months or in any prospective 12-month period; (g) that are entered into with subcontractors to perform work for a customer of the Company or any of its Subsidiaries, or for a product that the Company or any of its Subsidiaries is re-selling or using in conjunction with a deliverable under a customer Contract, in each case that provides for payment obligations by the Company or any of its Subsidiaries of at least $50,000 or more in the past 12 months or in any prospective 12-month period; (h) that is entered into with a group purchasing organization or similar entity or organization; (i) pursuant to which the Company or any of its Subsidiaries has or may have guarantee, “earn-out” or other contingent payment obligations; (j) that constitutes a settlement, conciliation or similar agreement (A) that is with any Governmental Entity, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration to a Governmental Entity or (C) that would otherwise limit the operation of the Company or any of its Subsidiaries in any material respect after the Closing; (k) pursuant to which any indebtedness for borrowed money of the Company or any of its Subsidiaries is outstanding; (l) that was entered into after January 1, 2017, and provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business, capital stock, other equity interests or all or substantially all the assets of another Person; or (m) that relates to the grant of any preferential right of first refusal, first offer or other right to purchase any material assets or property of the Company or any of its Subsidiaries.

“Company Meeting” has the meaning set forth in Section 5.2(a).

“Company Permits” has the meaning set forth in Section 2.16(a).

“Company Related Parties” has the meaning set forth in Section 7.3(f)(i).

“Company RSUs” mean restricted stock units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company SEC Reports” has the meaning set forth in Section 2.5(a).

“Company Severance Practices” has the meaning set forth in Section 4.1(i).

“Company Stockholder Approval” has the meaning set forth in Section 2.4(a).

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan.

“Company Stock Plan” means each of the CynergisTek, Inc. 2011 Stock Incentive Plan and the CynergisTek, Inc. 2020 Equity Incentive Plan.

“Company Systems” means the Computer Software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems that are owned or used or relied on by the Company or its Subsidiaries.

“Company’s Knowledge” means the actual knowledge, as of the date hereof, and after reasonable inquiry, of the individuals identified in Section 8.1 of the Company Disclosure Schedule.

“Computer Software” has the meaning set forth in Section 2.10(h).

“Company Termination Fee” has the meaning set forth in Section 7.3(b)(i).

“Confidentiality Agreement” means the Nondisclosure Agreement, dated as of May 7, 2019, between the Company and Clearwater Compliance Holding Company LLC, as amended by that certain Amendment dated as of January 12, 2022.

“Consent” means any consent, approval, filing, registration, notification, Permit, order or authorization.

“Contract” means, with respect to any Person, any contract, lease, license, indenture, note, agreement or other legally binding instrument to which such Person or its Subsidiaries is a party or by which any of their respective properties, rights or assets is bound.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by the Company as of the date of this Agreement.

“Debt Financing” has the meaning set forth in Section 5.13(a).

“Debt Financing Sources” means the Persons (other than the Parent and its Affiliates), if any, that provide the Debt Financing in connection with the Merger and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Equity Commitment Letter” has the meaning set forth in Section 3.4.

“Enforcement Expenses” has the meaning set forth in Section 7.3(e).

“Environmental Law” means any Law, regulation, order, decree, permit or requirement of any Governmental Entity relating to: (a) the protection, investigation, clean up, remediation or restoration of the environment, human or occupational health or safety, or natural resources; (b) pollution control; or (c) Hazardous Substances, including the handling, use, generation, transportation, storage, distribution in commerce, release and/or disposal of Hazardous Substances; or (d) noise, odor or wetlands protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.

“Event Notice Period” has the meaning set forth in Section 5.1(e)(i)(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excise Tax” has the meaning set forth in Section 5.14(c).

“Excluded Party” means any Third Person (or if a group, includes any Third Person, so long as such Third Person, together with all other members of such group, if any, who were members of such group or another group that included such Third Person immediately prior to the Initial No-Shop Period Start Date, represent more than 50% of the equity financing of such group at all times following the Initial No-Shop Period Start Date and prior to the closing of the transactions contemplated by the applicable Acquisition Proposal) (a) who submits a written bona fide Acquisition Proposal to the Company or any of its Representatives after the date of this Agreement and prior to the Initial No-Shop Period Start Date, and (b) whose Acquisition Proposal is determined by the Company Board in good faith (after consultation with its outside counsel and its financial advisor), prior to the Initial No-Shop Period Start Date, to be, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that a Third Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Third Person) if such Acquisition Proposal is withdrawn or terminated by such Third Person (or group, if applicable) or is modified in any material respect by such Third Person (or group, if applicable) such that the Acquisition Proposal submitted by such Person (or group, if applicable) would no longer be a Superior Proposal.

“Excluded Party No-Shop Period Start Date” has the meaning set forth in Section 5.1(a).

“Financing” has the meaning set forth in Section 3.4.

“GAAP” means United States generally accepted accounting principles.

“Go-Shop Period” has the meaning set forth in Section 5.1(a).

“Government Contract” means any Contract with any Governmental Entity.

“Governmental Entity” means any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, or any self-regulatory body or organization having authority or jurisdiction over the activities of any party or any Subsidiary of any party.

“Hazardous Substance” means: (a) any substance, material or waste, whether solid, liquid or gas, that is or comes to be regulated as a hazardous substance or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, mold, radioactive materials or radon, or (c) any substance, material or waste, whether solid, liquid or gas, defined, characterized or regulated by any Governmental Entity as hazardous, toxic, infectious, reactive, corrosive, ignitable, flammable, dangerous, a pollutant, or words of similar meaning and effect.

“Horton Warrant” means the warrant to purchase shares of Company Common Stock issued to Horton Capital Management, LLC pursuant to that certain Initial Warrant dated April 3, 2020 between the Company and Horton Capital Management, LLC.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of the Company or any of its Subsidiaries.

“Information Privacy and Security Laws” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C.A § 1320d et seq.) (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder, and any other or comparable foreign, federal, state, provincial or local laws and any other Laws concerning the privacy and/or security of Personal Information, including but not limited to the Gramm-Leach-Bliley Act, the California Consumer Privacy Act, the EU General Data Protection Regulation and state data breach notification laws, state health information privacy laws and state consumer protection laws.

“Initial No-Shop Period Start Date” has the meaning set forth in Section 5.1(a).

“Intellectual Property” means (a) patents, patent applications, inventions and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, internet domain names, social media accounts, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) copyrightable works and copyrights, (d) trade secrets, know-how, processes, ideas, formulae, models, schematics, technology, Computer Software, programs, code, databases, computer applications and methodologies, (e) other tangible or intangible proprietary or confidential information and materials, (f) all rights in the foregoing and in other similar intangible or intellectual property assets, and (g) all applications and registrations for the foregoing.

“Intervening Event” has the meaning set forth in Section 5.1(e)(i).

“Investor” has the meaning set forth in Section 3.4.

“IP Licenses” means (a) all agreements under which the Company or any of its Subsidiaries licenses or sublicenses from any other Person any material Company Intellectual Property (other than Off-the-Shelf Software); and (b) all agreements under which the Company or any of its Subsidiaries has licensed to any other Person the right to use any Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, other than agreements pursuant to which non-exclusive rights with respect to Company Intellectual Property have been granted in the Ordinary Course of Business to customers or users of the Company’s products or services for the purpose of using such products or services or to independent contractors, vendors and similar Persons solely for the purpose of performing activities for or on behalf of the Company or any of its Subsidiaries.

“Law” means any local, county, state, federal, foreign or other constitution, law, statute, treaty, regulation, ordinance, code, common law or any rule, order, decree, judgment, judicial consent, consent decree, edict, Permit, directive or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 2.9(b).

“Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance, other than (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the Ordinary Course of Business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company Balance Sheet to the extent required by GAAP, (c) liens arising from actions of the Parent or Merger Sub (including in connection with any financing), (d) with respect to real property, liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are, in each case, shown in public records, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) liens arising under applicable securities Laws, (g) non-exclusive licenses of Company Intellectual Property granted by the Company or any of its Subsidiaries to its customers in connection with the sale of products and services in the Ordinary Course of Business and (h) zoning, building and other similar codes and regulations relating to real property.

“Material Revision” has the meaning set forth in Section 5.1(e)(i)(c).

“Maximum Premium” means 250% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the preamble.

“No-Shop Period Start Date” has the meaning set forth in Section 5.1(a).

“Notice Period” has the meaning set forth in Section 5.1(e)(ii)(c).

“NYSE American” means the NYSE American Stock Market.

“Off-the-Shelf Software” means any generally commercially available, off-the-shelf software that is licensed in the Ordinary Course of Business for use on desktop or laptop computers, mobile devices (including smartphones, tablets and e-readers), network servers or similar devices, other than through a written agreement executed by the licensee (such as via clickwrap, browsewrap, or shrinkwrap licenses or terms and conditions that are not substantially negotiable).

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

“Parent” has the meaning set forth in the preamble.

“Parent Breach Notice Period” has the meaning set forth in Section 7.1(g).

“Parent Liability Limitation” has the meaning set forth in Section 7.3(f)(i).

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or Merger Sub to consummate the Merger.

“Parent Reimbursement Obligations” has the meaning set forth in Section 5.13(e).

“Parent Related Parties” has the meaning set forth in Section 7.3(f)(i).

“Parent Termination Fee” has the meaning set forth in Section 7.3(c).

“Paying Agent” means Colonial Stock Transfer Company, Inc., or another bank or trust company mutually acceptable to the Parent and the Company, which shall be engaged by the Parent to act as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 1.6(c) in exchange for all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock cancelled in accordance with Section 1.6(b)).

“Permit” means any license, permit, registration, variance, exemption, Consent, waiver, authorization, right, certificate, franchise, order or approval, qualification, or similar document or authority, and all pending applications therefor or renewals thereof.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and Liens for Taxes that are not due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iii) Liens that secure obligations reflected on the Company Balance Sheet or Liens the existence of which is referred to in the notes to the Company Balance Sheet, (iv) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (v) Liens imposed by applicable Law (other than Tax Law); (vi) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business; (viii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company and its Subsidiaries, and (ix) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially the use of the assets to which they relate in the conduct of the business of the Company and its Subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Personal Information” means any information that identifies a specific natural person, including, without limitation, (A) a natural person’s first and last name, in combination with (1) a social security number or tax identification number, or (2) credit card number, bank account information or other financial account information, or financial customer and account numbers, account access codes and passwords, and (B) Protected Health Information as defined under HIPAA, and (C) any information pertaining to an individual that is regulated or protected by Law.

“Personnel” means any current or former director, officer, employee, representative, agent or contractor of the Company or any of its Subsidiaries.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time.

“Privacy Agreements” has the meaning set forth in Section 2.25(e).

“Privacy Policies” has the meaning set forth in Section 2.25(a).

“Proprietary Software” means Computer Software that is owned or purported to be owned by the Company or its Subsidiaries.

“Protected Information” has the meaning set forth in Section 2.25(a).

“Providers” has the meaning set forth in Section 2.25(h).

“Proxy Statement” has the meaning set forth in Section 2.4(c).

“Registered IP” has the meaning set forth in Section 2.10(a).

“Reporting Tail Endorsement” means a six year extended reporting period endorsement with respect to the Current D&O Insurance, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Company Stockholder Vote” has the meaning set forth in Section 2.4(d).

“Restrictive Order” has the meaning set forth in Section 5.5.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Customer” has the meaning set forth in Section 2.24.

“Significant Vendor” has the meaning set forth in Section 2.23.

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, (b) of which the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other governing body or persons performing similar functions is directly or indirectly held by such Person, or (c) of which such first Person is a general partner or managing member.

“Superior Proposal” means any bona fide written proposal made by a third party after the date of this Agreement to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (a) on terms which the Company Board determines in its good faith judgment pursuant to applicable Law to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any written, binding offer by the Parent to amend the terms of this Agreement) that the Company Board determines to be relevant and (b) which the Company Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Company Board determines to be relevant.

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, forms, or statements required to be filed with a public Governmental Entity with respect to Taxes.

“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person.

“Termination Date” has the meaning set forth in Section 7.1(c).

“Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (a) the Company or any of its controlled Affiliates or (b) the Parent, Merger Sub or the Investor or any of their respective Affiliates or any “group” including the Parent, Merger Sub, the Investor or any of their respective Affiliates.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including, without limitation, the Merger.

“Unauthorized Use” has the meaning set forth in Section 2.10(h).

“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented any shares of Company Common Stock.

“Vendor BA Agreements” has the meaning set forth in Section 2.25(e).

“Warrant” means the Anthony Warrant and the Horton Warrant.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, as well as analogous applicable foreign, state or local Laws.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the taking of such act or failure to act would result in such breach.

ARTICLE IX

MISCELLANEOUS

9.1Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that this Article IX, Section 5.9, Section 5.10 and any other covenants, obligations and agreements that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of transmission by the transmitting equipment if sent via email, in each case to the intended recipient as set forth below:

(a) if to the Parent or Merger Sub, or after the Effective Time, the Surviving Corporation, to:

Clearwater Compliance LLC

40 Burton Hills Blvd., Suite 200

Nashville, TN  37215

Attn: Steve Cagle

E-mail: steve.cagle@clearwatercompliance.com

with copies (which shall not constitute notice) to:

Altaris Capital Partners, LLC

10 E. 53rd Street, 31st Floor

New York, NY 10022

Attn: Garikai Nyaruwata and Charles Mullens

E-mail:garikai.nyaruwata@altariscap.com and

charles.mullens@altariscap.com

and to:

ArentFox Schiff LLP

233 South Wacker Drive, Suite 7100

Chicago, Illinois 60606

Attn:  Steve E. Isaacs

E-mail:  steve.isaacs@afslaw.com

(b) if to the Company, to:

CynergisTek, Inc.

11940 Jollyville Road, Suite 300-N

Austin, TX 78759

Attn:  Chief Financial Officer

E-mail:  Paul.Anthony@cynergistek.com

with a copy, if prior to the Effective Time (which shall not constitute notice) to:

Kirton McConkie, PC

50 E. South Temple, Suite 400

Salt Lake City, UT 84111

Attn:  S. Chase Dowden

E-mail:  cdowden@kmclaw.com

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

9.3Entire Agreement.  This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or between the Company and Merger Sub or between the Company and the Parent, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.  Notwithstanding the foregoing, subject to Section 5.4(c), the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4Third-Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 5.7 (with respect to which the Indemnified Parties shall be third party beneficiaries), (b) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Stock Options and Company RSUs to receive the consideration in each case in accordance with the terms and subject to the conditions set forth in Article I, (c) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 7.3(f), and (d) the rights of the Debt Financing Sources set forth in Section 5.1, Section 5.13, and Section 7.3.

9.5Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, the Parent and Merger Sub may, from and after the Closing, transfer or assign all or any part of their respective rights, in whole or in part, under this Agreement to any Debt Financing Source or any other lender (or any administrative or collateral agent on behalf of itself and such lender(s)) as collateral security (it being understood that such transfer or assignment shall not relieve the Parent and Merger Sub of their respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6Severability.  Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

9.7Counterparts and Signature.  This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail.

9.8Interpretation.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit” or “Schedule” refer to an article, section, recital or preamble of, or an annex, exhibit or schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency and (l) references to “made available” mean made available through an electronic data room, through EDGAR or otherwise at least 24 hours prior to the execution of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10Remedies.

(a)Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b)Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies (including any fees payable pursuant to Section 7.3), even if available, would not be an adequate remedy for any such damages, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement.  Accordingly, in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security.  The parties acknowledge and agree that (i) the provisions set forth in Section 7.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Parent would have entered into this Agreement. It is explicitly agreed that, subject to the limitations in the next two sentences of this Section 9.10(b), the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Financing to be funded (including to cause the Parent to enforce the obligations of the Investor under the Equity Commitment Letter in order to cause the Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) subject to the terms and conditions set forth therein and herein.  Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall be entitled to directly seek the remedy of specific performance of this Agreement against any Debt Financing Source. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing the Parent’s obligation to cause the Financing to be funded shall be subject to the requirements that (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), and (ii) the Company has irrevocably confirmed in writing that if the Financing is funded, then the Company shall take such actions that are required of it by this Agreement to consummate the Closing pursuant to the terms of this Agreement. No party hereto shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.11Submission to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the United States District Court for the District of Delaware or in any state court located in the State of Delaware in any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such Action shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any Action arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2.  Nothing in this Section 9.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

9.12Disclosure Schedule.  The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent on its face from a reading of such disclosure that it also qualifies or applies to such other sections; provided that no disclosure in any section of the Company Disclosure Schedule shall modify or qualify any provision of Section 4.1 unless such disclosure is expressly included in Section 4.1 of the Company Disclosure Schedule.  The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

9.13Parent Guarantee.  The Parent agrees to take all action necessary to cause Merger Sub or, after the Effective Time, the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub of its obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub under this Agreement.

9.14Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Remainder of Page Intentionally Left Blank.]

The Parent, Merger Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

CLEARWATER COMPLIANCE LLC
By:	/s/ Steven Cagle
Name: Steven Cagle
Title: Chief Executive Officer

CLEARWATER COMPLIANCE ACQUISITION COMPANY I
By:	/s/ Steven Cagle
Name: Steven Cagle
Title: President and Chief Executive Officer

CYNERGISTEK, INC.
By:	/s/ Michael H. McMillan
Name: Michael H. McMillan
Title: Chief Executive Officer

Annex B

Fairness Opinion

May 23, 2022

Personal and Confidential

Board of Directors of

CynergisTek, Inc.

11940 Jollyville Road, Suite 300-N

Austin, Texas 78759

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of CynergisTek, Inc., a Delaware corporation (“Target”), of the per share Transaction Consideration (as defined below) to be paid pursuant to a draft of the Agreement and Plan of Merger dated May 23, 2022 (the “Merger Agreement”), to be entered into among Target, Clearwater Compliance Acquisition Company I, a Delaware corporation and a wholly owned subsidiary of the Parent (“Merger Sub”), and Clearwater Compliance, LLC, a Tennessee limited liability company (the “Parent”).  The Merger Agreement provides that, among other things, Parent shall cause Merger Sub to enter into a Merger Agreement at a price per share equal to the Offer Price, net to the seller thereof in cash, without interest and subject to any withholding of Taxes in accordance with Section 1.01(h). Pursuant to the Merger Agreement and subject to the consummation of the Merger Agreement, the Parent shall cause Merger Sub to merge with and into Target (the “Merger”) for which each remaining holder of common stock of Target will receive the Offer Price (the aggregate consideration paid by Parent in connection with the Merger is known as the “Transaction Consideration”). Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In connection with our review of the Transactions, and in arriving at our opinion, we have reviewed (i) the final draft of the Merger Agreement, notated “CTEK Comments 5/21,” provided to Craig-Hallum on May 22, 2022, (ii) certain financial, operating, and business information related to Target provided to us by management of Target, (iii) Target’s audited financial statements for the years ended December 31, 2020 and December 31, 2021 and unaudited interim financial statements for the three months ended March 31, 2022, (iv) a detailed Target financial projection model provided May 10, 2022 for the years ending December 31, 2022 through 2026, provided to us by management of Target, (v) other internal documents, including the data room prepared by Target and its advisors, relating to the history, past and current operations, financial conditions, and expected future outlook of Target, provided to us by management of Target, (vi) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which Target operates and selected public companies deemed comparable to Target, (vii) certain publicly available information relative to Target, and (viii) certain publicly available market and securities data of Target. Management of Target advised us that the Transaction Consideration will be $1.25 per share. We had discussions with members of the management of Target concerning the information referred to above and the background and other elements of the Transactions as well as the financial condition, current operating results and business outlook for Target on a stand-alone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of Target that the financial information provided by Target has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Target as to the expected future results of operations and financial condition of Target. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to Target, and on the assumptions of the management of Target, as to all accounting, legal, tax, and financial reporting matters with respect to Target, the Transactions and the Merger Agreement.

In arriving at our opinion, we have assumed that the executed Merger Agreement will be in all material respects identical to the last draft reviewed by us, unless otherwise noted herein. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Transactions will be consummated pursuant to the terms of the Merger Agreement without amendments thereto, (iv) all conditions to the consummation of the Transactions will be satisfied without waiver by any party of any conditions or obligations thereunder, and (v) that there will not be any adjustment to Target’s capital structure prior to the Transactions that results in any adjustment to the Transaction Consideration. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Transactions will be obtained in a manner that will not adversely affect Target or the contemplated benefits of the Transactions.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Target, including the valuation of Target’s net operating loss, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of Target under any state or federal law relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of Target or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Target or any of their affiliates is a party or may be subject, and at the direction of Target and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that Target is not party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture, or spin-off, other than the Transactions.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Target common stock may trade following announcement of the Transactions or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by Target for rendering this opinion. The opinion fee is not contingent upon the consummation of the Transactions or the conclusions reached in our opinion. Target has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have not been requested to, and did not, (i) participate in negotiations with respect to the Merger Agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction, or (iii) advise the board of directors of Target or any other party with respect to alternatives to the Transactions.  In addition, we were not requested to and did not provide advice regarding the structure or any other aspect of the Transactions, or to provide services other than the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade securities of Target for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking and financial advisory services to Target and have received fees for the rendering of such services. These services include providing a fairness opinion in connection with a divestiture in 2019 for which we received a customary fee and acting as selling agent in connection with Target’s “at-the-market” offerings, for which we receive a customary commission. We may also, in the future, provide investment banking and financial advisory services to Target, or entities that are affiliated with Target, for which we would expect to receive compensation.

This opinion is provided to the board of directors of Target in connection with its consideration of the Transactions and is not intended to be and does not constitute a recommendation to any stockholder of Target. This opinion shall not be disclosed, referred to, published, or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Craig-Hallum Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to the holders of shares of Target, other than shares that are outstanding immediately prior to the effective time of the merger and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the Delaware General Corporation Law, of the Merger Consideration of $1.25 per share in cash, without interest, to be paid to such holders pursuant to the Merger Agreement and does not address any other terms or agreement relating to the Transactions or any other terms of the Merger Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transactions, the merits of the Transactions relative to any alternative transaction or business strategy that may be available to Target, Parent’s ability to fund the Transaction Consideration or any other terms contemplated by the Merger Agreement. With respect to the Transaction Consideration payable under the Merger Agreement, this opinion relates solely to the per share consideration payable to the equity holders of Target as a whole; we did not analyze any class of securities separately and we do not express any opinion regarding the consideration allocated or paid to any specific class of securities or to any individual stockholders. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director, or employee of any party to the Transactions, or any class of such persons, relative to the compensation to be received by holders of Target common stock in the Transactions or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Transaction Consideration to be paid to the stockholders of Target in the Transactions is fair, from a financial point of view, as of the date hereof.

Very truly yours,

/s/ Craig-Hallum Capital Group LLC

Craig-Hallum Capital Group LLC

Annex C

DELAWARE GENERAL CORPORATION LAW

SECTION 262

APPRAISAL RIGHTS

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.